As filed with the Securities and Exchange Commission on May 1, 1998

                                                       Registration No.333-49967

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                         COMMERCIAL FEDERAL CORPORATION
 (Exact name of the registrant as specified in its articles of incorporation)

          NEBRASKA                          6135                          47-0658852
(State or other jurisdiction of  (Primary Standard Industrial  (IRS Employer Identification No.)
incorporation or organization)   Classification Code Number)

                            2120 SOUTH 72ND STREET
                            OMAHA, NEBRASKA  68124
                                (402) 554-9200
         (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                        MR. JAMES A. LAPHEN, PRESIDENT
                        COMMERCIAL FEDERAL CORPORATION
                            2120 SOUTH 72ND STREET
                            OMAHA, NEBRASKA  68124
                                (402) 390-5361
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                       COPIES OF ALL COMMUNICATIONS TO:

     CYNTHIA R. CROSS, ESQUIRE                  GREGORY A. GEHLMANN, ESQUIRE
HOUSLEY KANTARIAN & BRONSTEIN, P.C.   AND   MALIZIA, SPIDI, SLOANE & FISCH, P.C.
1220 19TH STREET, N.W., SUITE 700            1301 K STREET, N.W., SUITE 700 EAST
      WASHINGTON, D.C.  20036                     WASHINGTON, D.C.  20005

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the Effective Time, as defined in the Reorganization and Merger Agreement dated as of March 9, 1998 by and among the Registrant, Commercial Federal Bank, a Federal Savings Bank, First Colorado Bancorp, Inc. and First Federal Bank of Colorado, attached as Annex A to the Prospectus/Joint Proxy Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ________________

  If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  [COMMERCIAL FEDERAL CORPORATION LETTERHEAD]



                                 May 14, 1998


                               SPECIAL  MEETING

                                 JULY 3, 1998



Dear Fellow Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Commercial Federal Corporation ("Commercial") to be held on Friday, July 3, 1998, at __:__ .m. at ________________, ___________________, _____________,
Omaha, Nebraska. Your Board of Directors and Management look forward to greeting personally those stockholders able to attend.


     At this meeting, as set forth in the accompanying Notice of Special Meeting and Prospectus/Joint Proxy Statement, stockholders will be asked to consider and act upon a Reorganization and Merger Agreement, dated March 9, 1998 (the "Merger Agreement"), by and among Commercial, Commercial Federal Bank, a Federal Savings Bank (the "Bank"), and First Colorado Bancorp, Inc. ("First Colorado") and First Federal Bank of Colorado ("First Federal"), under which First Colorado will be merged (the "Merger") with and into Commercial and First Federal will be merged with and into the Bank with the Bank as the surviving institution. Upon consummation of the Merger, each outstanding share of First Colorado's common stock will be converted into the right to receive Commercial common stock and cash in lieu of fractional shares of Commercial common stock, based upon an exchange ratio (the "Exchange Ratio"), all as more fully described in the accompanying Prospectus/Joint Proxy Statement. You will also be asked to consider and vote upon the approval and adoption of an amendment to Commercial's Articles of Incorporation to increase the number of authorized shares of Commercial common stock (the "Articles Amendment") and to approve an amendment to Commercial's 1996 Stock Option and Incentive Plan.

     Merrill Lynch an investment banking firm, has issued its opinion to Commercial's Board of Directors regarding the fairness of the Exchange Ratio pursuant to the Merger Agreement as of the date of the Merger Agreement. Such opinion was updated as of the date hereof. A copy of the opinion, as updated, is attached as Annex D to the Prospectus/Joint Proxy Statement.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AND THE AMENDMENT TO COMMERCIAL'S ARTICLES. THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF COMMERCIAL AND ITS STOCKHOLDERS.

     Your vote is important, regardless of the number of shares you own. We urge you to sign, date and mail the enclosed proxy as soon as possible, even if you currently plan to attend the annual meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

     On behalf of your Board of Directors, thank you for your continued support.

                                  Sincerely,

       William A. Fitzgerald                             James A. Laphen
       Chairman of the Board and                         President and
       Chief Executive Officer                           Chief Operating Officer

                    [LETTER TO FIRST COLORADO STOCKHOLDERS]



                                  May 14, 1998


Dear Fellow Stockholder:


     You are cordially invited to attend the Special Meeting of Stockholders (the "Meeting") of First Colorado Bancorp, Inc. ("First Colorado"), which will be held at the Arvada Center for the Arts and Humanities, 6901 Wadsworth Boulevard, Arvada, Colorado on Monday, July 13, 1998, at 3:00 p.m. At the meeting, you will be asked to consider and vote upon a Reorganization and Merger Agreement, dated March 9, 1998 (the "Merger Agreement"), by and among Commercial Federal Corporation ("Commercial") and Commercial Federal Bank, a Federal Savings Bank (the "Bank"), and First Colorado and First Federal Bank of Colorado ("First Federal"), under which First Colorado will be merged (the "Merger") with and into Commercial. Upon consummation of the Merger, each outstanding share of First Colorado's common stock will be converted into the right to receive Commercial common stock and cash in lieu of fractional shares of Commercial common stock, based upon an exchange ratio (the "Exchange Ratio"), all as more fully described in the accompanying Prospectus/Joint Proxy Statement.

     Enclosed with this letter are a Notice of Special Meeting, the Prospectus/Joint Proxy Statement, which describes in detail the proposed Merger, the background of the Merger, and other related information. Also enclosed is a proxy solicited by First Colorado's Board of Directors in connection with the Meeting.

     The Wallach Company, Inc., an investment banking firm, has issued its opinion to First Colorado's Board of Directors regarding the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement. A copy of the opinion is attached as Annex C to the Prospectus/Joint Proxy Statement.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES "FOR" APPROVAL OF THE MERGER AND MERGER AGREEMENT. THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF FIRST COLORADO AND ITS STOCKHOLDERS. THE AFFIRMATIVE VOTE OF A MAJORITY OF FIRST COLORADO'S OUTSTANDING SHARES ENTITLED TO VOTE IS NECESSARY TO APPROVE THE MERGER AND THE MERGER AGREEMENT. ACCORDINGLY, FAILURE TO VOTE, EITHER BY FAILING TO RETURN YOUR PROXY CARD OR FAILING TO VOTE IN PERSON AT THE MEETING WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

     We urge you to consider carefully all of the materials in the Prospectus/Joint Proxy Statement and to execute and return the enclosed proxy as soon as possible. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                         Sincerely,



                                         Malcolm E. Collier, Jr.
                                         Chairman of the Board, Chief
                                         Executive Officer and President


PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS FOLLOWING THE MERGER FOR EXCHANGE OF STOCK CERTIFICATES.

                        COMMERCIAL FEDERAL CORPORATION
                            2120 SOUTH 72ND STREET
                            OMAHA, NEBRASKA  68124
                                (402) 554-9200

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 3, 1998


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Commercial Special Meeting") of Commercial Federal Corporation ("Commercial") will be held on Friday, July 3, 1998, at _______________, ____________, Omaha,
Nebraska at :__.m. local time, for the purpose of considering and voting upon the following:

     A proxy card and a Prospectus/Joint Proxy Statement are enclosed herewith. The Commercial Special Meeting is for the purpose of considering and acting upon:


1. A proposal to approve the Reorganization and Merger Agreement (the "Merger Agreement") dated March 9, 1998, by and among Commercial, Commercial Federal Bank, a Federal Savings Bank (the "Bank"), First Colorado Bancorp, Inc. ("First Colorado"), and First Federal Bank of Colorado ("First Federal"), pursuant to which First Colorado will be merged with and into Commercial (the "Merger"), and stockholders of First Colorado will receive Commercial Common Stock, and cash in lieu of fractional shares of Commercial Common Stock, for each share of First Colorado Common Stock held by them, based upon an exchange ratio and to approve an amendment to Commercial's Articles of Incorporation to increase the number of authorized shares of Commercial Common Stock from 50,000,000 to 70,000,000 with such additional shares to be issued in the Merger, as more fully described in the accompanying Prospectus/Joint Proxy Statement;


2. An amendment to Commercial's Articles of Incorporation to increase the number of authorized shares of common stock from 70,000,000 shares to 120,000,000 shares;



3. An amendment to Commercial's 1996 Stock Option and Incentive Plan to increase the number of shares reserved thereunder; and



4. To consider and vote upon such other business as may properly come before the Commercial Special Meeting.

     NOTE: The Board of Directors is not aware of any other business to come before the Commercial Special Meeting, or any adjournment or postponement thereof.

     Any action may be taken on the foregoing matters at the Commercial Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the Commercial Special Meeting may be adjourned or postponed. Pursuant to the Bylaws, the Board of Directors has fixed the close of business on ___________, 1998, as the record date for determination of the stockholders entitled to notice of and to vote at the Commercial Special Meeting and any adjournments or postponements thereof.

     You are requested to sign and date the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed postage-paid envelope. The proxy will not be used if you attend and vote at the Commercial Special Meeting in person.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              GARY L. MATTER
                              SECRETARY
Omaha, Nebraska

May 14, 1998

                         FIRST COLORADO BANCORP, INC.
                         215 SOUTH WADSWORTH BOULEVARD
                           LAKEWOOD, COLORADO  80226
                                (303) 232-2121

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD JULY 13, 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "First Colorado Special Meeting") of First Colorado Bancorp, Inc. ("First Colorado") will be held on July 13, 1998, at the Arvada Center for the Arts and Humanities, 6901 Wadsworth Boulevard, Arvada, Colorado at 3:00 p.m. local time, for the purpose of considering and voting upon the following:

1. A proposal to approve the Reorganization and Merger Agreement (the "Merger Agreement") dated March 9, 1998, by and among Commercial Federal Corporation ("Commercial"), Commercial Federal Bank, a Federal Savings Bank (the "Bank"), First Colorado, and First Federal Bank of Colorado ("First Federal"), pursuant to which First Colorado will be merged with and into Commercial (the "Merger"), and stockholders of First Colorado will receive shares of the common stock, $.01 par value per share of Commercial (the "Commercial Common Stock") and cash in lieu of fractional shares of Commercial Common Stock, for each share of the common stock, $.10 par value per share of First Colorado (the "First Colorado Common Stock") held by them, based upon an exchange ratio as more fully described in the accompanying Prospectus/Joint Proxy Statement.

2. To consider and vote upon such other business as may properly come before the First Colorado Special Meeting.

     The transaction of such other matters as may properly come before the First Colorado Special Meeting or any adjournments thereof may also be acted upon.
The Board of Directors is not aware of any other business to come before the Meeting. Any action may be taken on the foregoing proposals at the First Colorado Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned.


     Only stockholders of record at the close of business on the record date, May 5, 1998, are entitled to notice of and to vote at the First Colorado Special Meeting and any adjournments thereof. The affirmative vote of a majority of outstanding First Colorado Common Stock entitled to vote is necessary to approve
the Merger and the Merger Agreement.   Accordingly, failure to vote either by
failing to return your proxy or failing to vote in person at the First Colorado Special Meeting will have the same effect as a vote against the Merger Agreement and Merger. We urge you to execute and return the enclosed proxy as soon as possible to ensure that your shares will be represented at the First Colorado Special Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              Elaine M. Samuelson
                              Secretary
Lakewood, Colorado

May 14, 1998


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSAL STATED ABOVE. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE FIRST COLORADO SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE FIRST COLORADO SPECIAL MEETING.

PROSPECTUS/JOINT PROXY STATEMENT

           _________________________________________________________
                        COMMERCIAL FEDERAL CORPORATION
                                  PROSPECTUS
                    UP TO 19,439,562 SHARES OF COMMON STOCK

             PAR VALUE $.01 PER SHARE (SUBJECT TO ADJUSTMENT)
           _________________________________________________________


           _________________________________________________________
                         COMMERCIAL FEDERAL CORPORATION
                         FIRST COLORADO BANCORP, INC.
                                PROXY STATEMENT
                FOR SPECIAL MEETINGS OF STOCKHOLDERS TO BE HELD

               ON JULY 3, 1998 AND JULY 13, 1998, RESPECTIVELY



     This Prospectus/Joint Proxy Statement relates to approximately 19,439,562 shares of the common stock, $.01 par value per share (the "Commercial Common Stock") of Commercial Federal Corporation ("Commercial") which are issuable to the stockholders of First Colorado Bancorp, Inc. ("First Colorado") upon consummation of the proposed merger of First Colorado with and into Commercial with Commercial as the surviving corporation (the "Merger"), in accordance with a Reorganization and Merger Agreement dated March 9, 1998 (the "Merger Agreement"), by and among Commercial; Commercial Federal Bank, a Federal Savings Bank (the "Bank"), the wholly-owned savings institution subsidiary of Commercial; First Colorado; and First Federal Bank of Colorado ("First Federal"), the wholly-owned savings institution subsidiary of First Colorado, which sets forth the terms and conditions of the Merger and also provides for the subsequent merger of First Federal into the Bank (the "Bank Merger").

     Pursuant to the Merger Agreement, each share of the common stock, $.10 par value per share, of First Colorado (the "First Colorado Common Stock") outstanding at the effective time of the Merger (the "Effective Time") will be converted into the right to receive a number of shares of Commercial Common Stock (such number of shares referred to as the "Exchange Ratio") equal to the quotient obtained by dividing 30 by the "Average NYSE Closing Price" (as such term is defined below); provided that, if such quotient is greater than .9677, then the Exchange Ratio shall equal .9677 or if such quotient is less than
 .7895, then the Exchange Ratio shall be .7895. The term Average NYSE Closing Price is defined in the Merger Agreement as the arithmetic mean (carried to four decimal places) of the closing prices per share of Commercial Common Stock as reported on the New York Stock Exchange ("NYSE") composite tape (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 15 trading days ending on (and including) the fifth trading day immediately preceding the closing date of the Merger (the "Closing Date").


     This Prospectus also serves as a Joint Proxy Statement of Commercial and First Colorado and is being furnished to the stockholders of Commercial and First Colorado in connection with the solicitation of proxies by the Boards of Directors of Commercial and First Colorado for use at their respective special meetings of stockholders (including any adjournments or postponements thereof), to be held on July 3, 1998 and July 13, 1998, respectively (collectively, the "Special Meetings"), to consider and vote upon the Merger Agreement and the Merger and, in the case of Commercial, the amendment to Article IV of its Articles of Incorporation to increase the number of authorized shares of Commercial Common Stock (the "Articles Amendment") and to amend the Commercial Federal Corporation 1996 Stock Option and Incentive Plan to increase the number of shares reserved for issuance thereunder (the "Option Plan Amendment").

     Commercial has filed a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the Commercial Common Stock to be issued upon consummation of the Merger. See "Available Information." This Prospectus/Joint Proxy Statement constitutes a prospectus of Commercial with respect to the issuance of shares of Commercial Common Stock to the stockholders of First Colorado upon consummation of the Merger.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE AGENCY, NOR HAS SUCH COMMISSION, OFFICE, CORPORATION OR AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


     This Prospectus/Joint Proxy Statement and the accompanying proxy card are first being sent to the stockholders of Commercial and First Colorado on or about May 14, 1998.

     This Prospectus/Joint Proxy Statement does not cover any resales of the Commercial Common Stock offered hereby to be received by the stockholders deemed to be affiliates of Commercial or First Colorado upon consummation of the Merger. No person is authorized to make use of this Prospectus/Joint Proxy Statement in connection with such resales, although such securities may be traded without the use of this Prospectus/Joint Proxy Statement by those stockholders of Commercial not deemed to be affiliates of Commercial or First Colorado.

    THE DATE OF THIS PROSPECTUS/JOINT PROXY STATEMENT IS _____________, 1998

                       PROSPECTUS/JOINT PROXY STATEMENT
                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

AVAILABLE INFORMATION......................................................    1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................    2

SUMMARY....................................................................    3
The Parties................................................................    3
Special Meetings...........................................................    4
The Merger.................................................................    5
Comparison of Stockholder Rights...........................................    9

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
  OF COMMERCIAL FEDERAL CORPORATION........................................   10
Financial Condition Data and Capital Ratios................................   10
Operating Data.............................................................   11
Operating Ratios and Other Data............................................   12

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
  OF FIRST COLORADO BANCORP, INC...........................................   13
Financial Condition Data and Capital Ratios................................   13
Operating Data.............................................................   14
Operating Ratios and Other Data............................................   14

UNAUDITED PRO FORMA COMBINED PER SHARE DATA................................   15

UNAUDITED HISTORICAL PRO FORMA COMBINED FINANCIAL INFORMATION..............   17
Unaudited Historical Pro Forma Combined Statement of Financial Condition...   17
Unaudited Historical Pro Forma Condensed Combined Statements of Operations.   21

THE SPECIAL MEETINGS.......................................................   28
Commercial Federal Corporation Special Meeting.............................   28
First Colorado Bancorp, Inc. Special Meeting...............................   29

COMMERCIAL FEDERAL CORPORATION AND
  COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK..........................   30

FIRST COLORADO BANCORP, INC. AND
  FIRST FEDERAL BANK OF COLORADO...........................................   32

THE MERGER.................................................................   33
General....................................................................   33
Background of the Merger...................................................   33
Reasons for the Merger and Recommendations of Boards of Directors..........   34
Opinion of First Colorado's Financial Advisor..............................   35
Opinion of Commercial Financial Advisor....................................   38
Conversion of First Colorado Common Stock..................................   44
Treatment of First Colorado Stock Options..................................   45
No Dissenters' Appraisal Rights............................................   45

TABLE OF CONTENTS (Continued                                                Page
                                                                            ----

The Bank Merger.............................................................  46
Management after the Merger.................................................  46
Representations and Warranties..............................................  46
Covenants Pending the Merger................................................  46
No Solicitation.............................................................  49
Conditions to Consummation of the Merger....................................  49
Amendment or Termination of the Merger Agreement............................  50
Expenses....................................................................  51
Required Regulatory Approvals...............................................  51
Closing; Merger Effective Times.............................................  51
Employee Benefit Plans after the Merger.....................................  52
Interests of Certain Persons in the Merger..................................  52
Federal Income Tax Consequences.............................................  54
Accounting Treatment........................................................  56
Issuance of Shares from the Treasury........................................  56
Resale of Commercial Common Stock; Restrictions on Transfer.................  57
New York Stock Exchange Listing.............................................  57
Stock Option Agreement......................................................  57

COMMON STOCK PRICES AND DIVIDENDS...........................................  59

COMPARISON OF STOCKHOLDER RIGHTS............................................  61

COMMERCIAL ARTICLES AMENDMENT...............................................  67

COMMERCIAL OPTION PLAN AMENDMENT............................................  69

STOCKHOLDER PROPOSALS.......................................................  70

LEGAL MATTERS...............................................................  70

EXPERTS.....................................................................  70

OTHER MATTERS...............................................................  71

ANNEX:

     Annex A  --  Reorganization and Merger Agreement (excluding exhibits)
     Annex B  --  Stock Option Agreement
     Annex C  --  Opinion of The Wallach Company, Inc.
     Annex D  --  Opinion of Merrill Lynch

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS/JOINT PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/JOINT PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT REGARDING COMMERCIAL HAS BEEN FURNISHED BY COMMERCIAL, AND INFORMATION HEREIN REGARDING FIRST COLORADO HAS BEEN FURNISHED BY FIRST COLORADO. NEITHER COMMERCIAL NOR FIRST COLORADO WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.


                             AVAILABLE INFORMATION

     Commercial has filed with the Commission the Registration Statement under the Securities Act relating to the shares of Commercial Common Stock to be issued in connection with the Merger. This Prospectus/Joint Proxy Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information omitted may be obtained from the public reference facilities of the Commission or inspected and copied at the principal or regional offices of the Commission at the addresses listed below.

     Commercial and First Colorado are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601, and World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov. In addition, the Commercial Common Stock is listed and traded on the New York Stock Exchange. Reports, proxy statements and other information regarding Commercial may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Commercial (File No. 1-11515) are hereby incorporated by reference in this Prospectus/Joint Proxy Statement:

     (i) Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

     (ii) Commercial's Quarterly Report on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997;

     (iii) Commercial's Current Reports on Form 8-K dated August 18, 1997, September 2, 1997, September 11, 1997, November 18, 1997, December 8, 1997, December 15, 1997, February 11, 1998 and March 9, 1998; and

     (iv) the description of the Commercial Common Stock set forth at Item 1 of Commercial's registration statement on Form 8-A dated July 17, 1995;

     The following documents previously filed with the Commission by First Colorado (File No. 0-27126) are hereby incorporated by reference in this Prospectus/Joint Proxy Statement:

     (i) First Colorado's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

     (ii) First Colorado's Current Report on Form 8-K dated March 9, 1998.


     All documents subsequently filed by Commercial and First Colorado with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Joint Proxy Statement and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Prospectus/Joint Proxy Statement and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Joint Proxy Statement, except as so modified or superseded.


     THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES BY REFERENCE OTHER DOCUMENTS RELATING TO COMMERCIAL AND FIRST COLORADO WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO COMMERCIAL, DIRECTED TO MR. GARY L. MATTER, COMMERCIAL'S CORPORATE SECRETARY, 2120 SOUTH 72ND STREET, OMAHA, NEBRASKA 68124, TELEPHONE (402) 390-5176 OR, IN THE CASE OF DOCUMENTS RELATING TO FIRST COLORADO, TO ELAINE M. SAMUELSON, SECRETARY, FIRST COLORADO BANCORP, INC., 215 SOUTH WADSWORTH BOULEVARD, LAKEWOOD, COLORADO 80226, TELEPHONE (303) 232-2121. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, THE REQUEST SHOULD BE MADE NO LATER THAN THE CLOSE OF BUSINESS ON JULY 6, 1998.

                                    SUMMARY

     This summary does not purport to be complete and is qualified in its entirety by the detailed information and definitions appearing elsewhere herein, the annexes hereto and documents incorporated by reference herein.

THE PARTIES

     COMMERCIAL FEDERAL CORPORATION AND COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK. Commercial is a unitary, non-diversified savings and loan holding company whose primary asset is the Bank, which is one of the largest depository institutions in the Midwest. At December 31, 1997, Commercial had total assets of $7.2 billion and total stockholders' equity of $458.4 million. Based upon total assets at that date, Commercial was the 13th largest publicly held thrift holding company in the United States. Commercial is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At March 31, 1998, after its completed acquisitions of First National Bank Shares, LTD. ("First National") (January 30, 1998), Liberty Financial Corporation ("Liberty") (February 13, 1998) and Mid Continent Bancshares, Inc. ("Mid Continent") (February 27, 1998) and including anticipated branch consolidations, Commercial operated 34 branch offices in Nebraska, 21 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma, 38 branch offices in Kansas, 45 branch offices in Iowa and seven branch offices in Arizona. Throughout its 111 year history, Commercial has emphasized customer service. To serve its customers, Commercial conducts loan origination activities through its 164 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. Commercial also provides insurance and securities brokerage and other retail financial services.

     Commercial's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans), community banking, and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, Commercial intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. Commercial's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, Commercial will continue to build and leverage an infrastructure designed to increase fee and other income.

     Complementing its strategy of internal growth, Commercial continues to grow its present six-state franchise through an ongoing program of selective acquisitions of other financial institutions. Future acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network.

     Commercial's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

     For additional information, see "Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank" herein.

     FIRST COLORADO BANCORP, INC. AND FIRST FEDERAL BANK OF COLORADO. First Colorado is a Colorado corporation organized in September 1995, at the direction of the Board of Directors of First Federal to facilitate the conversion of First Savings Capital, M.H.C. ("Mutual Holding Company") from the mutual to stock form of ownership and to acquire and hold all of the capital stock of First Federal (collectively, the "Conversion and Reorganization"). Prior to the consummation of the Conversion and Reorganization, the Mutual Holding Company was the majority shareholder of First Federal and upon consummation of the Conversion and Reorganization, the Mutual Holding Company was merged with and into First Federal. First Colorado acquired First Federal as a wholly owned subsidiary upon the consummation of the Conversion and Reorganization on December 29, 1995. In connection with the Conversion and Reorganization, First Colorado sold 13,403,798 shares of First Colorado Common Stock to the public in an initial public offering and issued 6,619,539 shares in exchange for the outstanding shares of First Federal held by persons other than the Mutual Holding Company. As of December 31, 1997, First Colorado had total assets of $1.6 billion, total deposits of $1.2 billion, and shareholders' equity of $209.3 million or 13.5% of total assets.

     First Colorado is a unitary savings and loan holding company. The primary activity of First Colorado is holding the common stock of First Federal. First Colorado has no significant assets other than all of the outstanding shares of First Federal common stock, the note evidencing First Colorado's $10.5 million loan to First Federal's Employee Stock Ownership Plan, and the portion of the net proceeds from the initial public offering of First Colorado Common Stock retained by First Colorado, which have been invested in a $3.6 million loan to First Federal and in deposits in First Federal and in a stock repurchase program resulting in the repurchase of 3.7 million shares of First Colorado common stock for $58.9 million (3.3 million shares with a cost of $53.6 million at December 31, 1997).

     First Federal is a federally chartered stock savings bank, originally chartered by the State of Colorado as the Cooperative Building and Loan Association on April 25, 1885. In connection with the Conversion and Reorganization, First Federal changed its name from First Federal Savings Bank of Colorado to its current name and became a wholly owned subsidiary of First Colorado. A federal charter was granted to First Federal in 1934, the same year that deposit accounts became federally insured and First Federal became a member of the Federal Home Loan Bank ("FHLB") System.

     First Federal's deposits are insured by the FDIC under the Savings Association Insurance Fund ("SAIF"), and First Federal is regulated by the Office of Thrift Supervision (the "OTS").

     The principal business of First Federal is the acceptance of savings deposits from the general public and the origination and purchase of mortgage loans for the purpose of constructing, financing or refinancing one-to-four-family residences and other improved residential and commercial real estate. First Federal is also active in the origination of home equity loans. First Federal's income is derived largely from interest on interest-earning assets such as loans, mortgage-backed securities and investments. Its principal expenses are interest paid on deposits and borrowings, operating expenses and provisions for loan losses.

     First Colorado's and First Federal's executive offices are located at 215
S. Wadsworth Boulevard, Lakewood, Colorado  80226 and their telephone number is
(303) 232-2121.

THE SPECIAL MEETINGS


     COMMERCIAL. The Commercial Special Meeting will be held on Friday, July 3, 1998 at _:__ _.m. at _________________, ________________, Omaha, Nebraska. At
the Commercial Special Meeting, stockholders of Commercial will consider and vote upon proposals (1) to approve the Merger and the Merger Agreement; (2) to approve the Articles Amendment; (3) to vote upon any other business which may be properly brought before the Commercial Special Meeting. Stockholders of record at the close of business on ___________, 1998 (the "Commercial Record Date") will be entitled to one vote for each share then so held. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Commercial Common Stock is necessary to constitute a quorum at the Commercial Special Meeting. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Commercial Common Stock is required to approve the Merger and the Merger Agreement, whereas the affirmative vote of at least a majority of the votes cast is required to approve the Articles Amendment. Commercial's directors and executive officers are expected to vote all of the _______ (_____%) shares of Commercial's outstanding Common Stock beneficially owned by them as of the Record Date "FOR" approval of the Merger and the Merger Agreement, "FOR" approval of the Articles Amendment and "FOR" approval of the Option Plan Amendment.

     FIRST COLORADO. The First Colorado Special Meeting will be held on Monday, July 13, 1998 at 3:00 p.m. at the Arvada Center for the Arts and Humanities, 6901 Wadsworth Boulevard, Arvada, Colorado. At the First Colorado Special Meeting, stockholders of First Colorado will consider and vote upon proposals
(1) to approve the Merger and the Merger Agreement; and (2) to vote upon any other business which may be properly brought before the First Colorado Special Meeting. Stockholders of record at the close of business on May 5, 1998 (the "First Colorado Record Date") will be entitled to one vote for each share then so held. The presence, in person or by proxy, of a majority of the total number of shares of First Colorado Common Stock entitled to vote is necessary to constitute a quorum at the First Colorado Special Meeting. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of First Colorado Common Stock is required to approve the Merger and the Merger Agreement. First Colorado's directors and executive officers are expected to vote all of the 939,902 shares (5.6% of First Colorado's outstanding Common Stock) beneficially owned by them as of the Record Date "FOR" approval of the Merger and the Merger Agreement (excluding shares underlying options).

     For additional information, see the "The Special Meetings" herein.

THE MERGER

     GENERAL. The Merger Agreement provides for the acquisition of First Colorado by Commercial, and the subsequent merger of First Federal into the Bank, as follows: (i) First Colorado will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of First Colorado Common Stock will be converted into shares of Commercial Common Stock and cash in lieu of fractional shares as set forth below under " -- Conversion of First Colorado Common Stock"; and (ii) First Federal will, following the Merger, merge into the Bank, with the Bank as the surviving savings institution. At the Effective Time, First Colorado will have merged into Commercial. Upon the consummation of the Bank Merger (the "Bank Merger Effective Time"), First Federal will have merged into the Bank, Commercial will be the resulting savings institution holding company, and the Bank will be the resulting subsidiary savings institution. It is anticipated that the Bank Merger Effective Time will occur immediately following the Effective Time.

     CONVERSION OF FIRST COLORADO COMMON STOCK. Pursuant to the Merger Agreement, each share of First Colorado Common Stock outstanding at the Effective Time (other than shares owned or held by First Colorado, Commercial or any of the other subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted) will be converted into the right to receive a number of shares of Commercial Common Stock (such number of shares referred to as the "Exchange Ratio") equal to the quotient obtained by dividing 30 by the Average NYSE Closing Price; provided that, if such quotient is greater than
 .9677, then the Exchange Ratio shall equal .9677 or if such quotient is less than .7895, then the Exchange Ratio shall be .7895.


     Based on the closing price per share of Commercial Common Stock on the NYSE on May 5, 1998 of $_____, each share of First Colorado Common Stock would be exchanged for ______ shares of Commercial Common Stock. The Exchange Ratio may increase or decrease depending on the Average NYSE Closing Price of Commercial Common Stock. Cash will be paid in lieu of fractional shares. Shares of First Colorado Common Stock owned or held by Commercial or a subsidiary (other than in a fiduciary capacity or pursuant to a debt previously contracted) would be canceled. For additional information, see "The Merger -- Conversion of First Colorado Common Stock" herein.

     TREATMENT OF FIRST COLORADO STOCK OPTIONS. At the Effective Time, each option outstanding under First Colorado's stock option plans shall be converted into an option to purchase the number of shares of Commercial Common Stock equal to the number of shares of First Colorado Common Stock issuable immediately prior to the Effective Time upon exercise of such option (without regard to restrictions on exercisability) multiplied by the Exchange Ratio upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time, except that the exercise price will be equal to the exercise price of the option prior to the Effective Time divided by the Exchange Ratio.

     For additional information, see "The Merger -- Treatment of First Colorado Stock Options" and "-- Interests of Certain Persons in the Merger" herein.

     REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF COMMERCIAL AND FIRST COLORADO. The Board of Directors of First Colorado considered the Merger and the terms of the Merger Agreement, including the Exchange Ratio, in light of economic, financial, legal, market and other factors and concluded that the Merger is in the best interests of First Colorado and its stockholders. The Board of Directors of Commercial believe that the Merger Agreement and the Merger and the issuance of Commercial Common Stock pursuant to the Merger Agreement are in the best interests of Commercial and its stockholders. Each Board has approved the matters to be approved by its respective stockholders. THE FIRST COLORADO BOARD RECOMMENDS THAT FIRST COLORADO STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. THE COMMERCIAL BOARD RECOMMENDS THAT COMMERCIAL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AND "FOR" APPROVAL OF THE ARTICLES AMENDMENT.

     For additional information, see "The Merger -- General," " -- Background of the Merger" and " -- Reasons for the Merger and Recommendations of the Boards of Directors" herein and the Merger Agreement attached as Annex A hereto.


     OPINIONS OF FINANCIAL ADVISORS. The Board of Directors of First Colorado has received a written opinion of The Wallach Company, Inc. ("Wallach"), First Colorado's financial advisor, that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth therein, the Exchange Ratio is fair to the stockholders of First Colorado from a financial
point of view.   As discussed in "The Merger -- Reasons for the Merger and
Recommendation of First Colorado Board of Directors," Wallach's opinion and presentations were among the factors considered by First Colorado's Board of Directors in reaching the determination to approve the Merger Agreement.
Wallach's opinion is updated as of the date hereof.   A copy of Wallach's
opinion dated May 14, 1998 is attached as Annex C hereto, and the description set forth herein is qualified in its entirety by reference to this opinion. See "The Merger -- Opinion of First Colorado's Financial Advisor."

     Similarly, Merrill Lynch has rendered an opinion to Commercial that, based on and subject to the procedures, matters and limitations described in its option and such other matters as it considered relevant as of the date of its opinion, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Commercial. As discussed in "The Merger -- Reasons for the Merger and Recommendations of the Boards of Directors -- Commercial's Reasons for the Merger," Merrill Lynch's opinion and presentations were among the factors considered by Commercial's Board of Directors in reaching the determination to approve the Merger Agreement. See "The Merger -- Opinion of Commercial's Financial Advisor" and Annex D hereto.

     EFFECTIVE TIME. The Merger shall become effective on the date and at the time on which articles of merger are filed with the Secretaries of State of the States of Nebraska and Colorado in such form as required by, and in accordance with, the relevant provisions of the Nebraska Business Corporation Act ("NBCA") and the Colorado Business Corporation Act ("CBCA"), respectively. Subject to the terms and conditions of the Merger Agreement, the Effective Time shall occur on any such date as Commercial shall notify First Colorado in writing (such notice to be at least five full trading days in advance of the Effective Time) but in any event (i) not earlier than the later of (x) the satisfaction or waiver of all conditions set forth in Article VII of the Merger Agreement and
(y) July 24, 1998 (such later date being referred to herein as the "Approval Date") and (ii) subject to clause (i),not later than the first business day of the first full calendar month commencing at least five full trading days after the Approval Date, or at such other time as Commercial and First Colorado shall agree.

     DISSENTERS' APPRAISAL RIGHTS. Under Colorado law, stockholders of First Colorado will not have any dissenters' rights of appraisal as a result of the matters to be voted upon at the First Colorado Special Meeting. See "The Merger -- No Dissenters' Appraisal Rights."

     CONDITIONS TO THE MERGER. The obligations of Commercial and First Colorado to effect the Merger are jointly subject to a number of conditions regarding, among other things, (i) approval by the stockholders of First Colorado and Commercial of the Merger; (ii) receipt of all required regulatory approvals;
(iii) the receipt by Commercial and First Colorado of a letter from Deloitte & Touche llp stating that the Merger will qualify to be accounted for as a pooling of interests; (iv) receipt of an opinion with respect to the tax effects of the Merger; and (v) an effective registration statement. The obligations of Commercial and the Bank to effect the Merger are subject to a number of additional conditions regarding, among other things, (i) each of First Colorado and First Federal having performed or complied in all material respects with their respective agreements, covenants and obligations contained in the Merger Agreement; (ii) the continued accuracy of each of the representations and warranties of First Colorado and First Federal as contained in the Merger Agreement; and (iii) receipt of a letter from First Colorado's independent accountants regarding certain financial information included in this Prospectus/Joint Proxy Statement and other matters. The obligations of First Colorado and First Federal to effect the Merger and the transactions contemplated in the Merger Agreement are subject to a number of additional conditions regarding, among other things, (i) the continued accuracy of Commercial's and the Bank's representations and warranties as set forth in the Merger Agreement; and (ii) the performance of Commercial and the Bank of their respective obligations and compliance with covenants and conditions under the Merger Agreement. For additional information, see "The Merger -- Conditions to Consummation of the Merger" herein.

     REQUIRED REGULATORY APPROVALS. The Merger is subject to the approval of the OTS. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. For additional information, see "The Merger -- Required Regulatory Approvals" herein.

     TERMINATION OF THE MERGER. The Merger Agreement may be terminated at any time before the Effective Time, whether before or after approval by the stockholders of Commercial or First Colorado, in certain circumstances, including: (i) by mutual consent of the parties; (ii) at the election of either party, if the closing of the Merger shall not have occurred on or before February 28, 1999; (iii) by either party if the terminating party cannot satisfy a condition on or before February 28, 1999, unless caused by a breach of a covenant or agreement of the terminating party under the Merger Agreement; (iv) by either party upon occurrence of a material breach of any of the covenants or agreements or any of the representations or warranties in the Merger Agreement;
(v) by Commercial, if the First Colorado Board withdraws, modifies or changes in any manner adverse to Commercial its recommendation with respect to the Merger and the Merger Agreement; and (vi) by First Colorado at any time during the two trading day period commencing on the fourth day prior to the Closing Date, and if (A) the Average NYSE Closing Price of Commercial Common Stock is less than the product of the Starting Price ($34.875) and .85, and (B) the number obtained by dividing the Average NYSE Closing Price of Commercial Common Stock by $34.875 is less than the "Index Ratio" (as such term is defined below); provided, however, that First Colorado shall not be entitled to terminate the Merger Agreement on this basis if Commercial exercises its option to adjust the Exchange Ratio so that it equals the lessor of (a) the quotient obtained by dividing the product of .85, the Starting Price and .9677 by the Average NYSE Closing Price of Commercial Common Stock, or (b) the quotient obtained by dividing the product of the Index Ratio, the Starting Price and .9677 by the Average NYSE Closing Price of Commercial Common Stock. For purposes of this provision, the term "Index Ratio" is defined in the Merger Agreement as the number equal to the product of (x) the quotient (carried to four decimal places) obtained by dividing (A) the "Average Index Price" (as defined below) by (B) the "Index Price" (as defined below) on the February 24, 1998, and (y) .90. The term "Average Index Price" is defined in the Merger Agreement as the arithmetic mean (carried to four decimal places) of the Index Prices for the fifteen trading days ending on (and including) the fifth trading day immediately preceding the Closing Date. The term "Index Price" is defined as, with respect to a given date, the weighted average (weighted based on the number of fully-diluted shares outstanding as last disclosed in publicly available documents filed by the respective companies) of the closing prices on such date of the companies comprising the Merrill Lynch Thrift Index, set forth in an exhibit to the Merger Agreement, on such date, appropriately adjusted to reflect any stock dividend, reclassification, recapitalization, split-up, combination, exchanges of shares or similar transaction declared or effected by any of such companies between February 24, 1998 and the close of business on the fifth trading day immediately preceding the Closing Date.

     For additional information, see "The Merger -- Amendment or Termination of the Merger Agreement" herein.


     INTERESTS OF CERTAIN PERSONS IN THE MERGER. Shares of First Colorado Common Stock held by directors, officers and employees of First Colorado will be converted into Commercial Common Stock under the Merger Agreement on the same basis as shares held by other First Colorado stockholders. Directors, officers and employees of First Colorado who hold unexercised options to purchase First Colorado Common Stock under the First Colorado Option Plan at the Effective Time will have their stock options converted into options to purchase shares of Commercial Common Stock in accordance with the terms of the Merger Agreement.
At the Record Date, officers and directors of First Colorado held options to purchase 1,461,620 shares of First Colorado Common Stock with an average exercise price of $12.72 per share. Certain directors and officers have previously been awarded shares of restricted stock under the First Colorado Management Stock Bonus Plan, subject to a five-year vesting schedule, the vesting of such shares will be accelerated as a result of the execution of the Merger Agreement.

     Certain members of First Colorado's management and Board of Directors may have interests in the Merger in addition to their interests as stockholders of First Colorado generally. Those interests relate to, among other things, the appointment of Malcolm E. Collier, Jr. Chairman and Chief Executive Officer of First Colorado to Commercial's Board of Directors, the creation of an advisory board of Commercial for the existing members of the Board of Directors of First Colorado, a $250,000 contribution to a foundation established by First Colorado and provisions in the Merger Agreement regarding indemnification and director and officer insurance.

     For additional information, see "The Merger -- Management after the Merger," "-- Employee Benefit Plans after the Merger" and "-- Interests of Certain Persons in the Merger" herein.


     FEDERAL INCOME TAX CONSEQUENCES. Commercial and First Colorado will rely upon an opinion of Wachtell, Lipton, Rosen & Katz, to the effect that, among other things, (i) the Merger will constitute a "reorganization" with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
(ii) no gain or loss will be recognized by First Colorado shareholders who receive solely Commercial Common Stock in exchange for shares of First Colorado Common Stock (except with respect to cash received in lieu of a fractional share interest in Commercial Common Stock). For additional information, see "The Merger -- Federal Income Tax Consequences" herein.

     ACCOUNTING TREATMENT. Commercial expects the Merger to be accounted for as a pooling of interests, under which the recorded assets and liabilities of Commercial and First Colorado will be carried forward to the surviving corporation in the Merger (Commercial) at their recorded amounts; income of the surviving corporation will include income of Commercial and First Colorado for the entire fiscal year in which the Merger occurs; and the reported revenues and expenses of Commercial and First Colorado for all prior periods presented will be combined and restated as revenues and expenses of the surviving corporation (Commercial). Pursuant to the Merger Agreement, the receipt of a letter from Deloitte & Touche llp stating that the Merger will qualify as a pooling of interests is a condition to the obligations of the Parties to consummate the Merger. See "The Merger -- Accounting Treatment."

     STOCK OPTION AGREEMENT. As a condition to Commercial's entry into the Merger Agreement, Commercial and First Colorado entered into a Stock Option Agreement dated March 9, 1998 (the "Stock Option Agreement"), pursuant to which First Colorado granted to Commercial an option to purchase 3,348,533 shares (19.9% of the outstanding shares of First Colorado Common Stock, excluding shares to be issued pursuant to the Stock Option Agreement), subject to adjustment, of authorized First Colorado Common Stock upon or after the occurrence of a "Purchase Event" (defined herein). The exercise price per share is equal to $24.125, subject to adjustment. The Stock Option Agreement also contains provisions which may require First Colorado to repurchase the option from Commercial or the holder of the option together with all shares of First Colorado Common Stock purchased by Commercial pursuant to the Stock Option

Agreement.   The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger
Agreement.   Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who otherwise might be interested in acquiring all or a significant interest in First Colorado from considering or proposing such an acquisition, even if such persons were prepared to pay for the First Colorado Common Stock a price in excess of that being paid by Commercial in the Merger. For additional information, see "The Merger -- Stock Option Agreement" and the Stock Option Agreement, which is attached hereto as Annex B.

COMPARISON OF STOCKHOLDER RIGHTS

     Upon consummation of the Merger, holders of First Colorado Common Stock, whose rights are presently governed by Colorado law and First Colorado's Articles of Incorporation and Bylaws, and indirectly First Federal Charter and Bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by the Nebraska Business Corporation Act and the Articles of Incorporation and Bylaws of Commercial, and indirectly by the Bank's Charter and Bylaws. Certain differences arise from the change in governing law, as well as from differences between the Articles of Incorporation and Bylaws of First Colorado and the Articles of Incorporation and Bylaws of Commercial and between the Charter and Bylaws of First Federal and the Bank. In addition, both Commercial and First Colorado have adopted shareholder rights plans. Certain differences exist between the Commercial shareholder rights plan and the First Colorado shareholder rights plan. For detailed information in this regard, see "Comparison of Stockholder Rights" herein.

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
                        COMMERCIAL FEDERAL CORPORATION



     The following summary historical consolidated financial data of Commercial is as of and for the years ended June 30, 1997, 1996, 1995, 1994 and 1993. The financial data presented below has not been restated, nor is such financial data required to be restated, for the recently completed mergers with Liberty (completed February 13, 1998) and Mid Continent (completed February 27, 1998) which were accounted for as poolings of interests. This information has been derived from and should be read in conjunction with Commercial's Consolidated Financial Statements and the Notes thereto, as well as the information under the caption "Selected Consolidated Financial Data" contained in Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, which is incorporated herein by reference. The following summary consolidated interim financial data for the six months ended December 31, 1997 and 1996 has been derived from unaudited consolidated interim financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments), considered necessary for a fair presentation. The summary consolidated financial data for the six months ended December 31, 1997 and 1996 should be read in conjunction with Commercial's unaudited Consolidated Financial Statements and the Notes thereto for the six months ended December 31, 1997 and 1996 included in Commercial's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, which is incorporated herein by reference. The consolidated financial data for the six months ended December 31, 1997 is not necessarily indicative of the operating results to be expected for the entire fiscal year. On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50% stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods prior to December 15, 1997, presented in this Prospectus/Joint Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.

FINANCIAL CONDITION DATA AND CAPITAL RATIOS:

                                                            At
                                                       December 31
                                                           1997
                                                       ------------
                                                       (Unaudited)

Total assets........................................   $  7,189,342
Investment securities (1)...........................        445,013
Mortgage-backed securities (2)......................      1,031,945
Loans receivable, net (3)...........................      5,307,086
Goodwill and core value of deposits.................         45,074
Deposits............................................      4,248,932
Advances from Federal Home Loan Bank................      1,716,829
Securities sold under agreements to repurchase.....         564,294
Other borrowings....................................        102,304
Stockholders' equity................................        458,421
Book value per common share (4).....................          14.06
Tangible book value per common share(4)(5)..........          12.68
Regulatory capital ratios of the Bank:
  Tangible capital..................................           6.69%
  Core capital (Tier 1 capital).....................           6.83%
  Risk-based capital:
      Tier 1 capital................................          13.38%
      Total capital.................................          14.40%
Principal balance of loans serviced for others......      5,798,600

                                                                                        At June 30,
                                                      ----------------------------------------------------------------------------
                                                         1997            1996              1995            1994            1993
                                                      ----------      -----------       -----------     -----------    -----------
                                                                      (Dollars in thousands, except per share data)
Total assets........................................  $7,096,665      $ 6,607,670       $ 6,569,579     $ 5,982,307    $ 5,262,336
Investment securities (1)...........................     399,057          253,043           300,481         290,807        254,889
Mortgage-backed securities (2)......................   1,025,763        1,180,046         1,364,907       1,350,402        952,539
Loans receivable, net (3)...........................   5,258,739        4,813,164         4,540,692       3,970,626      3,655,740
Goodwill and core value of deposits.................      48,178           40,734            37,263          67,661         87,946
Deposits............................................   4,378,919        4,304,576         4,011,323       3,675,825      2,731,127
Advances from Federal Home Loan Bank................   1,415,506        1,350,290         1,787,352       1,625,456      1,868,779
Securities sold under agreements to repurchase.....      639,294          380,755           208,373         157,432        154,862
Other borrowings....................................     128,982           58,546            65,303          66,640         76,966
Stockholders' equity................................     426,106          413,277           337,614         304,568        297,848
Book value per common share (4).....................       13.18            12.17             10.51            9.56           9.46
Tangible book value per common share(4)(5)..........       11.69            10.97              9.35            7.44           6.66
Regulatory capital ratios of the Bank:
  Tangible capital..................................        6.31%            6.18%             5.16%           4.69%          4.62%
  Core capital (Tier 1 capital).....................        6.47%            6.41%             5.47%           5.53%          5.93%
  Risk-based capital:
      Tier 1 capital................................       12.79%           12.56%            12.02%          12.18%         11.93%
      Total capital.................................       13.81%           13.62%            13.12%          13.16%         12.81%
Principal balance of loans serviced for others......   5,951,800        5,869,800         5,151,100       4,635,945      4,327,354

--------------
(1) Includes investment securities available for sale totaling $96.0 million, $19.9 million, $9.9 million, $3.0 million, $5.4 million and $1.3 million, respectively at December 31, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993.
(2) Includes mortgage-backed securities available for sale totaling $191.7 million, $195.8 million, $263.2 million, $37.0 million, $45.0 million and $41.3 million, respectively, at December 31, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993.
(3) Includes loans held for sale totaling $57.9 million, $68.7 million, $89.4 million, $113.4 million, $187.7 million and $171.8 million, respectively, at December 31, 1997 and June 30, 1997, 1996, 1995, 1994 and 1993.
(4) On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods prior to December 15, 1997, presented have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.
(5) Calculated by dividing stockholders' equity, reduced by the amount of goodwill and core value of deposits, by the number of shares of common stock outstanding at the respective dates.

                        COMMERCIAL FEDERAL CORPORATION
OPERATING DATA:

                                                   Six Months Ended
                                                      December 31,
                                               --------------------------
                                                  1997            1996
                                               ----------      ----------
                                                       (Unaudited)

Interest income.............................  $  266,030     $  250,533
Interest expense............................     179,473        167,944
                                              ----------     ----------
Net interest income.........................      86,557         82,589
Provision for loan losses...................      (4,100)        (3,766)
Loan servicing fees.........................      15,565         14,771
Retail fees and charges.....................       8,984          7,916
Real estate operations......................         797          1,134
Gain (loss) on sales of loans...............         364            127
Gain (loss) on sales of securities, net.....       1,026            100
Gain on sale of loan servicing rights.......         380             --
Other operating income......................       6,589          4,297
General and administrative expenses.........      59,239         57,703
Federal deposit insurance special assessment          --         27,062
Amortization of goodwill and core value of
  deposits..................................       3,104          5,125
Valuation adjustment and accelerated
  amortization of goodwill..................          --             --
                                              ----------     ----------
Income before income taxes, extraordinary
  items and cumulative effects of changes in
  accounting principles.....................      53,819         17,278
Provision for income taxes..................      18,951          5,838
                                              ----------     ----------
Income before extraordinary items and
  cumulative effects of changes in
  accounting principles.....................      34,868         11,440
Extraordinary items (1).....................          --           (583)
Cumulative effects of changes in
  accounting principles (2).................          --             --
                                              ----------     ----------
Net income .................................  $   34,868     $   10,857
                                              ==========     ==========

Earnings per share (basic) (3):
  Income before extraordinary items and
    cumulative effects of changes in
    accounting principles...................  $     1.08     $      .35
  Extraordinary items (1)...................          --           (.02)
  Cumulative effects of changes in
     accounting principles (2)..............          --             --
                                              ----------     ----------
  Net income ...............................  $     1.08     $      .33
                                              ==========     ==========
Earnings per share (dilutive) (3):
  Income before extraordinary items and
    cumulative effects of changes in
    accounting principles...................  $     1.06     $      .35
  Extraordinary items (1)...................          --           (.02)
  Cumulative effects of changes in
     accounting principles (2)..............          --             --
                                              ----------     ----------
  Net income ...............................  $     1.06     $      .33
                                              ==========     ==========


                                                                         Year Ended June 30,
                                                ---------------------------------------------------------------------
                                                  1997           1996           1995           1994           1993
                                                ---------     ----------     ----------     ----------     ----------
                                                            (Dollars in thousands, except per share data)
Interest income.............................    $ 505,050     $  491,092     $  454,368     $  393,854     $  404,628
Interest expense............................      337,047        328,317        304,526        256,102        276,584
                                                ---------     ----------     ----------     ----------     ----------
Net interest income.........................      168,003        162,775        149,842        137,752        128,044
Provision for loan losses...................       (8,121)        (6,107)        (6,408)        (6,248)        (6,185)
Loan servicing fees.........................       30,350         27,891         24,731         22,227         18,776
Retail fees and charges.....................       16,114         12,747          9,547          9,155          7,874
Real estate operations......................        1,016            172          1,490         (1,449)        (5,243)
Gain (loss) on sales of loans...............          386            164         (1,695)         1,433          1,194
Gain (loss) on sales of securities, net.....          390            253            (41)           220           (231)
Gain on sale of loan servicing rights.......           --            452          3,519          5,929          6,903
Other operating income......................       10,223          7,967          7,515          7,178          5,169
General and administrative expenses.........      112,931        114,517        102,554         94,115         89,560
Federal deposit insurance special assessment       27,062             --             --             --             --
Amortization of goodwill and core value of
  deposits..................................        9,855          9,529         10,262         14,131         10,544
Valuation adjustment and accelerated
  amortization of goodwill..................           --             --         21,357         52,703             --
                                                ---------     ----------     ----------     ----------     ----------
Income before income taxes, extraordinary
  items and cumulative effects of changes in
  accounting principles.....................       68,513         82,268         54,327         15,248         56,197
Provision for income taxes..................       23,836         26,962         23,146         16,875         22,081
                                                ---------     ----------     ----------     ----------     ----------
Income before extraordinary items and
  cumulative effects of changes in
  accounting principles.....................       44,677         55,306         31,181         (1,627)        34,116
Extraordinary items (1).....................         (583)            --             --             --             --
Cumulative effects of changes in
  accounting principles (2).................           --             --             --          6,597             --
                                                ---------     ----------     ----------     ----------     ----------
Net income .................................    $  44,094     $   55,306     $   31,181     $    4,970     $   34,116
                                                =========     ==========     ==========     ==========     ==========

Earnings per share (basic) (3):
  Income before extraordinary items and
    cumulative effects of changes in
    accounting principles...................    $    1.38     $     1.68     $      .98     $     (.05)    $     1.18
  Extraordinary items (1)...................         (.02)            --             --             --             --
  Cumulative effects of changes in
     accounting principles (2)..............           --             --             --            .21             --
                                                ---------     ----------     ----------     ----------     ----------
  Net income ...............................    $    1.36     $     1.68     $      .98     $      .16     $     1.18
                                                =========     ==========     ==========     ==========     ==========
Earnings per share (dilutive) (3):
  Income before extraordinary items and
    cumulative effects of changes in
    accounting principles...................    $    1.36     $     1.66     $      .96     $     (.05)    $     1.08
  Extraordinary items (1)...................         (.02)            --             --             --             --
  Cumulative effects of changes in
     accounting principles (2)..............           --             --             --            .20             --
                                                ---------     ----------     ----------     ----------     ----------
  Net income ...............................    $    1.34     $     1.66     $      .96     $      .15     $     1.08
                                                =========     ==========     ==========     ==========     ==========


                      (Table continued on following page)

                        COMMERCIAL FEDERAL CORPORATION


                                                 Six Months Ended
                                                   December 31                           Year Ended June 30,
                                               --------------------    --------------------------------------------------------
                                                 1997        1996        1997        1996        1995        1994        1993
                                               --------    --------    --------    --------    --------    --------    --------
                                                    (Unaudited)              (Dollars in thousands, except per share data)
OPERATING DATA (CONTINUED):
Dividends declared per common share (3).....  $     .102  $     .092  $     .185  $     .178  $       --  $       --  $       --
                                              ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average basic common shares
  outstanding (3)...........................  32,404,454  32,467,709  32,374,625  32,908,722  31,924,073  31,607,096  28,915,170
                                              ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average diluted common shares
  outstanding (3)...........................  32,970,111  32,933,820  32,857,440  33,406,071  32,430,600  32,255,691  31,604,743
                                              ==========  ==========  ==========  ==========  ==========  ==========  ==========


OPERATING RATIOS AND OTHER DATA:
Net interest rate spread during period......       2.36%       2.43%       2.39%       2.34%       2.26%       2.43%       2.57%
Net yield on interest-earning assets........       2.52%       2.56%       2.57%       2.58%       2.46%       2.59%       2.65%
Return on average assets (4)................        .97%        .32%        .65%        .84%        .49%        .09%        .67%
Return on average equity (4)................      15.84%       5.54%      11.04%      14.74%       9.98%       1.54%      12.39%
Dividend payout ratio (5)   ................       9.62%      27.88%      13.81%      10.72%         --          --          --
Total number of branches at end of period...        108         105         107          98          89          73          55


-----------------
(1) Represents the loss on early retirement of debt, net of income tax benefits.
(2) Represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the changes in accounting for postretirement benefits, net of income tax benefit.
(3) On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods prior to December 15, 1997, presented have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.
(4) Based on the average daily balances during the six month periods ended December 31, 1997 and 1996 and fiscal years 1997, 1996, 1995 and 1994 and on average monthly balances for fiscal year 1993. Return on average assets
     (ROA) and return on average equity (ROE) for the six months ended December 31, 1996 are .90% and 15.48%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $17.3 million, $1.5 million and $103,000 associated with the Savings Association Insurance Fund special assessment, the repurchase of 2,812,725 shares of Commercial's common stock and the change in income taxes for tax bad debt reserves, respectively. ROA and ROE for fiscal year 1997 are .93% and 15.91%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $17.3 million, $1.5 million, $583,000 and $103,000, associated with the Savings Association Insurance Fund special assessment, the repurchase of 2,812,725 shares of Commercial's common stock, the loss on early retirement of debt and the change in income taxes for tax bad debt reserves, respectively. ROA and ROE for fiscal year 1996 are .90% and 15.68%, respectively, excluding the after-tax effect of the nonrecurring expenses totaling $2.9 million and $585,000 associated with Railroad Financial Corporation merger and the Corporation's 1995 proxy contest, respectively. ROA and ROE for fiscal year 1995 are .83% and 16.82%, respectively, excluding the accelerated amortization of goodwill totaling $21.4 million. ROA and ROE for fiscal year 1994 are .75% and 13.11%, respectively, excluding the after-tax effect of the intangible assets valuation adjustment and the cumulative effects of changes in accounting principles totaling $43.9 million and $6.6 million, respectively.
(5) Represents dividends declared per share divided by dilutive net income per share. Commercial established a quarterly common stock cash dividend policy on October 4, 1995, and paid its first dividend on October 31, 1995

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
                          FIRST COLORADO BANCORP, INC.

     The following summary consolidated financial data of First Colorado is at and for the dates indicated. This information has been derived from and should be read in conjunction with First Colorado's Consolidated Financial Statements and the Notes thereto, contained in First Colorado's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which is incorporated herein by reference.


FINANCIAL CONDITION DATA AND CAPITAL RATIOS:


                                                        At December 31,
                                   ---------------------------------------------------------------
                                      1997         1996         1995         1994         1993
                                   -----------  -----------  -----------  -----------  -----------
                                             (Dollars in thousands, except per share data)
Total assets...............        $1,556,026   $1,514,088   $1,482,497   $1,302,879   $1,224,119
Investment securities/FHLB
 stock.....................            91,172       82,295       87,608       70,086       89,605
Mortgage-backed securities
 (1).......................           216,382      281,289      310,886      403,694      433,870
Loans receivable, net (1)..         1,164,602    1,061,524      931,159      759,943      606,543
Goodwill/core deposit
 intangible (2)............             4,251        2,757        3,018        3,289        3,571
Deposits (1)(3)(4).........         1,182,727    1,135,823    1,080,289    1,018,687    1,031,783
Advances from FHLB (1).....           122,410      122,515      125,670      141,948       59,450
Stockholders' equity (5)...           209,309      216,624      238,718      108,014       98,690
Book value per common share             12.45        11.91           NM           NM           NM
Regulatory capital ratios of
First Federal:
 Tangible capital..........             12.25%       11.87%       11.38%        7.99%        7.71%
 Core capital..............             12.49%       12.03%       11.56%        8.22%        7.98%
 Risk-based capital........             23.76%       23.84%       24.14%       17.42%       16.78%
Principal balance of loans
 serviced
 for others................           132,197      145,563      144,105      156,533      183,306


________________
NM Not meaningful as a result of the Conversion and Reorganization completed December 29, 1995.
(1) Mortgage loans in the amount of $28.9 million, non-mortgage loans in the amount of $6.2 million, mortgage-backed securities in the amount of $0.5 million, deposits in the amount of $30.0 million, and FHLB advances in the amount of $6.9 million, were acquired in 1997.

(2) Reflects the acquisition of Delta Federal Savings FSB on September 30, 1997, effective October 1, 1998.

(3)  Deposits in the amount of $45.6 million were sold in 1994.


(4)  Deposits in the amount of $162.2 million were purchased in 1993.

(5) Includes $117.6 million from the net proceeds from the sale of First Colorado Common Stock in December 1995, in connection with the conversion and reorganization.

                          FIRST COLORADO BANCORP, INC.


OPERATING DATA:



                                                                        Year Ended December 31,
                                         -------------------------------------------------------------------------------
                                             1997             1996            1995             1994             1993
                                            ------           ------          ------           ------           ------
                                                          (Dollars in thousands, except per share data)
Interest income ......................   $    107,948     $    104,628    $     94,263     $     79,255     $     73,841
Interest expense .....................         60,014           57,194          58,863           42,785           37,392
                                         ------------     ------------    ------------     ------------     ------------
Net interest income ..................         47,934           47,434          35,400           36,470           36,449
Provision (credit) for losses on loans           (739)           1,143            (495)            (411)             193
Fees and service charges .............          5,336            4,773           4,195            3,818            3,704
Gain (loss) on sales of loans, net ...            251              218              (1)             146              961
Gain (loss) on sales of securities,
   net ...............................          1,260               --            (381)             317               --
Other operating income ...............          1,335              507           1,393              931              373
General and administrative expenses ..         25,116           23,484          21,317           20,656           17,589
Federal deposit insurance special
   assessment(1) .....................             --            7,022              --               --               --
                                         ------------     ------------    ------------     ------------     ------------
Earnings before income taxes .........         31,739           21,283          19,784           21,437           23,705
Provision for income taxes ...........         11,825            7,911           7,146            7,891            8,850
                                         ------------     ------------    ------------     ------------     ------------
Net earnings .........................   $     19,914     $     13,372    $     12,638     $     13,546     $     14,855
                                         ============     ============    ============     ============     ============

EARNINGS PER SHARE:
Earnings per common share ............   $       1.29     $        .74    $       2.00               NM               NM
                                         ============     ============    ============     ============     ============
Earnings per common share, assuming
   dilution ..........................   $       1.25     $        .73    $       1.96               NM               NM
                                         ============     ============    ============     ============     ============
Dividends declared per common share ..   $        .46     $       .325              NM               NM               NM
                                         ============     ============    ============     ============     ============
Weighted average common
   shares ............................     15,407,378       18,064,252       6,325,611               NM               NM
                                         ============     ============    ============     ============     ============
Weighted average common shares,
   assuming dilution .................     15,962,262       18,354,268       6,433,838               NM               NM
                                         ============     ============    ============     ============     ============

OPERATING RATIOS AND OTHER DATA:
Net interest rate spread during period           2.74%            2.68%           2.41%            2.82%            3.21%
Net interest margin ..................           3.29%            3.33%           2.71%            3.04%            3.43%
Return on average assets .............           1.31%             .89%            .92%            1.08%            1.33%
Return on average equity .............           9.92%            5.72%          11.03%           13.03%           16.25%
Dividend payout ratio ................          38.37%           46.94%             NM               NM               NM
Total number of branches at end
   of period .......................               27               26              25               23               23

_______________
NM Not meaningful as a result of the Conversion and Reorganization completed December 29, 1995.
(1) Consists of a one-time special assessment imposed on all members of the SAIF.

                  UNAUDITED PRO FORMA COMBINED PER SHARE DATA

     The following table presents selected per share data for Commercial and First Colorado on a historical and pro forma combined basis as if the Merger had been effective as of the dates or the beginning of the periods indicated.

     The Merger is expected to be accounted for under the pooling of interests method, and pro forma data is derived in accordance with such method. Such pro forma equivalent per share amounts as to net income or loss from continuing operations, dividends and book value are computed by multiplying the pro forma combined amounts by the Exchange Ratio of .8247, assuming that the Average NYSE Closing Price is $36.375 per share. See "The Merger -- Conversion of First Colorado Common Stock." Such pro forma amounts also assume that 1,800,000 shares of First Colorado Common Stock will be issued prior to the Effective Time and exchanged for Commercial Common Stock based on the Exchange Ratio of .8247 (or 1,484,460 shares). See "The Merger -- Issuance of Shares from the Treasury."

     Historical information for Commercial and First Colorado is derived from the respective consolidated financial statements incorporated by reference herein, and the pro forma combined information is derived from the pro forma financial information elsewhere herein. In addition, historical information for Commercial has been adjusted, as applicable, to reflect (i) the merger with First National, completed January 30, 1998 and accounted for as a purchase, (ii) the merger with Liberty completed February 13, 1998 and accounted for as a pooling of interests, (iii) the merger with Mid Continent completed February 27, 1998, and accounted for as a pooling of interests, and (iv) the pending mergers with Perpetual Midwest Financial, Inc. ("Perpetual") (expected completion May 1998 and to be accounted for as a pooling of interests) and AmerUs Bank ("AmerUs") (expected completion date in the third calendar quarter of 1998 and to be accounted for as a purchase) (collectively, the "Previously Announced Mergers"). The pro forma results of the Previously Announced Mergers and the Merger are not necessarily indicative of the results that would have occurred if such transactions had occurred at the beginning of the periods indicated or which may be obtained in the future. The information on the following page should be read in conjunction with such historical consolidated financial statements of Commercial and First Colorado.

     On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented in this Prospectus/Joint Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.

                                         Six Months Ended
                                           December 31,           Year Ended June 30,
                                           -------------  ---------------------------
                                            1997   1996    1997     1996       1995
                                           ------  -----  ------  ---------  --------
Diluted earnings per common share:
 Commercial historical...................  $ 1.06  $ .35  $ 1.36      $1.66     $ .96
 Commercial (as adjusted for Previously
  Announced Mergers).....................     .93    .26    1.17       1.58      1.02
 First Colorado historical...............     .69    .23     .77       1.96        NM
 Pro forma combined (1)..................     .89    .26    1.08       1.32       .94
 First Colorado pro forma equivalent.....     .73    .21     .89       1.09       .78

Dividends declared per common share:
 Commercial historical...................    .102   .092    .185       .178        --
 Commercial (as adjusted for Previously
  Announced Mergers).....................    .205   .082    .171       .333      .020
 First Colorado historical...............    .250   .170    .380         NM        NM
 Pro forma combined (2)..................    .222   .112    .240       .234      .014
 First Colorado pro forma equivalent.....    .183   .092    .198       .193      .012

                                              At             At
                                           December 31,    June 30,
                                             1997           1997
                                           ------------  ----------
Book value per common share:
 Commercial historical...................  $14.06         $13.18
 Commercial (as adjusted for Previously
  Announced Mergers).....................   15.58          14.67
 First Colorado historical...............   12.45          11.76
 Pro forma combined (3)..................   15.94          15.08
 First Colorado pro forma equivalent.....   13.15          12.44

_____________
(1) Diluted earnings per common share presented in the above table is based upon an Exchange Ratio of .8247 (assuming that the Average NYSE Closing Price is $36.375) and the issuance of 14,656,267 shares of Commercial Common Stock for the six months ended December 31, 1997 and 16,047,577 shares for the six months ended December 31, 1996. Shares were also assumed to be issued at the Exchange Ratio of .8247 for the years ended June 30, 1997, 1996 and 1995 and totaled 15,332,938, 17,997,706 and
     17,997,706, respectively.
(2) Pro forma combined dividends declared per common share presented in the above table are based upon an Exchange Ratio of .8247 (assuming that the Average NYSE Closing Price is $36.375) and the issuance of 15,346,324 shares of Commercial Common Stock as of December 31, 1997 and 16,480,893 shares as of December 31, 1996. Shares were also assumed to be issued at the Exchange Ratio of .8247 as of June 30, 1997, 1996 and 1995 and totaled 15,142,667, 17,997,706 and 17,997,706, respectively.
(3) Pro forma combined book value per common share presented in the above table is based upon an Exchange Ratio of .8247, net proceeds totaling $51,260,000 increasing stockholders' equity from the issuance of 1,800,000 shares of First Colorado Common Stock to be issued prior to the Effective Time and the issuance of 15,346,324 shares of Commercial Common Stock as of December 31, 1997 and 15,142,667 shares as of June 30, 1997 resulting in 59,144,412 and 58,663,764 pro forma shares of Commercial Common Stock outstanding as of December 31, 1997 and June 30, 1997, respectively.

NM Not meaningful as a result of the Conversion and Reorganization completed December 29, 1995.

         UNAUDITED HISTORICAL PRO FORMA COMBINED FINANCIAL INFORMATION


UNAUDITED HISTORICAL PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

     The following unaudited historical pro forma combined statement of financial condition of Commercial has been prepared based upon the historical consolidated statements of financial condition of Commercial, the Previously Announced Mergers and First Colorado as of December 31, 1997 giving effect to the Merger to be accounted for as a pooling of interests. Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the unaudited historical pro forma combined statement of financial condition.

     The unaudited historical pro forma combined statement of financial condition presented on the following page does not include any expected cost savings or the benefits of related synergies as a result of the mergers of the companies, does not reflect any nonrecurring merger transaction costs, nor does it reflect any purchase accounting adjustments other than those described in the accompanying notes, and is not necessarily indicative of the actual financial position that would have occurred had the mergers of the companies been consummated on December 31, 1997 or that may be obtained in the future.

     The unaudited historical pro forma combined statement of financial condition as of December 31, 1997 should be read in conjunction with the historical consolidated financial statements and notes thereto of Commercial and First Colorado incorporated by reference herein.

   UNAUDITED HISTORICAL PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION AT
                               DECEMBER 31, 1997

                                                                               Historical
                                                               -------------------------------------------
                                                                              First National,
                                                                                  Liberty,
                                                                               Mid Continent                      Pro Forma
                                                               Commercial      and Perpetual     AmerUs          Adjustments
                                                               ----------     -------------   ------------       -----------
                                                                                      (In thousands)
ASSETS:
Cash........................................................   $   27,591     $    71,451     $     35,888       $   95,750   A
                                                                                                                    (95,750)  A
Investment securities available for sale....................       95,974         111,660           33,012               --
Mortgage-backed securities available for sale...............      191,731          36,605          104,110               --
Loans held for sale.........................................       57,935          22,736           40,240            2,193   D
Investment securities held to maturity......................      349,039          67,150               --               --
Mortgage-backed securities held to maturity.................      840,214          26,320               --               --
Loans and leases receivable, net............................    5,249,151       1,189,406        1,191,677           18,839   D
Federal Home Loan Bank stock................................       94,538          13,092           18,634               --
Interest receivable, net....................................       45,315          14,732           12,742               --
Real estate.................................................       17,014           2,235            2,197               --
Premises and equipment......................................       85,369          23,537           19,980               --
Prepaid expenses and other assets...........................       90,397          31,603           16,987               --
Goodwill and core value of deposits, net of
   accumulated amortization.................................       45,074           7,020            1,816           22,794   C
                                                                                                                     (1,816)  D
                                                                                                                    102,768   D
                                                               ----------     -----------     ------------       ----------
Total Assets................................................   $7,189,342     $ 1,617,547     $  1,477,283       $  144,778
                                                               ==========     ===========     ============       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
   Deposits.................................................   $4,248,932     $ 1,289,537     $    963,380       $    6,238   D
   Advances from Federal Home Loan Bank.....................    1,716,829         139,431          366,565           95,750   A
                                                                                                                      2,515   D
   Securities sold under agreements to repurchase...........      564,294             771           15,866               --
   Other borrowings.........................................      102,304          23,565               --           40,000   A
   Interest payable.........................................       28,193           7,150            7,872               --
   Other liabilities........................................       70,369          18,799           22,484            2,500   C
                                                                                                                     13,463   D
                                                               ----------     -----------     ------------       ----------
   Total liabilities........................................    6,730,921       1,479,253        1,376,167          160,466

Commitments and contingencies...............................           --              --               --               --
                                                                 Pro Forma
                                                                 Commercial
                                                               and Previously                        Pro Forma
                                                                 Announced                        First Colorado   Pro Forma
                                                                  Mergers        First Colorado     Adjustments     Combined
                                                               --------------    ---------------    -----------   -----------
                                                                                      (In thousands)
ASSETS:
Cash........................................................   $    134,930      $    44,657     $    51,260  E   $    230,847

Investment securities available for sale....................        240,646            5,951              --           246,597
Mortgage-backed securities available for sale...............        332,446            6,839              --           339,285
Loans held for sale.........................................        123,104              950              --           124,054
Investment securities held to maturity......................        416,189           73,944              --           490,133
Mortgage-backed securities held to maturity.................        866,534          209,543              --         1,076,077
Loans and leases receivable, net............................      7,649,073        1,163,652              --         8,812,725
Federal Home Loan Bank stock................................        126,264           11,277              --           137,541
Interest receivable, net....................................         72,789            8,356              --            81,145
Real estate.................................................         21,446            1,422              --            22,868
Premises and equipment......................................        128,886           23,606              --           152,492
Prepaid expenses and other assets...........................        138,987            1,578              --           140,565
Goodwill and core value of deposits, net of
   accumulated amortization.................................        177,656            4,251              --           181,907

                                                               ------------      -----------     -----------      ------------
Total Assets................................................   $ 10,428,950      $ 1,556,026     $    51,260      $ 12,036,236
                                                               ============      ===========     ===========      ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
   Deposits.................................................   $  6,508,087      $ 1,182,727     $        --      $  7,690,814
   Advances from Federal Home Loan Bank.....................      2,321,090          122,410              --         2,443,500

   Securities sold under agreements to repurchase...........        580,931               --              --           580,931
   Other borrowings.........................................        165,869            4,479              --           170,348
   Interest payable.........................................         43,215               --              --            43,215
   Other liabilities........................................        127,615           37,101              --           164,716
                                                               ------------      -----------     -----------      ------------
   Total liabilities........................................      9,746,807        1,346,717              --        11,093,524

Commitments and contingencies...............................             --               --              --                --

                      (Table continued on following page)
                             (footnotes on page 20)

                                                                               Historical
                                                               -------------------------------------------
                                                                              First National,
                                                                                  Liberty,
                                                                              Mid Continent                       Pro Forma
                                                               Commercial     and Perpetual      AmerUs          Adjustments
                                                               ----------     -------------   ------------       -----------
                                                                                         (In thousands)
Stockholders' Equity:
   Preferred stock..........................................           --              --               --               --
   Common stock.............................................          326           9,013                3           (9,016)  B
                                                                                                                        112   B

   Additional paid-in capital and unearned ESOP shares......      147,316          54,050           44,929          (50,858)  B
                                                                                                                     97,372   B


   Retained earnings........................................      309,984          82,515           57,227          (62,315)  B
   Unrealized holding gain (loss) on securities available
       for sale, net........................................          795           1,718           (1,043)              15   B
                                                               ----------     -----------     ------------       ----------
                                                                  458,421         147,296          101,116          (24,690)
   Less treasury stock, at cost.............................           --          (9,002)             --             9,002   B
                                                               ----------     -----------     -----------        ----------
   Total stockholders' equity...............................      458,421         138,294          101,116          (15,688)
                                                               ----------     -----------     ------------       ----------
Total Liabilities and Stockholders' Equity..................   $7,189,342     $ 1,617,547     $  1,477,283       $  144,778
                                                               ==========     ===========     ============       ==========

                                                                  Pro Forma
                                                                  Commercial
                                                                and Previously                         Pro Forma
                                                                   Announced                        First Colorado     Pro Forma
                                                                    Mergers         First Colorado    Adjustments      Combined
                                                               -----------------    --------------    -----------    -----------
                                                                                 (In thousands)
Stockholders' Equity:
   Preferred stock..........................................             --                  --              --                --
   Common stock.............................................            438               2,013             180  E            591
                                                                                                         (2,193) F
                                                                                                            153  F
   Additional paid-in capital and unearned ESOP shares .....        292,809             141,186          51,080  E        433,553
                                                                                                        (51,369) F
                                                                                                           (153) F
   Retained earnings........................................        387,411             119,887              --           507,298
   Unrealized holding gain (loss) on securities available
       for sale, net........................................          1,485                (215)             --             1,270
                                                               ------------         -----------     -----------      ------------
                                                                    682,143             262,871          (2,302)          942,712
   Less treasury stock, at cost.............................             --             (53,562)         53,562  F             --
                                                               ------------         -----------     -----------      ------------
   Total stockholders' equity...............................        682,143             209,309          51,260           942,712
                                                               ------------         -----------     -----------      ------------
Total Liabilities and Stockholders' Equity..................   $ 10,428,950         $ 1,556,026     $    51,260      $ 12,036,236
                                                               ============         ===========     ===========      ============


                          (Footnotes on following page)

--------------------
A Represents the cash portion to be paid and the purchase notes totaling $40,000,000 to be executed for the purchase of AmerUs' common stock. These pro forma adjustments assume that the cash portion to be paid for AmerUs' common stock is funded from borrowing short-term advances from the Federal Home Loan Bank.

B Represents the surrender, cancellation and exchange of the net outstanding common stock of the Previously Announced Mergers resulting in the issuance of approximately 11,199,118 shares of Commercial Common Stock (or $112,000 at $.01 par value). These pro forma adjustments represent the elimination of the stockholders' equity accounts of First National and AmerUs since these transactions are accounted for as purchases. A cash equivalent payment in lieu of issuing Commercial Common Stock in exchange for AmerUs' common stock is subject to election by Commercial. This unaudited historical pro forma combined statement of financial position does not assume such cash equivalent payment.

C The acquisition of First National was accounted for as a purchase. The estimated excess of the purchase price over the fair value of the net assets acquired of First National on a pro forma basis totaled $22,794,000 of which $6,237,000 is allocated to core value of deposits and $16,557,000 to goodwill for these unaudited historical pro forma combined financial statements.

D The acquisition of AmerUs will be accounted for as a purchase. These pro forma adjustments represent the estimated fair value of AmerUs' related assets and liabilities. The estimated excess of the purchase price over the fair value of the net assets acquired on a pro forma basis totaled $102,768,000 of which $45,790,000 is allocated to core value of deposits and $56,978,000 to goodwill for these unaudited historical pro forma combined financial statements.

E Represents the 1,800,000 shares of First Colorado Common Stock to be issued (assuming the Average NYSE Closing Price is $36.375) prior to the Effective Time using the following pro forma estimates:

         Total consideration (1,800,000 shares x $29.50 per share).............................  $    53,100,000
         Less estimated  commissions and other expenses of issuance and distribution...........       (1,840,000)
                                                                                                 ---------------
         Net cash proceeds.....................................................................  $    51,260,000
                                                                                                 ===============

         Accounting for the transaction:
             Par value ($.10 per share)........................................................  $       180,000
             Additional paid-in capital........................................................       51,080,000
                                                                                                 ---------------
                                                                                                 $    51,260,000
                                                                                                 ===============

         The purpose of the issuance of the 1,800,000 shares of First Colorado Common Stock is so that the Merger will be eligible for pooling of interests accounting treatment. For purposes of these pro forma adjustments, the net cash proceeds remain in non-interest-earning assets. See "The Merger -- Issuance of Shares from the Treasury."

F Represents the tax-free exchange of .8247 shares (assuming the Average NYSE Closing Price is $36.375) of Commercial Common Stock for each share of First Colorado Common Stock (16,808,372 net outstanding shares) surrendered in connection with this acquisition, adjusted for the Treasury Stock Issuance (1,800,000 shares), resulting in 15,346,324 shares of Commercial Common Stock issued. See "The Merger -- Conversion of First Colorado Common Stock." No consideration was given for fractional shares in these pro forma adjustments. Fractional shares will be paid in cash.

Nonrecurring pre-tax expenses and charges estimated to approximate $23.5 million and $25.0 million, respectively, associated with the Previously Announced Mergers and the First Colorado Merger are not included in this unaudited historical pro forma combined statement of financial condition.

UNAUDITED HISTORICAL PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

     The following unaudited historical pro forma condensed combined statements of operations of Commercial have been prepared based upon the historical results of operations of Commercial, the Previously Announced Mergers and the Merger for the six months ended December 31, 1997 and 1996 and for the fiscal years ended June 30, 1997, 1996 and 1995 giving effect to the Merger accounted for as a pooling of interests. Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the unaudited historical pro forma condensed combined statements of operations. The unaudited historical pro forma condensed combined statements present the combined revenues and expenses, and pro forma adjustments, of Commercial, the Previously Announced Mergers and First Colorado as if those companies had been merged as of the beginning of the June 30, 1995 fiscal year for the Liberty, Mid Continent, Perpetual and First Colorado acquisitions accounted for as pooling of interests and as of the beginning of the June 30, 1997 fiscal year for the First National and AmerUs acquisitions accounted for as purchases. THE UNAUDITED HISTORICAL PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS AND DILUTED EARNINGS PER SHARE FOR THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE FISCAL YEARS ENDED JUNE 30, 1997, 1996 AND 1995 PRESENTED ON THE FOLLOWING PAGES DO NOT INCLUDE ANY EXPECTED COST SAVINGS OR THE BENEFITS OF RELATED SYNERGIES AS A RESULT OF THE MERGERS OF THE COMPANIES, DO NOT REFLECT ANY NONRECURRING MERGER TRANSACTION COSTS, NOR DO THEY REFLECT ANY PURCHASE ACCOUNTING ADJUSTMENTS OTHER THAN THOSE DESCRIBED IN THE ACCOMPANYING NOTES, AND ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT WOULD HAVE OCCURRED IF THE MERGERS OF THE COMPANIES HAD OCCURRED AS OF THE BEGINNING OF THE FISCAL YEAR ENDED JUNE 30, 1995 FOR THE LIBERTY, MID CONTINENT, PERPETUAL AND FIRST COLORADO ACQUISITIONS ACCOUNTED FOR AS POOLING OF INTERESTS AND AS OF THE BEGINNING OF THE FISCAL
YEAR ENDED JUNE 30, 1997 FOR THE FIRST NATIONAL AND AMERUS ACQUISITIONS ACCOUNTED FOR AS PURCHASES, OR WHICH MAY BE OBTAINED IN THE FUTURE.

     The unaudited historical pro forma condensed combined statements of operations for the six months ended December 31, 1997 and 1996 and for the fiscal years ended June 30, 1997, 1996 and 1995 should be read in conjunction with the historical consolidated financial statements and notes thereto of Commercial and First Colorado incorporated by reference herein.

        UNAUDITED HISTORICAL PRO FORMA COMBINED STATEMENTS OF OPERATIONS


                                                               For the Six Months Ended December 31, 1997
                                                               -------------------------------------------
                                                                                Historical
                                                               -------------------------------------------
                                                                             First National,
                                                                                 Liberty,
                                                                              Mid Continent
                                                               Commercial     and Perpetual      AmerUs
                                                               ----------     -------------   ------------
(In thousands, except per share data)

Interest income.............................................   $   266,030    $    61,398     $     58,735
Interest expense............................................       179,473         34,661           34,344
                                                               -----------    -----------     ------------
Net interest income.........................................        86,557         26,737           24,391
Provision for loan losses...................................         4,100          4,970            3,729
                                                               -----------    -----------     ------------

Net interest income after provision for loan losses.........        82,457         21,767           20,662

Noninterest income..........................................        33,705         13,172           12,268
Noninterest expense.........................................        62,343         25,267           21,908
                                                               -----------    -----------     ------------
Income before income taxes..................................        53,819          9,672           11,022
Provision for income taxes..................................        18,951          3,782            4,304
                                                               -----------    -----------     ------------

Net income from continuing operations.......................   $    34,868    $     5,890     $      6,718
                                                               ===========    ===========     ============

Diluted earnings per common share...........................   $      1.06    $       .47     $      26.87
                                                               ===========    ===========     ============

Weighted average diluted common shares outstanding..........    32,970,111     12,609,668          250,000
                                                               ===========    ===========     ============


                                                                          For the Six Months Ended December 31, 1997
                                                               ---------------------------------------------------------------
                                                                                   Pro Forma
                                                                                   Commercial
                                                                                 and Previously      Historical
                                                                Pro Forma           Announced      --------------    Pro Forma
                                                               Adjustments           Mergers       First Colorado    Combined
                                                               -----------        -------------    --------------    --------
(In thousands, except per share data)

Interest income.............................................   $     (2,157) A    $    384,006      $    55,000   $   439,006
Interest expense............................................          1,731  A         250,209           30,615       280,824
                                                               ------------       ------------      -----------   -----------
Net interest income.........................................         (3,888)           133,797           24,385       158,182
Provision for loan losses...................................             --             12,799           (1,293)       11,506
                                                               ------------       ------------      -----------   -----------

Net interest income after provision for loan losses.........         (3,888)           120,998           25,678       146,676

Noninterest income..........................................             --             59,145            5,393        64,538
Noninterest expense.........................................          5,155  A         114,673           13,414       128,087
                                                               ------------       ------------      -----------   -----------
Income before income taxes..................................         (9,043)            65,470           17,657        83,127
Provision for income taxes..................................         (2,593)            24,444            6,583        31,027
                                                               ------------       ------------      -----------   -----------

 Net income from continuing operations.......................   $    (6,450)      $     41,026      $    11,074   $    52,100
                                                               ============       ============      ===========   ===========

Diluted earnings per common share...........................                      $        .93      $       .69   $       .89 B
                                                                                  ============      ===========   ===========

Weighted average diluted common shares outstanding..........                        44,116,606       15,971,635    58,772,873 B
                                                                                  ============      ===========   ===========


                            (footnotes on page 27)

       UNAUDITED HISTORICAL PRO FORMA COMBINED STATEMENTS OF OPERATIONS


                                                                 For the Six Months Ended December 31, 1997
                                                               ---------------------------------------------
                                                                               Historical
                                                               ---------------------------------------------
                                                                              First National,
                                                                                 Liberty,
                                                                              Mid Continent
                                                               Commercial     and Perpetual      AmerUs
                                                               ----------     -------------   ------------
(In thousands, except per share data)

Interest income.............................................   $   250,533    $    59,126     $     51,064
Interest expense............................................       167,944         31,958           28,779
                                                               -----------    -----------     ------------
Net interest income.........................................        82,589         27,168           22,285
Provision for loan losses...................................         3,766          1,947            1,690
                                                               -----------    -----------     ------------

Net interest income after provision for loan losses.........        78,823         25,221           20,595

Noninterest income..........................................        28,345          5,201           11,572
Noninterest expense.........................................        89,890         23,672           26,064
                                                               -----------    -----------     ------------
Income before income taxes..................................        17,278          6,750            6,103
Provision for income taxes..................................         5,838          2,741            2,256
                                                               -----------    -----------     ------------

Net income from continuing operations.......................   $    11,440    $     4,009     $      3,847
                                                               ===========    ===========     ============

Diluted earnings per common share...........................   $       .35    $       .32     $      15.39
                                                               ===========    ===========     ============

Weighted average diluted common shares outstanding..........    32,933,820     12,484,026          250,000
                                                               ===========    ===========     ============

                                                                            For the Six Months Ended December 31, 1996
                                                                -------------------------------------------------------------
                                                                                    Pro Forma
                                                                                    Commercial
                                                                                  and Previously    Historical
                                                                 Pro Forma          Announced     --------------    Pro Forma
                                                                Adjustments          Mergers      First Colorado    Combined
                                                                -----------       ------------    --------------    --------
(In thousands, except per share data)

Interest income.............................................    $     (3,635) A   $    357,088    $    52,992     $   410,080
Interest expense............................................           1,839  A        230,520         29,263         259,783
                                                                ------------      ------------    -----------     -----------
Net interest income.........................................          (5,474)          126,568         23,729         150,297
Provision for loan losses...................................              --             7,403            836           8,239
                                                                ------------      ------------    -----------     -----------

Net interest income after provision for loan losses.........          (5,474)          119,165         22,893         142,058

Noninterest income..........................................              --            45,118          2,729          47,847
Noninterest expense.........................................           5,740  A        145,366         18,904         164,270
                                                                ------------      ------------    -----------     -----------
Income before income taxes..................................         (11,214)           18,917          6,718          25,635
Provision for income taxes..................................          (3,375)            7,460          2,610          10,070
                                                                ------------      ------------    -----------     -----------

Net income from continuing operations.......................    $     (7,839)     $     11,457    $     4,108     $    15,565
                                                                ============      ============    ===========     ===========

Diluted earnings per common share...........................                      $        .26    $       .23     $       .26  B
                                                                                  ============    ===========     ===========

Weighted average diluted common shares outstanding..........                        44,036,299     17,658,685      60,083,876  B
                                                                                  ============    ===========     ===========


                            (footnotes on page 27)

       UNAUDITED HISTORICAL PRO FORMA COMBINED STATEMENTS OF OPERATIONS



                                                                      For the Year Ended June 30, 1997
                                                               ---------------------------------------------
                                                                                Historical
                                                               ---------------------------------------------
                                                                              First National,
                                                                                 Liberty,
                                                                              Mid Continent
                                                               Commercial     and Perpetual       AmerUs
                                                               ----------     -------------   --------------
(In thousands, except per share data)

Interest income.............................................   $   505,050    $   117,533     $    105,758
Interest expense............................................       337,047         64,971           60,358
                                                               -----------    -----------     ------------
Net interest income.........................................       168,003         52,562           45,400
Provision for loan losses...................................         8,121          4,274            6,365
                                                               -----------    -----------     ------------

Net interest income after provision for loan losses.........       159,882         48,288           39,035

Noninterest income..........................................        58,479         16,332           25,663
Noninterest expense.........................................       149,848         46,241           47,651
                                                               -----------    -----------     ------------
Income before income taxes..................................        68,513         18,379           17,047
Provision for income taxes..................................        23,836          6,727            6,373
                                                               -----------    -----------     ------------

Net income from continuing operations.......................   $    44,677    $    11,652     $     10,674
                                                               ===========    ===========     ============

Diluted earnings per common  share..........................   $      1.36    $       .92     $      42.70
                                                               ===========    ===========     ============

Weighted average diluted common shares outstanding..........    32,857,440     12,605,560          250,000
                                                               ===========    ===========     ============


                                                                                 For the Year Ended June 30, 1997
                                                               ----------------------------------------------------------------
                                                                                      Pro Forma
                                                                                     Commercial
                                                                                   and Previously     Historical
                                                                Pro Forma             Announced     --------------     Pro Forma
                                                               Adjustments             Mergers      First Colorado     Combined
                                                               -----------         --------------   --------------     --------
(In thousands, except per share data)

Interest income.............................................   $     (7,269) A     $    721,072      $   105,940     $   827,012
Interest expense............................................          3,635  A          466,011           58,662         524,673
                                                               ------------        ------------      -----------     -----------
Net interest income.........................................        (10,904)            255,061           47,278         302,339
Provision for loan losses...................................             --              18,760            1,390          20,150
                                                               ------------        ------------      -----------     -----------

Net interest income after provision for loan losses.........        (10,904)            236,301           45,888         282,189

Noninterest income..........................................             --             100,474            5,518         105,992
Noninterest expense.........................................         11,482  A          255,222           30,606         285,828
                                                               ------------        ------------      -----------     -----------
Income before income taxes..................................        (22,386)             81,553           20,800         102,353
Provision for income taxes..................................         (6,734)             30,202            7,852          38,054
                                                               ------------        ------------      -----------     -----------

Net income from continuing operations.......................   $    (15,652)       $     51,351      $    12,948     $    64,299
                                                               ============        ============      ===========     ===========

Diluted earnings per common  share..........................                       $       1.17      $       .77     $      1.08 B
                                                                                   ============      ===========     ===========

Weighted average diluted common shares outstanding..........                         44,066,907       16,792,141      59,399,845 B
                                                                                   ============      ===========     ===========


                            (footnotes on page 27)

       UNAUDITED HISTORICAL PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                                                             For the Year Ended June 30, 1996
                                                        -------------------------------------------------------------------------
                                                                Historical            Pro Forma
                                                        --------------------------   Commercial
                                                                        Liberty,    and Previously     Historical
                                                                     Mid Continent    Announced      --------------    Pro Forma
                                                        Commercial   and Perpetual     Mergers       First Colorado    Combined
                                                        ----------   -------------   -----------     --------------    --------
(In thousands, except per share data)

Interest income.......................................  $   491,092  $    88,115     $   579,207       $   94,263    $    673,470
Interest expense......................................      328,317       50,263         378,580           58,863         437,443
                                                        -----------  -----------     -----------       ----------    ------------
Net interest income...................................      162,775       37,852         200,627           35,400         236,027
Provision for loan losses.............................        6,107        1,104           7,211             (495)          6,716
                                                        -----------  -----------     -----------       -----------   ------------

Net interest income after provision for loan losses...      156,668       36,748         193,416           35,895         229,311

Noninterest income....................................       49,646       13,997          63,643            5,206          68,849
Noninterest expense...................................      124,046       34,077         158,123           21,317         179,440
                                                        -----------  -----------     -----------       ----------    ------------
Income before income taxes............................       82,268       16,668          98,936           19,784         118,720
Provision for income taxes............................       26,962        5,779          32,741            7,146          39,887
                                                        -----------  -----------     -----------       ----------    ------------

Net income from continuing operations.................  $    55,306  $    10,889     $    66,195       $   12,638    $     78,833
                                                        ===========  ===========     ===========       ==========    ============

Diluted earnings per common share....................   $      1.66  $       .86     $      1.58       $     1.96    $       1.32  B
                                                        ===========  ===========     ===========       ==========    ============

Weighted average diluted common shares outstanding....   33,406,071   12,721,389      41,799,441        6,433,838      59,797,147  B
                                                        ===========  ===========     ===========       ==========    ============


                            (footnotes on page 27)

       UNAUDITED HISTORICAL PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                                                             For the Year Ended June 30, 1995
                                                        -------------------------------------------------------------------------
                                                               Historical              Pro Forma
                                                        ---------------------------    Commercial
                                                                          Liberty,    and Previously   Historical
                                                                       Mid Continent   Announced     --------------    Pro Forma
                                                         Commercial    and Perpetual    Mergers      First Colorado     Combined
                                                         ----------    -------------  -----------    --------------     --------
(In thousands, except per share data)
Interest income.......................................  $   454,368    $    71,029    $   525,397       $   79,255    $    604,652
Interest expense......................................      304,526         36,816        341,342           42,785         384,127
                                                        -----------    -----------    -----------       ----------    ------------
Net interest income...................................      149,842         34,213        184,055           36,470         220,525
Provision for loan losses.............................        6,408          1,122          7,530             (411)          7,119
                                                        -----------    -----------    -----------       ----------    ------------

Net interest income after provision for loan losses...      143,434         33,091        176,525           36,881         213,406

Noninterest income....................................       45,066         12,781         57,847            5,212          63,059
Noninterest expense...................................      134,173         29,588        163,761           20,656         184,417
                                                        -----------    -----------    -----------       ----------    ------------
Income before income taxes............................       54,327         16,284         70,611           21,437          92,048
Provision for income taxes............................       23,146          5,826         28,972            7,891          36,863
                                                        -----------    -----------    -----------       ----------    ------------

Net income from continuing operations.................  $    31,181    $    10,458    $    41,639       $   13,546    $     55,185
                                                        ===========    ===========    ===========       ==========    ============

Diluted earnings per common share.....................  $       .96    $       .81    $      1.02               NM    $        .94 B
                                                        ===========    ===========    ===========       ==========    ============

Weighted average diluted common shares outstanding....   32,430,600     12,886,531     40,858,793               NM      58,856,499 B
                                                        ===========    ===========    ===========       ==========    ============


                            (footnotes on page 27)

_______________
A For the pro forma adjustments the acquisitions of First National and AmerUs are accounted for as purchases. The acquisitions of Liberty, Mid Continent, Perpetual and First Colorado are accounted for as pooling of interests. The pro forma adjustments below represent the estimated fair value of the related assets and liabilities of First National and AmerUs.

   The excess of the purchase price over the fair value of the net assets of First National acquired on a pro forma basis totaled $22,794,000 of which $6,237,000 is allocated to core value of deposits and $16,557,000 to goodwill for these unaudited historical pro forma combined financial statements. Net income was reduced for the accelerated amortization expense of core value of deposits over a 10-year period and for the straight line amortization expense of goodwill over a 20-year period.

   The excess of the purchase price over the fair value of the net assets of AmerUs acquired on a pro forma basis totaled $102,768,000 of which $45,790,000 is allocated to core value of deposits and $56,978,000 to goodwill for these unaudited historical pro forma combined financial statements. Net income was reduced for the accelerated amortization expense of core value of deposits over a 10-year period and for the straight line amortization expense of goodwill over a 20-year period; and an adjustment was made to interest expense on short-term advances from the Federal Home Loan Bank assumed to have been used to partially fund the purchase of the common stock of AmerUs in this transaction.

   The effect of amortization of the pro forma purchase accounting adjustments for First National and AmerUs for the six months ended December 31, 1997 and 1996 and for the fiscal year ended June 30, 1997 assuming these acquisitions had been consummated as of the beginning of fiscal year 1997 are as follows:



                                                         For the Six Months Ended      For the
                                                               December 31,           Year Ended
                                                        --------------------------
                                                            1997          1996      June 30, 1997
                                                        ------------  ------------  --------------
Interest income:
 Purchase accounting adjustments on loans.............  $(2,157,000)  $(3,635,000)    $(7,269,000)
                                                        ===========   ===========     ===========
Interest expense:
 Purchase accounting adjustments on deposits..........  $(1,934,000)  $(1,653,000)    $(3,306,000)
 Purchase accounting adjustments on advances
   from Federal Home Loan Bank........................     (578,000)     (692,000)     (1,383,000)
 Interest on advances from the Federal
   Home Loan Bank borrowed to fund the cash
    portion  for the purchase of AmerUs common stock..    2,829,000     2,746,000       5,448,000
 Interest on Purchase Notes payable to Group for the
   purchase of AmerUs  common stock...................    1,414,000     1,438,000       2,876,000
                                                        -----------   -----------     -----------
                                                        $ 1,731,000   $ 1,839,000     $ 3,635,000
                                                        ===========   ===========     ===========
Noninterest expense:
   First National -
    Amortization of core value of deposits............  $   398,000   $   468,000     $   936,000
    Amortization of goodwill..........................      414,000       414,000         828,000
                                                        -----------   -----------     -----------
                                                            812,000       882,000       1,764,000
                                                        -----------   -----------     -----------
  AmerUs -
    Amortization of core value of deposits............    2,919,000     3,434,000       6,869,000
    Amortization of goodwill..........................    1,424,000     1,424,000       2,849,000
                                                        -----------   -----------     -----------
                                                          4,343,000     4,858,000       9,718,000
                                                        -----------   -----------     -----------
                                                        $ 5,155,000   $ 5,740,000     $11,482,000
                                                        ===========   ===========     ===========


B Pro forma combined diluted earnings per common share and weighted average diluted common shares outstanding are based upon an Exchange Ratio of .8247 and the additional issuance of 1,800,000 shares of First Colorado Common Stock prior to the Effective Time. The Exchange Ratio of .8247 is based on the assumption that the Average NYSE Closing Price is $36.375. See "The Merger -- Conversion of First Colorado Common Stock" and " -- Issuance of Shares from the Treasury" for additional information. Such pro forma assumptions result in the issuance of Commercial weighted average shares of common stock totaling 14,656,267, 16,047,577, 15,332,938, 17,997,706 and
     17,997,706, respectively, for the six months ended December 31, 1997 and 1996 and for the years ended June 30, 1997, 1996 and 1995.

NM Not meaningful as a result of the Conversion and Reorganization completed December 29, 1995.

Nonrecurring pre-tax expenses and charges estimated to approximate $23.5 million and $25.0 million, respectively, associated with the Previously Announced Mergers and the First Colorado Merger are not included in this unaudited historical pro forma combined statements of operations.

                             THE SPECIAL MEETINGS


COMMERCIAL FEDERAL CORPORATION SPECIAL MEETING


     DATE, TIME AND PLACE. This Prospectus/Joint Proxy Statement is being furnished to the stockholders of Commercial as part of the solicitation of proxies by its Board of Directors from holders of the outstanding shares of Commercial Common Stock for use at the Commercial Special Meeting to be held on July 3, 1998, and any adjournments thereof. This Prospectus/Joint Proxy Statement, and the accompanying proxy card, are first being mailed to stockholders of Commercial on or about May 14, 1998.

     MATTERS TO BE CONSIDERED. The principal purposes of the Special Meeting are to consider and vote upon the approval of the Articles Amendment as well as the Merger, pursuant to which First Colorado will merge into Commercial, and the Merger Agreement among Commercial, the Bank, First Colorado and First Federal, which sets forth the terms and conditions of the Merger and also provides for the Bank Merger. Stockholders of Commercial will also be asked to approve an amendment to Commercial's Articles of Incorporation to increase the number of authorized shares of Commercial Common Stock from 50,000,000 shares to 120,000,000 shares.

     RECORD DATE; VOTE REQUIRED. The Board of Directors of Commercial has fixed the close of business on _____________, 1998, as the Commercial Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of Commercial Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of Commercial Common Stock outstanding on the Commercial Record Date was __________.

     Each holder of record of shares of Commercial Common Stock on the Commercial Record Date will be entitled to cast one vote per share on the proposals presented at the Commercial Special Meeting. Such vote may be exercised in person or by proxy. The presence in person or by proxy of a majority of the shares of Commercial Common Stock entitled to vote at the Commercial Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the Commercial Special Meeting for purposes of determining the presence of a quorum.


     The affirmative of the holders of two-thirds of the outstanding shares of Commercial Common Stock is required for approval and adoption of the Merger Agreement, the Merger and an amendment to Commercial's Articles of Incorporation to increase the number of authorized shares from 50,000,000 to 70,000,000 to facilitate the Merger. The affirmative vote of a majority of the shares cast is required to approve the Articles Amendment.

     As of the Commercial Record Date, the directors and executive officers of Commercial and their affiliates beneficially owned in the aggregate _________ shares of Commercial Common Stock (excluding shares underlying stock options), or approximately ___% of the outstanding shares of Commercial Common Stock entitled to vote at the Commercial Special Meeting. It is anticipated that such directors and executive officers will vote their shares of Commercial Common Stock "FOR" approval of the Merger Agreement and the Merger and "FOR" approval of the Articles Amendment.

     VOTING OF PROXIES; REVOCABILITY OF PROXIES; SOLICITATION OF PROXIES.
Shares of Commercial Common Stock represented by properly executed proxies received prior to or at the Commercial Special Meeting will, unless such proxies have been revoked, be voted at the Commercial Special Meeting and any adjournments or postponements thereof in accordance with the instructions given in the proxies. If no instructions are given on a properly executed proxy, the shares will be voted "FOR" approval of the Merger and the Merger Agreement and "FOR" approval of the Articles Amendment.

     Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving written notice of such revocation on or before the taking of the vote at the Commercial Special Meeting, by execution of a later dated proxy or by attendance at the Commercial Special Meeting and voting in person. Attendance at the Commercial Special Meeting will not in itself constitute the revocation of a proxy.

     If any other matters are properly presented at the Commercial Special Meeting, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Commercial Board is not aware of any other matters that may be brought before the Commercial Special Meeting.

     In addition to solicitations by mail, directors, officers and regular employees of Commercial may solicit proxies personally or by telegraph, telephone or other electronic means without additional compensation. Commercial has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies by mail, personally or by telephone or other means of communication, for a fee estimated at $______ plus expenses.

FIRST COLORADO BANCORP, INC. SPECIAL MEETING


     DATE, TIME AND PLACE. This Prospectus/Joint Proxy Statement is being furnished to the stockholders of First Colorado as part of the solicitation of proxies by its Board of Directors from holders of the outstanding shares of First Colorado Common Stock for use at the First Colorado Special Meeting to be held on July 13, 1998, and any adjournments thereof. This Prospectus/Joint Proxy Statement, and the accompanying proxy card, are first being mailed to stockholders of First Colorado on or about May 14, 1998.

     MATTERS TO BE CONSIDERED. The principal purposes of the Special Meeting are to consider and vote upon the approval of the Merger, pursuant to which First Colorado will merge into Commercial, and the Merger Agreement among Commercial, the Bank, First Colorado and First Federal, which sets forth the terms and conditions of the Merger and also provides for the Bank Merger. See "The Merger -- Conversion of First Colorado Common Stock." The Merger is subject to certain conditions, including regulatory approval of the OTS.


     RECORD DATE; VOTE REQUIRED. The Board of Directors of First Colorado has fixed the close of business on May 5, 1998, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of First Colorado Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of First Colorado Common Stock outstanding on the Record Date was _________.

     Each holder of record of shares of First Colorado Common Stock on the First Colorado Record Date will be entitled to cast one vote per share on the proposals presented at the First Colorado Special Meeting. Such vote may be exercised in person or by proxy. The presence in person or by proxy of a majority of the shares of First Colorado Common Stock entitled to vote at the First Colorado Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the First Colorado Special Meeting for purposes of determining the presence of a quorum.

     The affirmative vote of the holders of a majority of the outstanding shares of First Colorado Common Stock is required for approval of the Merger Agreement and the Merger.


     As of the First Colorado Record Date, the directors and executive officers of First Colorado and their affiliates beneficially owned in the aggregate 939,902 shares of First Colorado Common Stock (excluding shares underlying stock options), or approximately 5.6% of the outstanding shares of First Colorado Common Stock entitled to vote at the First Colorado Special Meeting. It is anticipated that such directors and executive officers will vote their shares of First Colorado Common Stock "FOR" approval of the Merger Agreement and the Merger.

     VOTING OF PROXIES; REVOCABILITY OF PROXIES; SOLICITATION OF PROXIES. Shares of First Colorado Common Stock represented by properly executed proxies received prior to or at the First Colorado Special Meeting will, unless such proxies have been revoked, be voted at the First Colorado Special Meeting and any adjournments or postponements thereof in accordance with the instructions given in the proxies. If no instructions are given on a properly executed proxy, the shares will be voted "FOR" approval of the Merger and the Merger Agreement.

     Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving written notice of such revocation on or before the taking of the vote at the First Colorado Special Meeting, by execution of a later dated proxy or by attendance at the First Colorado Special Meeting and voting in person. Attendance at the First Colorado Special Meeting will not in itself constitute the revocation of a proxy.

     If any other matters are properly presented at the First Colorado Special Meeting, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the First Colorado Board is not aware of any other matters that may be brought before the First Colorado Special Meeting.

     In addition to solicitations by mail, directors, officers and regular employees of First Colorado may solicit proxies personally or by telegraph, telephone or other electronic means without additional compensation. First Colorado has retained Morrow & Co., a professional proxy solicitation firm, to assist in the solicitation of proxies by mail, personally or by telephone or other means of communication, for a fee estimated at $4,000 plus expenses.


                      COMMERCIAL FEDERAL CORPORATION AND
            COMMERCIAL FEDERAL SAVINGS BANK, A FEDERAL SAVINGS BANK

     Commercial is a unitary, non-diversified savings and loan holding company whose primary asset is the Bank, which is one of the largest depository institutions in the Midwest. At December 31, 1997, Commercial had total assets of $7.2 billion and total stockholders' equity of $458.4 million. Based upon total assets at that date, Commercial was the 13th largest publicly held thrift holding company in the United States. Commercial is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At March 31, 1998, after its completed acquisition of First National (January 30,
1998), Liberty (February 13, 1998) and Mid Continent (February 27, 1998) and including anticipated branch consolidations, Commercial operated 34 branch offices in Nebraska, 21 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma, 38 branch offices in Kansas, 45 branch offices in
Iowa and seven branch offices in Arizona.   Throughout its 111 year history,
Commercial has emphasized customer service. To serve its customers, Commercial conducts loan origination activities through its 164 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. Commercial also provides insurance and securities brokerage and other retail financial services.

     Commercial's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans), community banking, and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, Commercial intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. Commercial's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, Commercial will continue to build and leverage an infrastructure designed to increase fee and other income.

     Complementing its strategy of internal growth, Commercial continues to grow its present six-state franchise through an ongoing program of selective acquisitions of other financial institutions.

     PENDING AND RECENTLY COMPLETED ACQUISITIONS. In addition to the Merger, Commercial entered into definitive agreements to acquire five other financial institution holding companies: First National, a bank holding company; Liberty, a commercial bank and thrift holding company; Mid Continent, a savings and loan holding company, Perpetual Midwest Financial, Inc. ("Perpetual"), a federally chartered savings bank headquartered in Cedar Rapids, Iowa and AmerUs Bank, a federally chartered savings bank headquartered in Des Moines, Iowa. The acquisition of First National, headquartered in Great Bend, Kansas, was completed January 30, 1998, the acquisition of Liberty, headquartered in West Des Moines, Iowa, was completed February 13, 1998 and the acquisition of Mid Continent, headquartered in El Dorado, Kansas, was completed February 27, 1998. Under the terms of the First National agreement, all of the outstanding shares of First National's common stock were exchanged for 992,842 shares of Commercial Common Stock for total consideration of approximately $32.3 million. First National operated seven branch offices in Kansas and at January 30, 1998 had assets of approximately $147.8 million, deposits of approximately $131.3 million and stockholders' equity of approximately $12.0 million. This acquisition was accounted for as a purchase. Under the terms of the Liberty agreement, all of the outstanding shares of Liberty common stock were exchanged for 4,015,555 shares of Commercial Common Stock for total consideration of approximately $136.3 million. This acquisition was accounted for as a pooling. Under the terms of the Mid Continent agreement, all of the outstanding shares of Mid Continent's common stock were exchanged for approximately 2,641,945 shares of Commercial Common Stock for total consideration of approximately $93.5 million. This acquisition was accounted for as a pooling. Under the terms of the Perpetual agreement, all of the outstanding shares of Perpetual's common stock will be exchanged for approximately 1,633,067 shares of Commercial Common Stock for total consideration of approximately $57.6 million. It is expected that
this acquisition will be accounted for as a pooling of interests.   Together
with AmerUs, these five pending or recently completed acquisitions will add 115 branches (before any consolidation) to Commercial's existing network and approximately $3.1 billion in total assets, approximately $2.3 billion in deposits and approximately $1.9 billion in loans serviced for others. Liberty operated seven bank subsidiaries and one thrift subsidiary with 38 branch locations in Iowa and seven branch locations in the Tucson, Arizona metropolitan area. Mid Continent operated ten branch offices in Kansas. Perpetual operates five branch offices in Iowa. AmerUs Bank operates 27 branches in Iowa, eight branches in Missouri, six branches in Nebraska, four branches in Kansas, two branches in Minnesota and one branch in South Dakota. Future acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network.

     NEW DIRECTOR. Effective February 13, 1998, Mr. William A. Krause, the former Chairman and a director of Liberty, was appointed to the Board of Directors of Commercial for a term to expire at Commercial's 1998 annual meeting of stockholders in November 1998. Mr. Krause has also been appointed to the Board of Directors of the Bank. Upon consummation of the Merger, it is expected that Malcolm Collier, Chairman of First Colorado, will become a director of Commercial. See "The Merger -- Management after the Merger."

     Commercial's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

     For additional information regarding Commercial and the Bank, see Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997 and the Current Reports on Form 8-K dated August 18, 1997, September 2, 1997, September 11, 1997, November 18, 1997, December 8, 1997, December 15, 1997, February 11, 1998 and March 9, 1998, all of which are incorporated by reference herein.

                       FIRST COLORADO BANCORP, INC. AND
                        FIRST FEDERAL BANK OF COLORADO

     First Colorado is a Colorado corporation organized in September 1995, at the direction of the Board of Directors of First Federal to facilitate the conversion of the Mutual Holding Company and to effect the Conversion and Reorganization. Prior to the consummation of the Conversion and Reorganization, the Mutual Holding Company was the majority shareholder of First Federal and upon consummation of the Conversion and Reorganization, the Mutual Holding Company was merged with and into First Federal. The Company acquired First Federal as a wholly owned subsidiary upon the consummation of the Conversion and Reorganization on December 29, 1995. In connection with the Conversion and Reorganization, First Colorado sold 13,403,798 shares of First Colorado Common Stock to the public in an initial public offering and issued 6,619,539 shares in exchange for the outstanding shares of First Federal held by persons other than the Mutual Holding Company. As of December 31, 1997, First Colorado had total assets of $1.6 billion, total deposits of $1.2 billion, and shareholders' equity of $209.3 million or 13.5% of total assets.

     First Colorado is a unitary savings and loan holding company. The primary activity of First Colorado is holding the common stock of First Federal. First Colorado has no significant assets other than all of the outstanding shares of First Federal common stock, the note evidencing First Colorado's $10.5 million loan to First Federal's Employee Stock Ownership Plan, and the portion of the net proceeds from the initial public offering of First Colorado Common Stock retained by First Colorado, which have been invested in a $3.6 million loan to First Federal and in deposits in First Federal and in a stock repurchase program resulting in the repurchase of 3.7 million shares of First Colorado common stock for $58.9 million (3.3 million shares with a cost of $53.6 million at December 31, 1997).

     First Federal is a federally chartered stock savings bank, originally chartered by the State of Colorado as the Cooperative Building and Loan Association on April 25, 1885. In connection with the Conversion and Reorganization, First Federal changed its name from First Federal Savings Bank of Colorado to its current name and became a wholly owned subsidiary of First Colorado. A federal charter was granted to First Federal in 1934, the same year that deposit accounts became federally insured and First Federal became a member of the FHLB.

     First Federal's deposits are insured by the FDIC under the SAIF, and First Federal is regulated by the OTS.

     The principal business of First Federal is the acceptance of savings deposits from the general public and the origination and purchase of mortgage loans for the purpose of constructing, financing or refinancing one-to-four-family residences and other improved residential and commercial real estate. First Federal is also active in the origination of home equity loans. First Federal's income is derived largely from interest on interest-earning assets such as loans, mortgage-backed securities and investments. Its principal expenses are interest paid on deposits and borrowings, operating expenses and provisions for loan losses.

     First Colorado's and First Federal's executive offices are located at 215
S. Wadsworth Boulevard, Lakewood, Colorado  80226 and their telephone number is
(303) 232-2121.

     For additional information regarding First Colorado and First Federal see the Annual Report on Form 10-K and Current Report on Form 8-K dated March 9, 1998 which are incorporated herein by reference.

                                  THE MERGER

                 (APPROVAL OF THE MERGER AND MERGER AGREEMENT)

     The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement or the related Stock Option Agreement, including the exhibits thereto, is qualified in its entirety by reference to the full text of the Merger Agreement and the related Stock Option Agreement, which are attached as Annexes A and B, respectively, to this Prospectus/Joint Proxy Statement and is incorporated by reference herein.

GENERAL

     The Merger Agreement provides for the acquisition of First Colorado by Commercial, and the subsequent merger of First Federal into the Bank, as follows: (i) First Colorado will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of First Colorado's Common Stock would be converted into shares of Commercial Common Stock as set forth below (the Merger); and (ii) First Federal will then merge into the Bank, with the Bank as the surviving savings institution (the Bank Merger). Upon the consummation of the Merger (the Effective Time), First Colorado will have merged into Commercial. Upon the consummation of the Bank Merger (the Bank Merger Effective Time), First Federal will have merged into the Bank, Commercial will be the resulting savings institution holding company, and the Bank will be the resulting subsidiary savings institution. It is anticipated that the Bank Merger Effective Time will occur immediately following the Effective Time. For additional information regarding the Merger, see the Merger Agreement, which is attached as Annex A hereto.


     Stockholders of First Colorado and Commercial are being asked to approve the Merger Agreement and the Merger. The affirmative vote of a majority of the outstanding shares of First Colorado Common Stock is required for First Colorado's stockholders to approve the Merger Agreement and the Merger. The affirmative vote of two-thirds of the issued and outstanding shares of Commercial Common Stock is required for Commercial's stockholders to approve the Merger Agreement and the Merger. Approval by the stockholders of Commercial of the Merger and the Merger Agreement will also constitute approval of an amendment to Commercial's Articles of Incorporation to increase the number of authorized shares of Commercial Common Stock from 50,000,000 to 70,000,000.
Such additional shares represent the approximate number of additional shares of Commercial Common Stock to be issued in the Merger.

BACKGROUND OF THE MERGER

     In October 1997, after considering First Colorado's financial performance, the strong financial institution merger and acquisition market in Colorado, and the strong economy and stock market, the First Colorado Board approved the engagement of Wallach to act as representative for First Colorado to explore the market and contact potential acquirors to determine the feasibility and economics of a merger of First Colorado with a major bank holding company.

     Wallach was formally engaged on October 24, 1997 to approach a selected group of prospective purchasers, assist in structuring and negotiating a possible business combination transaction, and render its opinion regarding the fairness from a financial point of view, of the Exchange Ratio proposed to be received by the stockholders of First Colorado in such transaction.


     In December 1997, First Colorado's management with assistance from Wallach, identified the eleven companies believed to be the most likely to acquire First Colorado in a tax-free exchange of stock at a price acceptable to First Colorado. In January 1998, Wallach contacted eleven potential merger candidates to determine their interest in First Colorado and based on discussions and meetings with Wallach, eight parties elected to receive additional information about First Colorado, four parties met with management, three parties submitted formal indications of interest, while three other parties only submitted verbal indications of value. An analysis of the preliminary proposals was presented by Wallach to the Board on February 23, 1998. The Board engaged in a comprehensive discussion and analysis of the following factors in determining with which merger candidate to proceed: (a) the Board's obligation to enhance the benefit to First Colorado's stockholders; (b) the market risk and opportunity associated with a stock-for-stock transaction; (c) the wherewithal of the parties to complete the transaction; (d) the tax consequences of the transaction to First Colorado's stockholders; (e) the proposed terms of a definitive agreement; and (f) the effect of the proposed transaction on employees, customers and the community. After completing its analysis, the Board authorized negotiations with Commercial.

     During the week of March 2nd, Commercial completed a detailed onsite due diligence on First Colorado. In addition, on March 5th First Colorado personnel, Wallach personnel and First Colorado's legal representatives traveled to Omaha to perform due diligence on Commercial.


     After negotiating the terms of a definitive agreement, the Board met again on March 8, 1998 to review the Merger Agreement and consider the transaction with Commercial. The Board determined that the Commercial offer would produce the most favorable benefit to First Colorado's stockholders based primarily upon the transaction by a stock for stock exchange whereby income taxes could be deferred, its being the highest value in nominal terms, the good prospects for long-term growth in Commercial's stock, and Commercial's history of effectively completing acquisitions. Further, the Board felt that the proposed transaction with Commercial offered a greater likelihood of stability in the operations of the Bank, thereby benefitting employees, customers and the community. As a result, the Board authorized signing the Merger Agreement.

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     FIRST COLORADO'S REASONS FOR THE MERGER.   The First Colorado Board
believes that the Merger is fair to, and in the best interests of, First Colorado and its stockholders. Accordingly, the Board unanimously approved the Merger Agreement and Merger and recommends that First Colorado stockholders vote FOR the approval and adoption of the Merger Agreement and Merger.
---

     In reaching its determination that the Merger is fair to, and in the best interests of, First Colorado and its stockholders, the Board considered a number of factors including, without limitation, the following:

     (i) the current condition and growth prospects of First Colorado and its subsidiary bank, its historical results of operations and its prospective results of operations were First Colorado to remain independent;

     (ii) the economic, business and competitive climate for banking and financial institutions in Colorado, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry;

     (iii) the monetary value of the stock offered to First Colorado stockholders by Commercial (a) in absolute terms, (b) as compared to the value of other stock-for-stock offers received by First Colorado from qualified and informed potential acquirers, whose offers were each less than Commercial's offer, and (c) as compared to recent mergers and acquisitions involving other banking and financial institutions in Colorado and Nationally;

     (iv) the potential market value, liquidity and dividend yield of First Colorado Common Stock if First Colorado were to remain independent;

     (v) the historically greater liquidity represented by the Commercial Common Stock to be received in the Merger;

     (vi) the greater financial and management resources and customer product offerings of Commercial which could increase the competitiveness of the combined institution in First Colorado's market area and its ability to serve the depositors, customers and communities currently served by First Colorado;

     (vii) the historical results of operations and financial condition of Commercial and the future prospects for Commercial, including anticipated benefits of the Merger;

     (viii) the future growth prospects of Commercial following the Merger;


     (ix) the fact that the Merger will be a tax-free exchange to First Colorado stockholders for federal income tax purposes; and

     (x) the presentation of Wallach and the fact that Wallach would render an opinion that the Exchange Ratio to be received in the Merger by First Colorado's stockholders was fair to such holders from a financial point of view.

     THE FIRST COLORADO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT AND THE MERGER BE APPROVED BY ALL STOCKHOLDERS OF FIRST COLORADO.

     COMMERCIAL'S REASONS FOR THE MERGER. In approving the Merger Agreement and the Merger, the Commercial Board considered a number of factors concerning the benefits of the Merger including:

     (i) the information presented to the directors by management of Commercial with respect to the business, operations, earnings, asset quality and financial condition of First Colorado;

     (ii) the financial terms of the Merger, including the relationship of the value of the merger consideration to the market value, tangible book value and earnings per share of the First Colorado Common Stock;

     (iii) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of First Colorado Common Stock for Commercial Common Stock for federal income tax purposes;

     (iv) the attractiveness of the First Colorado franchise, the market position of First Colorado and the compatibility of the franchise of First Colorado with the operations of Commercial; and

     (v) the opinion rendered by Merrill Lynch as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Commercial Common Stock.

     The foregoing discussion includes all the material factors considered by the Commercial Board in determining to recommend that stockholders approve the Merger and the Merger Agreement. The Commercial Board did not quantify or otherwise attempt to assign relative or specific weights to the factors considered in reaching its determination that the Merger and the Merger Agreement are in the best interests of stockholders.

     COMMERCIAL'S BOARD OF DIRECTORS RECOMMENDS THAT COMMERCIAL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

OPINION OF FIRST COLORADO'S FINANCIAL ADVISOR

     First Colorado has received an opinion from Wallach that, as of the date of this Prospectus/Joint Proxy Statement, the Exchange Ratio to be received from Commercial was fair to the First Colorado stockholders from a financial point of view. The full text of Wallach's opinion dated as of the date of this Prospectus/Joint Proxy Statement, which sets forth matters considered in connection with such opinion, is attached hereto as Annex C and should be read in its entirety by First Colorado's stockholders. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

     The First Colorado Board retained Wallach as its financial advisor on the basis of the firm's experience and expertise with the financial services and banking industry and with transactions similar to the Merger.

     In connection with delivering its fairness opinion, Wallach, among other things, did the following:

     (i) reviewed certain publicly available financial statements and other financial information not publicly available of First Colorado;

     (ii) reviewed the current condition and growth prospects for First Colorado and its subsidiary operations, including financial projections prepared by First Colorado management;

     (iii) discussed with First Colorado management the past and current operations and financial conditions of First Colorado and the prospects of First Colorado if it were to remain independent;

     (iv) reviewed First Colorado's historical stock trading activity and considered the prospect for value, liquidity, dividend yield and growth if First Colorado were to remain independent;

     (v) evaluated the economic, financial and competitive climate for financial institutions in Colorado, with special consideration given to recent transactions that may have increased the competitive environment in the financial services and banking industry;

     (vi) reviewed the process used leading to the Commercial offer, including a review of the potential acquirors contacted and their responses relative to a potential acquisition of First Colorado;

     (vii) compared the various offers received from interested parties and determined that the Commercial offer represented the highest value in absolute terms;

     (viii) compared the Commercial offer to recent transactions involving other institutions of similar size, to the extent publicly available;

     (ix)   examined the price and trading activity for Commercial;

     (x) reviewed the implications for First Colorado stockholders receiving Commercial stock with regards to prospects for value, liquidity, dividend yield and growth;

     (xi) met with Commercial management and reviewed certain publicly available financial statements and other information not publicly available of Commercial, visited certain Commercial facilities in Omaha, and discussed the prospects of Commercial with Commercial's management; and

     (xii)  reviewed the Merger Agreement.

     Neither Commercial nor First Colorado imposed any limitations upon the scope of the investigation performed by Wallach in formulating its opinion. In rendering its opinion, Wallach did not independently verify the asset quality and financial condition of Commercial or First Colorado, but instead relied upon the data provided by or on behalf of Commercial and First Colorado to be true and accurate in all material respects.

     Wallach relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of the fairness opinion. The fairness opinion is necessarily based on information as of the date thereof. The fairness opinion is directed only to the Exchange Ratio to be received by First Colorado stockholders for their shares if the Merger is consummated and does not constitute a recommendation to any First Colorado stockholder as to how such stockholder should vote at the First Colorado Special Meeting.

     Following is a brief summary of the material analyses utilized by Wallach in arriving at its fairness opinion. This summary does not purport to be a complete description of the analyses performed by Wallach.

     IMPLIED COMMERCIAL OFFER PRICE. The closing stock price of Commercial was $34.0625 on March 6, 1998, the last closing date prior to the March 8 meeting in which the Board evaluated Commercial's final proposal and the date of Wallach's initial fairness opinion. Based on the Exchange Ratio, the resulting Commercial offer price for each share of First Colorado Common Stock was $30.00. The implied multiple of trailing 12-month earnings of First Colorado for the period ended December 31, 1997, was 26.09. The implied multiple of book value at December 31, 1997, was 241.0%.

     COMPARISON WITH THE OTHER OFFERS. Wallach compared the Commercial offer to the other formal offers received from two major bank holding companies and the verbal indications of value received from three major financial institutions. The other offers involved stock-for-stock mergers, pursuant to which First Colorado's stockholders would receive stock of the acquiror having a value less than Commercial's offer. Wallach's examination of the offers included, but was not limited to, a comparison of pricing, the underlying securities and the implications for liquidity.


     ANALYSIS OF SELECTED THRIFT MERGERS. Wallach also reviewed publicly available information on eight national thrift merger and acquisition transactions known by Wallach to have occurred since January 1, 1997, for which Wallach believed the sellers were similar to First Colorado in size, market and financial performance. Wallach compared certain percentages and multiples implied by the Commercial offer with comparable percentages and multiples for these transactions. The average price offered in these transactions as a multiple of trailing earnings was 22.96 as compared to 26.09 associated with the Commercial offer at the time of the March 8, 1998 First Colorado Board Meeting. The average equity to assets ratio for the group of acquired companies was 10.2% as compared to First Colorado's equity to assets ratio, at December 31, 1997, of 13.5%. Since First Colorado had a materially higher capital level than most of the similar acquired companies, Wallach chose to use the adjusted capital method when comparing price to book value ratios. The adjusted capital method adjusts the banks capital level to a normalized level of 7.5% of assets, under the assumption that an acquirer will not assign a multiple of value for excess capital. The average multiple of adjusted book value in these transactions was 260.9%, as compared to 352.9% associated with the Commercial offer at the time of the March 8, 1998 First Colorado Board Meeting.


     ANALYSIS OF SELECTED THRIFT MERGERS SUBSEQUENT TO THE MARCH 8, 1998 BOARD MEETING. Subsequent to the March 8, 1998 Board meeting, Wallach revised its analysis to include a recently announced transaction and to exclude a transaction that was announced in March of 1997. Wallach reviewed publicly available information on eight national thrift merger and acquisition transactions known by Wallach to have occurred between April 1, 1997 and April 1, 1998, for which Wallach believed the sellers were similar to First Colorado in size, market and financial performance. Wallach compared certain percentages and multiples implied by the Commercial offer with comparable percentages and multiples for these transactions. The average price offered in these transactions as a multiple of trailing earnings was 23.00 as compared to 26.09 associated with the Commercial offer at the time of the March 8, 1998 First Colorado Board Meeting. The average equity to assets ratio for the group of acquired companies was 9.4% as compared to First Colorado's equity to assets ratio, at December 31, 1997, of 13.5%. Since First Colorado again had a materially higher capital level than the similar acquired companies, Wallach chose to use the adjusted capital method when comparing price to book value ratios. The adjusted capital method adjusts the banks capital level to a normalized level of 7.5% of assets, under the assumption that an acquirer will not assign a multiple of value for excess capital. The average multiple of adjusted book value in these transactions was 266.5%, as compared to 352.9% associated with the Commercial offer at the time of the March 8, 1998 First Colorado Board Meeting.

     COMMERCIAL STOCK TRADING HISTORY AND VALUATION. Wallach examined the history of trading prices for Commercial compared to a select group of nine other large regional bank holding companies who are active in acquisitions in the Rocky Mountain region. The "Index Group" is comprised of Banc One Corporation, Community First Bankshares, First Security Corporation, KeyCorp, Norwest Corporation, TCF Financial Corporation, U.S. Bancorp, Wells Fargo & Co, and Zions Bancorporation. Wallach also examined the valuation of Commercial relative to the Index

Group in relation to earnings, book value, dividend yield and other factors. For projected earnings Wallach used the average of published analyst estimates. The analysis showed, among other things, that for the trailing 12-month period ended December 31, 1997, and projected 1998 and 1999 calendar years, based on stock prices at March 6, 1998, the price to earnings ratio for Commercial was 16.5,
15.6 and 13.6 respectively, compared to 22.3, 18.3 and 16.0 for the Index Group, respectively. Based on Commercial stock price on March 6, 1998, the price to book value for Commercial was 249.9% compared to 352.6% for the Index Group and the common dividend yield for Commercial was 0.65% compared to 1.86% for the Index Group. As of March 6, 1998, the consensus of research analysts' projections of five years' earnings growth rate was 12.0% for Commercial compared to 12.6% for the Index Group. The return on average equity for the twelve months ended December 31, 1997, was 11.04% for Commercial compared to 18.38% for the Index Group. The ratio of equity to assets for Commercial was 6.41% compared to 8.51% for the Index Group.

     SUBSEQUENT COMMERCIAL OFFER PRICE. The closing stock price of Commercial was [$_____] on __________, 1998, the date of Wallach's second fairness opinion. Based on the Exchange Ratio, the resulting Commercial offer price for each share of First Colorado Common Stock was $_____. The implied multiple of trailing 12-month earnings of First Colorado for the period ended December 31, 1997, was __________. The implied multiple of book value at December 31, 1997, was
__________.

     Wallach is of the opinion that the Exchange Ratio is fair to First Colorado stockholders from a financial point of view.

     Wallach believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by them could create an incomplete view of the process underlying the preparation of its fairness opinion. No company or transaction used in the company comparable transaction analysis is identical to First Colorado, Commercial or the Merger. Accordingly, in its analysis Wallach used complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared.

     For Wallach's services in connection with preparing a plan for obtaining acquisition offers for First Colorado, soliciting and negotiating such acquisition offers, rendering its opinion as to the fairness of the Exchange Ratio to First Colorado's stockholders from a financial point of view and for certain other advisory services in connection therewith, First Colorado has agreed to pay Wallach certain fees. Wallach will receive a cash fee upon the effectiveness of the Merger equal to 0.75% of the first $300 million and 1.00% of the amount in excess of $300 million received by First Colorado stockholders in the transaction based on the value of the Commercial Common Stock issued to First Colorado's stockholders in the Merger. From November 1997 to the effective date of the Merger Wallach has or will receive a monthly retainer of $7,500, which amounts will be credited against the transaction fee due at the effectiveness of the Merger. Wallach has also received reimbursement of its actual out-of-pocket expenses and First Colorado has agreed to indemnify Wallach against certain liabilities, including liabilities under securities laws.

OPINION OF COMMERCIAL'S FINANCIAL ADVISOR

     On February 12, 1998, Commercial engaged Merrill Lynch to act as its exclusive financial advisor in connection with the Merger. Pursuant to the terms of its engagement, Merrill Lynch agreed to assist Commercial in analyzing, structuring, negotiating and effecting an acquisition transaction with First Colorado. Commercial selected Merrill Lynch because Merrill Lynch is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and was familiar with Commercial and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     As part of its engagement, representatives of Merrill Lynch were present at the meeting of the Commercial Board of Directors (the "Commercial Board") held on March 6, 1998 at which the Commercial Board considered the Merger and approved the Merger Agreement. At that meeting, Merrill Lynch rendered its written opinion that, as of such date, the Exchange Ratio was fair to Commercial from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Prospectus/Joint Proxy Statement.

     The full text of Merrill Lynch's written opinion ( the "Merrill Lynch Opinion"), dated as of the date of this Prospectus/Joint Proxy Statement, is attached hereto as Annex D and is incorporated herein by reference. The description of the Merrill Lynch Opinion set forth herein is qualified in its entirety by reference to the full text of the Merrill Lynch Opinion set forth in Annex D. Commercial stockholders are urged to read the Merrill Lynch Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, by Merrill Lynch in connection therewith.

     THE MERRILL LYNCH OPINION IS DIRECTED TO THE COMMERCIAL BOARD AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO COMMERCIAL. IT DOES NOT ADDRESS THE MERITS OF THE UNDERLYING BUSINESS DECISION OF COMMERCIAL TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMMERCIAL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE COMMERCIAL SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER IN CONNECTION THEREWITH.

     Merrill Lynch has informed Commercial that in arriving at its written opinion, Merrill Lynch, among other things: (1) reviewed certain publicly-available business and financial information relating to Commercial and First Colorado that Merrill Lynch deemed to be relevant, (2) reviewed certain information, including financial forecasts, relating to the businesses, earnings, assets, liabilities and prospects of Commercial and First Colorado furnished to Merrill Lynch by senior management of Commercial, as well as the amount and timing of cost savings and related expenses and revenue enhancement expected to result from the Merger furnished to Merrill Lynch by senior management of Commercial and First Colorado (the "Expected Synergies"); (3) conducted discussions with members of the senior management of Commercial and First Colorado concerning the foregoing, including the respective businesses, prospects, regulatory conditions and contingencies of Commercial and First Colorado before and after giving effect to the Merger and the Expected Synergies; (4) reviewed the market prices and valuation multiples for Commercial Common Stock and First Colorado Common Stock compared them with those of certain publicly-traded companies which Merrill Lynch deemed to be relevant; (5) reviewed the results of operations of Commercial and First Colorado and compared them with those of certain publicly-traded companies which Merrill Lynch deemed relevant; (6) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (7) reviewed the potential pro forma impact of the Merger; (8) reviewed a draft of the Merger Agreement; and (9) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including an assessment of general economic, market and monetary conditions.

     In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch has not assumed responsibility for independently verifying such information, has not undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Commercial or First Colorado or any of their subsidiaries and was not furnished with any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of allowances for credit or loan losses and neither made an independent evaluation of the adequacy of the allowances for credit or loan losses of Commercial or First Colorado, nor reviewed any individual credit or loan files relating to Commercial or First Colorado and, as a result, Merrill Lynch has assumed that the aggregate allowance for credit or loan losses for both of Commercial and First Colorado is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Merrill Lynch has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of

Commercial or First Colorado. With respect to financial forecast information, including, without limitation, financial forecasts, evaluations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves and future economic conditions and Expected Synergies, furnished to or discussed with Merrill Lynch by Commercial or First Colorado, Merrill Lynch has, with Commercial's consent, assumed that they have been reasonably prepared and reflect the best currently available estimates, allocations and judgments of the senior management of Commercial and First Colorado as to the expected performance of Commercial, First Colorado or the combined entity, as the case may be, and the Expected Synergies and expressed no opinion as to such financial forecast information or the Expected Synergies or the assumptions upon which they were based. The Merrill Lynch Opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Merger Agreement and was necessarily based on economic, market and other conditions as in effect on, and the information made available to Merrill Lynch, as of the date hereof.

     Merrill Lynch has also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any amendments or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger, including the Expected Synergies. The Merrill Lynch Opinion was also rendered without regard to the necessity for, or level of, any obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approvals for the Merger.

     In connection with rendering the Merrill Lynch Opinion, Merrill Lynch performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard, although it describes all material analyses performed by Merrill Lynch in connection therewith. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by it, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Merrill Lynch Opinion.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Commercial or First Colorado. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Exchange Ratio to Commercial from a financial point of view and were provided to the Commercial Board in connection with the delivery of the Merrill Lynch Opinion. Merrill Lynch gave the various analyses described below similar weight and did not draw any specific conclusions from or with regard to any one method or analysis. With respect to the comparison of selected comparable companies analysis and the analysis of selected thrift merger transactions summarized below, no public-company utilized as a comparison is identical to Commercial or First Colorado and no transaction is identical to the Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of Commercial, First Colorado and the companies to which they are being compared. The analyses do not purport to be appraisals or to reflect the prices at which Commercial might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described below, the Merrill Lynch Opinion was one of many factors taken into consideration by the Commercial Board in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Commercial Board or Commercial's management with respect to the Merger.

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

     The projections furnished to Merrill Lynch and used by it in certain of its analyses were prepared by the senior management of Commercial. Commercial does not publicly disclose internal management projections of the type provided to Merrill Lynch in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of the material analyses presented by Merrill Lynch to the Commercial Board on March 6, 1998, in connection with the Merrill Lynch Opinion dated the date hereof.

     SUMMARY OF PROPOSAL. Merrill Lynch reviewed the terms of the proposed transaction, including the Exchange Ratio and the implied aggregate transaction value. Based on this implied transaction value, Merrill Lynch calculated the price to market, price to book value, price to tangible book value, implied deposit premium (defined as the transaction value minus the tangible book value divided by total deposits) and price to 1998 estimated earnings (based on Commercial management estimates) multiples for First Colorado in the Merger based on such implied total transaction value. This analysis yielded a price to market multiple of 1.20x , a price to book value multiple of 2.34x, a price to tangible book value multiple of 2.38x, an implied deposit premium of 25.79%, and a price to projected 1998 earnings (based on Commercial management estimates) multiple of 23.3x.

     PRO FORMA MERGER ANALYSIS. Based on projections provided by Commercial, Merrill Lynch analyzed certain pro forma effects of the Merger. Assuming a price per share of Commercial Common Stock of $35.00, this analysis indicated that the transaction would be accretive to Commercial 1998 estimated earnings per share and accretive to Commercial estimated earnings per share thereafter, and that the Merger would be accretive to Commercial's book value and tangible book value per share. In this analysis, Merrill Lynch assumed that Commercial performed in accordance with the earnings forecasts and Expected Synergies provided to Merrill Lynch by Commercial's senior management.

     DISCOUNTED DIVIDEND STREAM ANALYSIS - FIRST COLORADO. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after-tax cash flows that First Colorado could produce and distribute to stockholders ("dividendable net income"). In this analysis, Merrill Lynch assumed after-tax Expected Synergies of $5.9 million in 1999 and an after-tax restructuring charge of $3.0 million in 1998. Merrill Lynch also assumed that First Colorado performed in accordance with earnings forecasts provided to Merrill Lynch by Commercial's senior management and that First Colorado's tangible common equity to tangible asset ratio would be maintained at a minimum 5.0% level. Merrill Lynch estimated the terminal values for the Commercial Common Stock at 14.00 to 16.00 times First Colorado's 2003 estimated operating income (defined as net income before amortization of intangibles). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 12.0% to 13.0%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Colorado Common Stock. This discounted dividend stream analysis indicated a net present value per share of First Colorado Common Stock reference range of $28.46 to $31.65. As indicated above, this analysis was based on Commercial senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Merrill Lynch noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     ANALYSIS OF SELECTED THRIFT MERGER TRANSACTIONS - FIRST COLORADO. Merrill Lynch reviewed publicly available information regarding the thrift merger transactions with a value greater than $400 million which had occurred in the United States since January 1, 1997 that it deemed to be relevant. Merrill Lynch compared the price to book value, price to tangible book value, price to trailing twelve months' earnings and the implied deposit premium paid in the Merger and in such selected thrift merger transactions. This analysis yielded a range of (i) price to book value multiples of 1.51x to 4.80x with a mean of 2.47x (compared with a multiple of 2.34x for First Colorado in the Merger), (ii) price to tangible book value multiples of 1.51x to 4.80x with a mean of 2.59x (compared with a multiple of 2.38x for First Colorado in the Merger), (iii) price to trailing twelve months' earnings multiples of 17.06x to 35.00x with a mean of 30.81x (compared with a multiple of 24.59x for First Colorado in the merger), and (iv) implied deposit premiums paid of 8.46% to 43.83% with a mean of 21.57% (compared with an implied deposit premium of 25.79% for First Colorado in the Merger).

     Merrill Lynch also reviewed publicly available information regarding selected thrift merger transactions with a value greater than $400 million which had occurred in the Midwest and Southwest region of the U.S. (defined as Colorado, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Michigan, Minnesota, Missouri, Nebraska, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, Texas, Utah and Wisconsin) since January 1, 1997 that it deemed to be relevant. Merrill Lynch compared the price to book value, price to tangible book value, price to trailing twelve months' earnings and the implied deposit premium paid in the Merger and in such selected thrift merger transactions. This analysis yielded a range of (i) price to book value multiples of 1.51x to 3.39x with a mean of 2.13x (compared with a multiple of 2.34x for First Colorado in the Merger); (ii) price to tangible book value multiples of 1.51x to 3.73x with a mean of 2.23x (compared with a multiple of 2.38x for First Colorado in the Merger); (iii) price to trailing twelve months' earnings multiples of 17.06x to 33.33x with a mean of 26.44x (compared with a multiple of 24.59x for First Colorado in the Merger); and (iv) implied deposit premiums paid of 9.97% to 38.87% with a mean of 20.85% (compared with an implied deposit premium of 25.79% for First Colorado in the Merger).

     No company or transaction used in the above analysis as a comparison is identical to First Colorado or the Merger, respectively. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies to which they are being compared.

     COMPARISON OF SELECTED COMPARABLE COMPANIES - FIRST COLORADO. Merrill Lynch compared selected operating and stock market results of First Colorado to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Advantage Bancorp, Inc., Alliance Bancorp Inc., Anchor BanCorp Wisconsin, D&N Financial Corp., First Indiana Corp., First Federal Capital Corp. and St. Francis Capital Corp (collectively, the "First Colorado Composite"). This comparison showed, among other things, that at or for the twelve months ended December 31, 1997 (i) First Colorado's net interest margin was 3.29% compared to a mean 3.21% for the First Colorado Composite; (ii) First Colorado's efficiency ratio (defined as noninterest expense divided by the sum of noninterest income and net interest income before provision for loan losses) was 46.71% compared to a mean of 59.98% for the First Colorado Composite; (iii) First Colorado's return on average assets was 1.31% compared to a mean of 0.88% for the First Colorado Composite; and (iv) First Colorado's return on average equity was 9.92% compared to a mean of 11.62% for the First Colorado Composite. This comparison also indicated that (i) at December 31, 1997, (A) First Colorado's tangible equity to tangible asset ratio was 13.22% compared to a mean of 7.77% for the First Colorado Composite, (B) First Colorado's ratio of equity to assets was 13.46% compared with a mean of 8.07% for the First Colorado Composite, (C) First Colorado's Core Capital ratio was 23.40% compared with a mean of 12.09% for the First Colorado Composite, (D) First Colorado's ratio of nonperforming loans to total loans was .18% compared with a mean of .58% for the First Colorado Composite, (E) First Colorado's ratio of nonperforming assets to total assets was .15% compared with a mean of .60% for the First Colorado Composite, (F) First Colorado's ratio of loan loss reserves to nonperforming assets was 201.71% compared with a mean of 143.73% for the First Colorado Composite, (G) First Colorado's ratio of loan loss reserves to nonperforming loans was 223.19% compared with a mean of 201.80% for the First Colorado Composite, (ii) assuming a First Colorado stock price of $25.00 (A) the ratio of First Colorado's market price to estimated earnings for the twelve month period ending December 31, 1998 was 20.83x compared to a mean of 17.90x and for the First Colorado Composite (assuming reported average earnings estimates based on data from First Call for the First Colorado Composite and assuming management estimates for First Colorado), (B) First Colorado's ratio of market price to estimated earnings for the twelve month period ending December 31, 1999 was 19.08x compared to a mean of 16.74x for the First Colorado Composite, (C) First Colorado's ratio of market price to book value per share at December 31, 1997 was 1.77x compared to a mean of 2.27x for the First Colorado Composite,

(D) First Colorado's ratio of market price to tangible book value per share at December 31, 1997 was 1.79x compared to a mean of 2.36x for the First Colorado Composite, and (E) First Colorado's dividend yield was 2.08% compared to a mean of 1.17% for the First Colorado Composite.

     DISCOUNTED DIVIDEND STREAM ANALYSIS - COMMERCIAL. Using a discounted dividend stream analysis, Merrill Lynch estimated Commercial's dividendable net income of Commercial on a stand-alone basis from 1998 through 2003. In this analysis, Merrill Lynch assumed that Commercial performed in accordance with the earnings forecasts provided to Merrill Lynch by Commercial's senior management and that Commercial's tangible common equity to tangible asset ratio would be maintained at a minimum 5.00% level. Merrill Lynch estimated the terminal values for the Commercial Common Stock at 14.00 to 16.00 times Commercial's 2003 estimated operating income (defined as net income before amortization of intangibles). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 12.0% to 14.0%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Commercial Common Stock. This discounted dividend stream analysis indicated a net present value per share reference range of $31.95 to $38.42 per share for Commercial Common Stock. As indicated above, this analysis was based on Commercial senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Merrill Lynch noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     COMPARISON OF SELECTED COMPARABLE COMPANIES - COMMERCIAL. Merrill Lynch compared selected operating and stock market results of Commercial to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including St. Paul Bancorp Inc., Charter One Financial, Sovereign Bancorp Inc., People's Bank (MHC), Bank United Corp., Peoples Heritage Financial Group, Webster Financial Corp. and TCF Financial (collectively the "Commercial Composite"). This comparison showed, among other things, that as for the twelve months ended December 31, 1997 (i) Commercial's net interest margin was 2.57% compared with a mean 3.47% for the Commercial Composite; (ii) Commercial's efficiency ratio (defined as noninterest expenses divided by the sum of noninterest income and net interest income before provision for loan losses) was 48.42% compared with a mean of 55.96% for the Commercial Composite; (iii) Commercial's return on average assets was 1.01% compared to a mean of 0.99% for the Commercial Composite; and (iv) Commercial's return on average equity was 16.74% compared to a mean of 13.36% for the Commercial Composite. This comparison also indicated that (i) at December 31, 1997, (A) Commercial's tangible equity to tangible asset ratio was 4.97% compared to a mean of 5.98% for the Commercial Composite, (B) Commercial's ratio of equity to assets was 6.55% compared with a mean of 7.13% for the Commercial Composite, (C) Commercial's Core Capital ratio was 14.70% compared with a mean of 11.50% for the Commercial Composite, (D) Commercial's ratio of nonperforming loans to total loans was .71% compared with a mean of .57% for the Commercial Composite, (E) Commercial's ratio of nonperforming assets to total assets was
 .75% compared with a mean of .60% for the Commercial Composite, (F) Commercial's ratio of loan loss reserves to nonperforming assets was 81.80% compared with a mean of 129.01% for the Commercial Composite, (G) Commercial's ratio of loan loss reserves to nonperforming loans was 124.97% compared with a mean of 164.26% for the Commercial Composite, (ii) assuming a Commercial share price of $35.00
(A) the ratio of Commercial's market price to estimated earnings for the twelve month period ending December 31, 1998 was 15.28x compared to a mean of 16.54x for the Commercial Composite (assuming reported average earnings estimates based on data from First Call for the Commercial Composite and assuming management estimates for Commercial), (B) Commercial's ratio of market price to estimated earnings for the twelve month period ending December 31, 1999 was 14.00x compared to a mean of 14.76x for the Commercial Composite), (C) Commercial's ratio of market price to book value per share at December 31, 1997 was 2.35x compared to a mean of 2.64x for the Commercial Composite, (D) Commercial's ratio of market price to tangible book value per share at December 31, 1997 was 3.09x compared to a mean of 3.04x for the Commercial Composite, and (E) Commercial's dividend yield was .69% compared to a mean of 1.38% for the Commercial
Composite.

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

     In connection with the Merrill Lynch Opinion (dated as of the date of this Prospectus/Joint Proxy Statement), Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described above in updating the Merrill Lynch Opinion.

     Merrill Lynch has been retained by the Commercial Board as an independent contractor to act as financial advisor to Commercial in connection with the Merger. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including financial institutions, in connection with mergers and acquisitions. In addition, within the past two years, Merrill Lynch has provided financial advisory, investment banking and other services to Commercial and has received fees for the rendering of such services. In the ordinary course of business, Merrill Lynch and its affiliates may trade debt and/or equity securities of Commercial or First Colorado for their own accounts and for the accounts of customers and, accordingly, may from time to time hold a long or short position in such securities.


     Commercial and Merrill Lynch have entered into a letter agreement dated February 12, 1998 relating to the services to be provided by Merrill Lynch in connection with the Merger. Commercial has agreed to pay Merrill Lynch fees as follows: (i) a fee of $100,000, contingent upon and payable in cash upon the execution of a definitive agreement to effect the Merger and, (ii) an additional fee of $3,000,000 contingent upon and payable in cash upon the completion of the Merger. Any fees previously paid to Merrill Lynch pursuant to clause (i) will be deducted from any fees to which Merrill Lynch is entitled pursuant to clause
(ii). In such agreement, Commercial also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities under the securities laws. Merrill Lynch will also receive a fee for the reissuance by First Colorado of approximately 1,800,000 shares of First Colorado Common Stock prior to the Effective Time of the Merger. See " -- Issuance of Shares from the
Treasury."

CONVERSION OF FIRST COLORADO COMMON STOCK

     EXCHANGE RATIO. Each share of First Colorado Common Stock issued and outstanding at the Effective Time (other than shares owned or held by First Colorado or Commercial or any of their subsidiaries, other than in a fiduciary capacity or pursuant to a debt previously contracted) will be converted into and represent solely the right to receive a number of shares of Commercial Common Stock (such number of shares referred to as the Exchange Ratio) equal to the quotient obtained by dividing 30 by the Average NYSE Closing Price; provided that, if such quotient is greater than .9677, then the Exchange Ratio shall equal .9677 or if such quotient is less than .7895, then the Exchange Ratio shall be .7895.

     NO FRACTIONAL SHARES. No fractional shares of Commercial Common Stock will be issued in the Merger. Instead, cash will be paid in lieu of any fractional share interests of Commercial Common Stock resulting from the Merger. No dividend or distribution with respect to Commercial Common Stock will be payable on or with respect to any fractional share interests, and no fractional share interest will entitle the owner thereof to vote or to any other rights of a stockholder of Commercial. The applicable cash value of each fractional share interest will be equal to the product of such fraction multiplied by the average of the closing prices per share of Commercial Common Stock for the five full trading days immediately preceding the Closing Date as reported on the NYSE consolidated tape as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source.

     EXCHANGE OF FIRST COLORADO STOCK CERTIFICATES. _______________________ is expected to act as the exchange agent (the "Exchange Agent") to effect the exchange of stock certificates in connection with the Merger. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each First Colorado stockholder of record at such date whose First Colorado Common Stock has been converted into Commercial Common Stock, advising such stockholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing First Colorado Common Stock in exchange for new certificates of Commercial Common Stock and for cash in lieu of any fractional interest. Promptly following receipt of such notice and transmittal form, holders of First Colorado Common Stock certificates should surrender their certificates in accordance with the specified procedures. Upon surrender, each First Colorado Common Stock certificate will be canceled.

     Until surrendered, certificates that prior to the Effective Time represented outstanding shares of First Colorado Common Stock will be deemed for all corporate purposes to evidence the right to receive cash and the ownership of the number of whole shares of Commercial Common Stock into which such shares of First Colorado Common Stock have been converted. Until such certificates are so surrendered, no dividend payable to holders of Commercial Common Stock as of any record date subsequent to the Effective Time will be paid to the holders of such certificates. However, upon surrender of such certificates, there will be paid to the record holder of the certificates of Commercial Common Stock issued in exchange therefor the amount of dividends that theretofore have become payable with respect to such shares of Commercial Common Stock along with the amount of cash, if any, payable to the holder in lieu of fractional shares. No interest will be payable with respect to such dividends or cash paid in lieu of fractional shares.

     If any certificate for shares of Commercial Common Stock is to be issued in a name other than the name in which the surrendered certificate is registered, it will be a condition of issuance that the certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting the issuance of such certificate either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the certificate in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     HOLDERS OF FIRST COLORADO COMMON STOCK SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT.

     Any shares of First Colorado Common Stock owned or held by First Colorado or Commercial or any of their subsidiaries (other than in a fiduciary capacity or pursuant to a debt previously contracted) at the Effective Time will cease to exist, and the certificates for such shares will be canceled.

TREATMENT OF FIRST COLORADO STOCK OPTIONS

     Immediately prior to the Effective Time, each holder of an option outstanding under the First Colorado Option Plan shall continue outstanding as an option to purchase, in place of the purchase of each share of First Colorado Common Stock, the number of shares of Commercial Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of First Colorado Common Stock immediately prior to the Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time, except that the exercise price of each such option shall be adjusted to equal the exercise price which existed under the terms of such option prior to the Effective Time divided by the Exchange Ratio.

     See " -- Interests of Certain Persons in the Merger" for information regarding outstanding First Colorado stock options.

NO DISSENTERS' APPRAISAL RIGHTS

     In accordance with the CBCA, First Colorado's stockholders do not have dissenters' rights of appraisal in connection with the transactions contemplated by the Merger Agreement.

THE BANK MERGER

     Following the Merger, First Federal will merge into the Bank, as a result of which the Bank will be the surviving savings institution. The Bank Merger will be undertaken subject to and upon the terms and conditions contained in the Merger Agreement and in the Plan of Merger between First Federal and the Bank dated March 9, 1998. At the Bank Merger Effective Time, the shares of First Federal Common Stock issued and outstanding immediately prior thereto will be canceled and the shares of capital stock of the Bank outstanding immediately prior thereto will constitute the only outstanding shares of capital stock of the Bank following consummation of the Bank Merger, the charter and bylaws of the Bank in effect immediately before the Bank Merger will be the charter and bylaws of the Bank immediately after the Bank Merger, the current home office of the Bank will continue to be the home office of the Bank, and the former home office of First Federal and all branch offices of the Bank and former branch offices of First Federal will be branch offices of the Bank. Following the Bank Merger, the Bank will continue to operate under the name "Commercial Federal Bank, a Federal Savings Bank." For additional information, see " -- Management after the Merger," " -- Employee Benefit Plans after the Merger" and " -- Interests of Certain Persons in the Merger."

     The obligations of the parties to consummate the Bank Merger are subject to the receipt of OTS approval of the Bank Merger.

MANAGEMENT AFTER THE MERGER


     The directors and executive officers of Commercial and the Bank will not be affected by the Merger, with the exception that Malcolm E. Collier is expected to become a director of Commercial.

REPRESENTATIONS AND WARRANTIES

     Commercial and the Bank, and First Colorado and First Federal, have given certain representations and warranties to each other in the Merger Agreement relating to, among other things, the following: the validity of their organization; authorized capital; the ownership, organization and status of their subsidiaries; the compliance and timely filing of all regulatory documents with governmental authorities; the accuracy and completeness of certain internal books and records and of their financial statements, reports and material relating to them included in this Prospectus/Joint Proxy Statement; the absence of any undisclosed material adverse change in their business, financial conditions or results of operations; the accuracy and completeness of information contained in this Prospectus/Joint Proxy Statement; disclosure of financial advisory, brokerage, finders and similar fees; the absence of undisclosed material pending or threatened litigation; their standing under and compliance with applicable federal, state or local law, including compliance with federal securities laws and state and federal tax laws, among others; certain tax matters; their authority to enter into the Merger Agreement and to undertake the transactions contemplated by it; that the execution and performance of their respective obligations under the Merger Agreement will not result in any violation, conflict or breach of default; actions taken to comply with accounting and tax treatment of the Merger; and the accuracy of all information provided to each other in connection with the Merger. First Colorado and First Federal have made additional representations as to the absence of undisclosed employment agreements or arrangements and employee benefits; absence of any undisclosed material contracts; absence of any material contract defaults; the lack of undisclosed derivative contracts; the absence of known environmental hazards and claims; the adequacy of certain types of insurance; the quality of First Federal's loan portfolio; and ownership of all real property and undisturbed possession of all material leases; the adequacy of the present carrying values of any real estate investments, joint ventures, construction loans or other investments or loans under generally accepted accounting principles.

COVENANTS PENDING THE MERGER

     In the Merger Agreement, Commercial, the Bank, First Colorado and First Federal have agreed to use their reasonable best efforts, and to take all actions necessary or appropriate, to consummate the transactions contemplated by the Merger Agreement. Each party has also agreed to give to the other party and its respective representatives and agents reasonable access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data and all documents with respect to matters to which reference is made in the Merger Agreement. In addition, the parties have agreed to use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions, filings and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and governmental authorities which are necessary to consummate the transactions contemplated by the Merger Agreement. Further, from the date of the Merger Agreement and continuing through the Closing Date, except as required by applicable law or with the prior written consent of the parties, no party shall take any action which, or fail to take any action the failure of which to be taken, would, or could reasonably be expected to, (i) result in any of the representations and warranties set forth in the Merger Agreement on the part of the party taking or failing to take such action being or becoming untrue in any material respect; (ii) result in any conditions to the closing set forth in the Merger Agreement not being satisfied; or (iii) adversely affect or materially delay the receipt of any of the requisite regulatory approvals or the consummation of the Merger and the other transactions contemplated thereby. First Colorado has also agreed to cause First Federal to perform and comply with all of the obligations, covenants and agreements as provided in the Merger Agreement, to be performed or complied with by First Federal at or prior to the Closing.

     Pursuant to the Merger Agreement, First Colorado and its subsidiaries, including First Federal, will conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices, preserve its present business organization and relationships, keep available the present services of its employees and preserve its rights, franchises, goodwill and relations with its customers and others with whom they conduct business.

     In addition, except as expressly contemplated and permitted by the Merger Agreement, First Colorado and its subsidiaries shall not, without the prior written consent of Commercial:

          (i) amend its articles of incorporation, charter or bylaws (or comparable governing instruments) or merge with or into or consolidate with any other person, subdivide, combine or in any way reclassify any shares of its capital stock, or change in any manner the rights of its outstanding capital stock;

          (ii) issue or sell or purchase any shares of its capital stock, or issue or sell or purchase any option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including, without limitation, by exchange or conversion) (each a "Right") any shares of its capital stock (except that First Colorado may issue shares of its common stock upon (i) exercise of First Colorado stock options outstanding on the date of the Merger Agreement or (ii) as previously disclosed in the Merger Agreement);

          (iii) waive any right of value to its business other than a waiver, together with all other such waivers, that would not have a material adverse effect;

          (iv) make any change in its accounting methods or practices for tax or accounting purposes or make any change in depreciation or amortization policies or rates adopted by it for tax or accounting purposes, except in each case as required by generally accepted accounting principles or applicable law;

          (v) materially change, or agree to change, any of its lending activities, policies or practices, except as required by applicable law or by any governmental authority;

          (vi) make any loan or advance to any of its affiliates, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business consistent with past practice), or make any other loan or advance otherwise than in the ordinary course of business consistent with past practice;

          (vii) sell, offer to sell, abandon or make any other disposition of any of its material assets, including selling or closing any branches; or grant or suffer any encumbrance on any of its material assets;

          (viii) except in the ordinary course of business consistent with past practice, incur or assume, or agree to incur or assume, any liability or obligation (whether or not currently due and payable) relating to its business or any of its assets;

          (ix) create, renew, amend, terminate or cancel, or take any other action that may result in the creation, renewal, amendment, termination or cancellation of, any contract with any of its affiliates;

          (x) declare, set aside or pay any dividends or declare or make any other distributions of any kind on or in respect of its capital stock (other than dividends from a First Colorado subsidiary to First Colorado or another First Colorado subsidiary), or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or Rights, provided that First Colorado may declare and pay its regular quarterly cash dividends on the First Colorado Common Stock of not more than $.13 per share per quarterly period, provided further that the parties agree that after the date of the Merger Agreement, each of First Colorado and Commercial shall coordinate with the other the declaration of any dividends and the record dates and payment dates relating thereto, so that holders of First Colorado Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of First Colorado Common Stock and any shares of Commercial Common Stock any such holder receives in exchange therefor in the Merger;

          (xi) create, renew, amend, terminate or cancel, or take any other action that may result in the creation, renewal, amendment, termination or cancellation of, any contract, except in the ordinary course of business consistent with past practice and as would not, in the aggregate, have a material adverse effect; enter into or amend any contract pursuant to which it agrees to indemnify any party on behalf of its business or pursuant to which it agrees to refrain from competing with any party with respect to its business;

          (xii) except as previously disclosed to Commercial, adopt, amend, renew, terminate or accelerate or vest benefits under any First Colorado employee benefit plan or benefit arrangement or any other employee program, plan, agreement, arrangement or policy between First Colorado or a First Colorado subsidiary and one or more of employees of First Colorado or a First Colorado subsidiary, except as required by applicable law;

          (xiii) commit any act or omission which constitutes a breach or default under any contract or license to which it is a party or by which it or any of its properties or assets is bound except as would not have, in the aggregate, a material adverse effect;

          (xiv) acquire in any manner, including by way of merger, consolidation or purchase of an equity interest or assets, any business or any corporation, partnership, association or other business organization or division thereof (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice);

          (xv) increase the salary or wages of any employees of First Colorado or of any First Colorado subsidiary; or pay any incentive, bonus or similar payments to employees other than as required by the terms of any First Colorado employee benefit plan or benefit arrangement in effect as of the date of the Merger Agreement and previously disclosed in the Merger Agreement;

          (xvi) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised, or purchase any derivatives contracts;

          (xvii) make any investment which would cause First Federal to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code;

          (xviii) change its existing investment guidelines as previously disclosed in the Merger Agreement, except as required by applicable law or any governmental authority, or the manner in which its investment securities portfolio is classified or reported;

          (xix) authorize or make capital expenditures in excess of $100,000, individually, or $500,000, in the aggregate;

          (xx) take any action that or fail to take any action the result of which would (but without giving effect to any actions taken or agreed to be taken by Commercial or any of its affiliates)(i) prevent Commercial from accounting for the Merger as a pooling of interests for accounting and financial reporting purposes or (ii) prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code; or

          (xxi)   agree (by contract or otherwise) to do any of the foregoing.

NO SOLICITATION

     Pursuant to the Merger Agreement, First Colorado or any of its affiliates shall not directly or indirectly solicit, encourage or facilitate inquiries or proposals or initiate or participate in any negotiations with a person concerning the acquisition or purchase of all or a material portion of the assets of First Colorado or any of its subsidiaries (a "third party proposal"). However, First Colorado's Board may authorize or permit its representatives to furnish certain nonpublic information or participate in such discussions if failure to do so would constitute a violation of the Board's fiduciary duties under applicable law. First Colorado has agreed to give prompt written notice to Commercial upon becoming aware of any third party proposal and furnish to Commercial copies of all information regarding the terms of any third party proposal.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Pursuant to the Merger Agreement, the obligations of Commercial, the Bank, First Colorado and First Federal to effect the Merger are subject to the following conditions:

          (i) no statute, rule, regulation, order, injunction, decree or other applicable law shall have been enacted, entered, issued, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger pursuant hereto (an "Injunction") and which remains in effect; and no proceeding initiated by any governmental authority seeking an Injunction shall be pending;

          (ii) all consents, waivers, authorizations and approvals required from all governmental authorities to consummate the Merger shall have been obtained and shall remain in full force and effect and all waiting periods under applicable law in respect thereof shall have expired or terminated;

          (iii) the Merger, the Merger Agreement and the transactions contemplated thereby shall have been approved by the Commercial stockholders and the First Colorado stockholders, in each case, in the manner required by applicable law;

          (iv) the Commission shall have declared the registration statement effective; and on the Closing Date and at the Effective Time, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or then threatened by the Commission;

          (v) the shares of Commercial Common Stock, if any, to be issued as Merger Consideration in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

          (vi) Commercial and First Colorado shall have received a letter, in form and substance reasonably satisfactory to Commercial, from Wachtell, Lipton, Rosen & Katz, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, as to certain federal income tax and accounting matters with respect to the Merger.

     The obligations of Commercial and the Bank to effect the Merger and the transactions contemplated in the Merger Agreement are subject to the following additional conditions, among others: (i) Commercial shall have received a letter from First Colorado's independent public accountants regarding certain financial information included in this Prospectus/Joint Proxy Statement and other matters;
(ii) the representations and warranties of First Colorado and First Federal set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representation and warranty speaks of an earlier date) as of the Closing Date as though made on and as of the Closing Date and First Colorado and First Federal shall have performed and complied in all material respects, with each agreement, covenant, obligation and condition required in the Merger Agreement at or prior to the Closing Date; (iv) First Colorado shall have delivered to Commercial and the Bank a certificate, dated as of the Closing Date, and signed by its chief executive officer and chief financial officer confirming the satisfaction of the conditions set forth in (ii) and (iii) above; and (v) Commercial shall have received executed written undertakings from all affiliates of First Colorado at least 45 days prior to the date of First Colorado's meeting of stockholders to approve the Merger, for determining the qualification of the Merger as a pooling of interest for accounting and financial reporting purposes.

     The obligations of First Colorado and First Federal to effect the Merger and the transactions contemplated in the Merger Agreement are subject to the following additional conditions: (i) the representations and warranties of Commercial and the Bank set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representation and warranty speaks of an earlier date) as of the Closing Date as though made on and as of the Closing Date; (ii) Commercial and the Bank shall have performed and complied in all material respects with each agreement, covenant, obligation and condition required in the Merger Agreement at or prior to the Closing Date; and (iii) Commercial shall have delivered to First Colorado and First Federal a certificate, dated as of the Closing Date, and signed by its chief executive officer and chief financial officer confirming the satisfaction of the conditions contained in (i) and (ii) above dated as of the Closing Date.

     There can be no assurance that the conditions to consummation of the Merger will be satisfied. In the event the conditions to either party's obligations become impossible to satisfy in any material respect, the other party may elect to terminate the Merger Agreement. See " -- Amendment or Termination of the Merger Agreement."

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time before the Effective Time, whether before or after approval by stockholders; (i) by mutual written consent of the parties; (ii) at the election of either party, if the closing of the Merger shall not have occurred on or before February 28, 1999, provided that the right to terminate under this provision shall not be available to any party whose failure or whose affiliate's failure to perform any covenant of an obligation under the Merger Agreement has been the cause of, or has resulted in, the failure of the closing to occur on or before such date; (iii) by either party if a condition to the terminating party's obligation to close as set forth in the Merger Agreement cannot be satisfied prior to February 28, 1999, unless caused by the breach of any covenant or agreement under the Merger Agreement (x) by First Colorado or First Federal, in the case of a termination by First Colorado, or (y) by Commercial or the Bank, in the case of termination by Commercial; (iv) by either party (provided that none of the terminating party or any of its affiliates is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties in the Merger Agreement on the part of First Colorado or First Federal, in the case of a termination by Commercial, or on the part of Commercial or the Bank, in the case of a termination by First Colorado, which breach is not cured within 30 days following written notice given by the terminating party to the party committing such breach, or, by its nature, cannot be cured prior to February 28, 1999, and which breach would entitle the terminating party to not consummate the Merger; (v) by Commercial if First Colorado's Board shall withdraw, modify or change in a manner adverse to Commercial its recommendation with respect to the Merger, the Merger Agreement or the transactions contemplated thereby; or (vi) by First Colorado at any time during the two trading day period commencing with the fourth trading day prior to the Closing Date and if (A) the Average NYSE Closing Price of Commercial Common Stock is less than the product of the Starting Price ($34.875) and .85, and (B) the number obtained by dividing the Average NYSE Closing Price by $34.875 is less than the Index Ratio; provided, however, that First Colorado shall not be entitled to terminate the Merger Agreement on this basis if Commercial exercises its option to adjust the Exchange Ratio so that it equals the lesser of (a) the quotient obtained by dividing the product of .85, the Starting Price and .9677 by the Average NYSE Closing Price of Commercial Common Stock, or (b) the quotient obtained by dividing the product of the Index Ratio, the Starting Price and .9677 by the Average NYSE Closing Price.

     The representations, warranties, covenants and agreements of the parties set forth in the Merger Agreement shall not survive the Effective Time, and shall be terminated and extinguished at that time. If the Merger Agreement is terminated and the Merger and the transactions contemplated thereby are not consummated, the Merger Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the payment of expenses and provisions regarding confidentiality and announcements to the public. Notwithstanding the foregoing, none of the parties are relieved of liability for a willful breach of any provision of the Merger Agreement.

     The Merger Agreement may be amended, whether before or after approval by stockholders of Commercial or First Colorado, by an agreement in writing executed in the same manner as the Merger Agreement and authorized or ratified by the Boards of Directors of First Colorado and Commercial, except that after approval of the Merger Agreement by First Colorado's stockholders, no such amendment shall be made which would require further approval and authorization by Commercial's stockholders and First Colorado's stockholders.

EXPENSES

     Each of the parties to the Merger Agreement will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated thereunder.

REQUIRED REGULATORY APPROVALS

     The Merger is subject to the approval of the OTS. Commercial has filed an application with the OTS for approval of the Merger. As of the date of this Prospectus/Joint Proxy Statement, the approval of the OTS has not been received. There can be no assurance as to the timing of such approval, if given, or as to the conditions, if any, on which approval will be given. In addition, the approval, if and when granted, may contain conditions which Commercial may find unduly burdensome. When such approval is received, material changes to the Merger Agreement, material conditions, or other changes of a material nature may be imposed by regulatory authorities in connection therewith which could require a resolicitation of Commercial's and First Colorado's stockholders for approval. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. If the required regulatory approvals are not obtained, the Merger Agreement will be terminated, and the Merger will not occur.

CLOSING; MERGER EFFECTIVE TIMES

     The Merger shall become effective on the date and at the time on which articles of merger are filed with the Secretaries of State of the States of Nebraska and Colorado in such form as required by, and in accordance with, the relevant provisions of the NBCA and the CBCA, respectively. Subject to the terms and conditions of the Merger Agreement, the Effective Time shall occur on any such date as Commercial shall notify First Colorado in writing (such notice to be at least five full trading days in advance of the Effective Time) but in any event (i) not earlier than the later of (x) the satisfaction or waiver of all conditions set forth in Article VII of the Merger Agreement and
(y) July 24, 1998 (such later date being referred to herein as the "Approval Date") and (ii) subject to clause (i),not later than the first business day of the first full calendar month commencing at least five full trading days after the Approval Date, or at such other time as Commercial and First Colorado shall agree.

EMPLOYEE BENEFIT PLANS AFTER THE MERGER

     To the extent permitted by applicable law, the employees of First Colorado and First Federal who become employees of Commercial and/or the Bank ("Continuing Employees") shall be eligible to participate in all benefit plans sponsored by Commercial or the Bank to the same extent as other similarly situated employees of Commercial and the Bank; provided that Commercial shall
(i) give the Continuing Employees full credit for prior service with First Colorado or First Federal with respect to determination of eligibility to participate, vesting, and benefit levels under the welfare plans sponsored by Commercial or the Bank, and with respect to determination of eligibility and vesting, but not benefit accruals under 401(k) plans sponsored by Commercial or the Bank, (ii) continue their employment and regular salary in effect on the date of closing of the Merger until the earlier to occur of their voluntary termination of employment and the date twelve (12) months after the Closing, and
(iii) not subject the Continuing Employees to any uninsured waiting period or exclusion for pre-existing conditions that was not in effect, on the effective date of the Merger, under a medical or dental insurance plan maintained by First Colorado or First Federal, and (iv) have no obligation to provide benefits under any Commercial plan or program that are duplicative of benefits that employees of First Colorado or First Federal receive under a similar plan or program maintained by First Colorado or First Federal after the Merger.

     Under the Merger Agreement, Commercial shall honor all accrued vacation and sick leave for the employees of First Colorado and its subsidiaries following the Merger, subject both to expiration within one year of the Merger and to Commercial's policies, from the closing of the Merger forward, applicable to the accrual of vacation pay and sick leave. Commercial will honor the First Federal 1996 Management Stock Bonus Plan, as well as First Federal's qualified pension plans, and will fulfill all obligations to participants thereunder in accordance with the terms of such plans.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of First Colorado's management and its Board of Directors may be deemed to have certain interests in the Merger in addition to their interests as stockholders of First Colorado generally. First Colorado's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement. See " -- Reasons for the Merger and Recommendation of First Colorado Board of Directors."

     STOCK OPTIONS. The following table sets forth as of May 5, 1998 information regarding outstanding options under the First Colorado Option Plans held by directors and executive officers of First Colorado and First Federal. These options have vested in accordance with their terms. For a description of the manner in which these options will be treated in connection with the Merger, see " -- Treatment of First Colorado Stock Options."


                                                            Options      Options Exercisable     Aggregate
                                             Options       Currently         Upon Merger           Value of
                                              Held        Exercisable      Consummation (1)     Such Options (2)
                                             ------       -----------      ----------------    -----------------
Directors:
    E. William Foerster, Jr.                 12,000           12,000            12,000
    Leeon E. Hayden                          12,000           12,000            12,000
    Robert W. Richards                       76,064           76,064            76,064
    Malcolm E. Collier, Jr.                 141,201          141,201           141,201
    John J. Nicholl                          12,000           12,000            12,000
    Robert T. Person, Jr.                    12,000           12,000            12,000
    Polly Baca                                   --               --                --
    Steven Burkholder                        12,000           12,000            12,000
    James R. Wexels                          12,000           12,000            12,000

  Executive Officers Who are
  Not Directors:
    Brian L. Johnson                         60,900           60,900            60,900
    Elaine M. Samuelson                      50,062           50,062            50,062
    James A. Rooney                          53,000           53,000            53,000
    Robert A. Francis                        45,912           45,912            45,912
    Robert P. Easterly                       43,000           43,000            43,000


______________
(1) Pursuant to the terms of First Colorado's stock option plans, vesting of certain options was accelerated due to the Merger.
(2) Based on the closing price of First Colorado Common Stock ($__.__) on the Record Date.


     RESTRICTED STOCK. First Colorado Common Stock awards previously awarded to persons under the First Federal Management Stock Bonus Plan ("MSBP") for Directors, Officers and employees immediately vest in the event of a "change in control." For purposes of such Plans, the execution of the Merger Agreement constitutes a "change in control." As of May 4, 1998, Mr. Collier, Mr. Richards and the other executive officers of First Colorado (5 persons) and the non-executive officer directors of First Colorado (7 persons) would receive 12,000, 9,000, 32,400 and 3,600 shares of First Colorado Common Stock, respectively, due to acceleration of unvested awards pursuant to the MSBP (assuming the Merger takes place after July 24, 1998). Based on an Exchange Ratio of ________, Commercial Common Stock to be received by the executive officers and directors due to acceleration of unvested benefits would be ________ shares of Commercial Common Stock in the aggregate.

     SEVERANCE BENEFITS. Commercial has agreed that for a period of twelve (12) months following the Effective Time, to provide severance benefits (one week of base salary per year of service with First Colorado, First Federal, Commercial, or Commercial Subsidiary, but (i) not less than two (2) weeks severance and (ii) not more than an aggregate of twelve (12) weeks severance), and to recognize and carry forward, as of the Effective Time, all sick leave and vacation accrued during the twelve (12) month period ending on, and including, the Closing Date under the respective policies of First Colorado and First Federal, to Eligible Employees (First Colorado and First Federal employees who became employees of Commercial or a Commercial subsidiary as of the Effective Time), provided that such Eligible Employee is not entitled to any severance benefits under any contract as a result or in respect of such termination.

     CHANGE-IN-CONTROL PAYMENTS. Commercial has agreed to honor and perform on all of the obligations of First Colorado and First Federal under the terms of severance agreements, previously disclosed to Commercial, between management employees and First Colorado and First Federal that existed as of the date the Merger Agreement was executed, provided that First Colorado makes payments due as of or prior to the Effective Time. At the Effective Time, it is anticipated that payments to Malcolm E. Collier, Jr., under his severance agreement will equal approximately $620,000.

     In connection with the Merger, the First Federal Employee Stock Ownership Plan and Trust (the "ESOP") will be terminated and all participant accounts will become fully vested and non-forfeitable. The termination of the ESOP will require the ESOP trustee to use a certain portion of the proceeds received from the exchange of shares of First Colorado Common Stock pursuant to the Merger Agreement to repay the related outstanding debt. Pursuant to the ESOP, any amounts remaining after the repayment of the debt will be distributed to the ESOP participants.

     INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. Commercial has agreed to indemnify defend and hold harmless, and advance expenses for present and former directors and officers of First Colorado against all losses, expenses, claims, damages or liabilities arising from any acts or omissions by such person occurring prior to the Effective Time to the same extent they are indemnified under First Colorado's Articles of Incorporation and Bylaws in effect at the date of the Merger Agreement or arising by operation of law for a period of three years following the Effective Time or until the expiration of the applicable statute of limitations, but in no event beyond six years following the Effective Time. In addition, with respect to policies of officers' or directors' of First Colorado immediately prior to the Effective Time, Commercial has agreed to continue coverage under First Colorado's existing directors' and officers' liability insurance policies for a period of at least 3 years with respect to matters occurring prior to the Effective Time, provided that Commercial is not obligated to pay aggregate premiums in excess of $100,000.


     BOARD MEMBERSHIP. Promptly following the Effective Time, Commercial has agreed to appoint Mr. Malcolm E. Collier, Jr. as a director of Commercial for a term to expire at the 1998 Annual Meeting, as required under the Nebraska Business Corporation Act. Mr. Collier will be entitled to receive director's fees equal to at least $500 per meeting. Instead of accepting the appointment as a director, Mr. Collier may elect to become a director emeritus for a period of not less than 36 months.


     ADVISORY BOARD. Each director serving on the First Colorado Board of Directors as of the date the Merger Agreement was executed will be invited to serve on an advisory board to Commercial for a period of not less than twelve
(12) months following the Effective Time. Those directors serving on the advisory board that are not employees of Commercial or a Commercial subsidiary following the Effective Time will be entitled to receive a fee of $500 per meeting.

     CHARITABLE FOUNDATION. In connection with the Merger, First Colorado will establish a charitable foundation and contribute $250,000 to such foundation.

FEDERAL INCOME TAX CONSEQUENCES


     Commercial and First Colorado will rely upon an opinion of Wachtell, Lipton, Rosen & Katz, to the effect that, under currently applicable United States federal income tax law, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by First Colorado shareholders who receive solely Commercial Common Stock in exchange for shares of First Colorado Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Commercial Common Stock). Based upon such opinion, Commercial and First Colorado are of the view that:

     .    the Merger should qualify as a reorganization within the meaning of
          Section 368(a)(1)(A) of the Code. First Colorado and Commercial should each be a "party to a reorganization" within the meaning of
          Section 368(b) of the Code;

     . First Colorado should recognize no gain or loss on the transfer of its assets to Commercial in exchange for the Commercial Common Stock, cash, if any, and the assumption of its liabilities by Commercial, by reason of the application of Sections 361(a), 361(b) and 357(a) of the Code;

     . no gain or loss should be recognized by First Colorado upon the distribution of the Commercial Common Stock to the First Colorado stockholders, by reason of the application of Section 361(c)(1) of the Code;

     . no gain or loss should be recognized by Commercial on the receipt of First Colorado's assets in exchange for Commercial Common Stock, and the assumption by Commercial of First Colorado's liabilities, by reason of the application of Section 1032(a) of the Code;

     . the basis of the assets of First Colorado in the hands of Commercial should be the same as the basis of such assets in the hands of First Colorado immediately prior to the Merger, by reason of the application of Section 362(b) of the Code;

     . the holding period of the property acquired by Commercial from First Colorado should include the holding period of such property in the hands of First Colorado immediately prior to the Merger, by reason of the application of Section 1223(2) of the Code;

     . no gain or loss should be recognized by the former First Colorado stockholders upon the exchange of their First Colorado Common Stock for the Commercial Common Stock (including fractional shares which they otherwise might be entitled to receive) by reason of the application of Code Section 354(a);

     . the basis of the Commercial Common Stock (including fractional share interests a First Colorado stockholder would otherwise be entitled to receive) to be received by a First Colorado stockholder who exchanges First Colorado Common Stock for Commercial Common Stock should be the same as the basis of First Colorado Common Stock surrendered in the Merger by reason of Code Section 358(a)(1);

     . the holding period of the Commercial Common Stock (including fractional shares which they otherwise might be entitled to receive) to be received by First Colorado stockholders should, in each instance, include the holding period of the First Colorado shares surrendered in the Merger, provided First Colorado stock was held as a capital asset on the date of the Merger, by reason of the application of Code Section 1223(1);

     . Commercial as the survivor should succeed to and take into account as of the close of the day of the distribution or transfer the items of First Colorado described in Code Section 381(c), subject to the conditions and limitations specified in Code Sections 381(b) and 381(c), by reason of the application of Code Section 381(a)(2);

     . as provided in Code Section 381(c)(2) and Regulation Section 1.381(c)(2)-1, Commercial as the survivor should succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Colorado as of the date or dates of transfer; any deficit in earnings and profits of either Commercial or First Colorado should be used only to offset earnings and profits accumulated after the date or dates of transfer;

     . cash received by a stockholder of First Colorado otherwise entitled to receive a fractional share of Commercial Common Stock in exchange for his First Colorado stock should be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Commercial. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a). This receipt of cash should result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be capital gain or loss to the former First Colorado stockholder, provided First Colorado stock was a capital asset in such former stockholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code (Rev. Rul. 66-365 and Rev. Rul. 77-41).


The opinion of Wachtell, Lipton, Rosen & Katz has no binding effect on the IRS. The opinion of Wachtell, Lipton, Rosen & Katz is filed with the Commission as an exhibit to Commercial's registration statement on Form S-4 of which this Prospectus/Joint Proxy Statement is a part. See "Additional Information." Pursuant to the Merger Agreement, receipt of an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date, to the same effect as the opinion filed with the Form S-4 is a condition to the obligations of the Parties to consummate the Merger.

     Cash payments made to the holders of First Colorado Common Stock upon the exchange thereof in connection with the Merger (other than certain exempt entities and persons) will be subject to a 31.0% backup withholding tax under federal income tax law unless certain requirements are met. Generally, Commercial will be required to deduct and withhold the tax if (i) the stockholder fails to furnish a taxpayer identification number ("TIN") or fails to certify under penalty of perjury that such TIN is correct, (ii) the IRS notifies Commercial that the TIN furnished by the stockholder is incorrect,
(iii) the IRS notifies Commercial that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31.0% backup withholding tax. Any amounts withheld in collection of the 31.0% backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

     THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH FIRST COLORADO STOCKHOLDER'S SITUATION. EACH FIRST COLORADO STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH STOCKHOLDER AND NOT COMMON TO STOCKHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF COMMERCIAL COMMON STOCK RECEIVED IN THE MERGER.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles, under which the recorded assets and liabilities of Commercial and First Colorado will be carried forward to the surviving corporation in the Merger (Commercial) at their recorded amounts; income of the surviving corporation will include income of Commercial and First Colorado for the entire fiscal year in which the Merger occurs; and the reported revenues and expenses of Commercial and First Colorado for all prior periods presented will be combined and restated as revenues and expenses of the surviving corporation (Commercial). Pursuant to the Merger Agreement, the receipt of a letter from Deloitte & Touche llp stating that the Merger will qualify as a pooling of interests is a condition to the obligations of the Parties to consummate the Merger.

ISSUANCE OF SHARES FROM THE TREASURY

     Prior to the Effective Time of the Merger, it is intended that First Colorado will reissue approximately 1,800,000 shares of First Colorado Common Stock currently held as treasury stock in a private placement. The shares will be reissued in order to permit the Merger to qualify for pooling of interests accounting treatment. See " -- Accounting Treatment." At the Effective Time of the Merger, such shares will be outstanding and will therefore convert into shares of Commercial Common Stock and cash in lieu of fractional shares in accordance with the Exchange Ratio.

RESALE OF COMMERCIAL COMMON STOCK; RESTRICTIONS ON TRANSFER

     The shares of Commercial Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of First Colorado or Commercial for purposes of Rule 145 under the Securities Act (generally, individuals or entities that control, are controlled by or are under common control with First Colorado or Commercial). Affiliates may not sell their shares of Commercial Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

     First Colorado has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate (for purposes of Rule 145) of First Colorado to deliver to Commercial a written agreement intended to ensure compliance with the Securities Act.

NEW YORK STOCK EXCHANGE LISTING

     Commercial Common Stock is traded on the NYSE under the symbol "CFB". It is expected that Commercial Common Stock will continue to be quoted on the NYSE under the symbol "CFB" following the Merger.

STOCK OPTION AGREEMENT

     As a condition to Commercial's entry into the Merger Agreement, First Colorado and Commercial entered into the Stock Option Agreement pursuant to which First Colorado granted to Commercial an irrevocable option (the "Option") to purchase from First Colorado 3,348,533 authorized but unissued shares, under certain circumstances and subject to adjustment, of First Colorado Common Stock at a price per share of $24.125 (the "Purchase Price"), payable in cash. The shares of First Colorado Common Stock subject to the Option would equal 19.9% of outstanding First Colorado Common Stock before giving effect to the exercise price of the Option and 16.6% of the outstanding First Colorado Common Stock after giving effect to the exercise of the Option. Under the Stock Option Agreement, Commercial may exercise the Option, in whole or in part, when a "Purchase Event" (defined below) occurs.

     A "Purchase Event" includes any of the following: (i) First Colorado or any First Colorado subsidiary, without having received prior written consent from Commercial, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any Person (other than Commercial or any Commercial subsidiary) to (A) effect a merger or consolidation or similar transaction involving First Colorado or any First Colorado subsidiary (other than internal mergers, reorganizing actions, consolidations or dissolutions involving only existing First Colorado Subsidiaries), (B) purchase, lease or otherwise acquire existing First Colorado Subsidiaries, (C) purchase, lease or otherwise acquire 20% or more of the assets of First Colorado or any First Colorado subsidiary or (D) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership of securities representing 20% or more of the voting power of First Colorado or any First Colorado subsidiary; (ii) any Person (other than Commercial or any Commercial subsidiary or any Person acting in concert with Commercial; or First Colorado or any First Colorado subsidiary in a fiduciary capacity) shall have acquired Beneficial Ownership of 20% or more of the voting power of First Colorado or any First Colorado subsidiary; or (iii) First Colorado's Board of Directors shall have withdrawn, modified or changed the recommendation of First Colorado's Board of Directors with respect to the Merger in a manner adverse to Commercial, the Merger Agreement or the transactions contemplated thereby, unless the Board of Directors of First Colorado reasonably determines in good faith not to so recommend based upon the advice of counsel, which counsel is reasonably acceptable to Commercial, to the effect that to so recommend would constitute a violation of the Board's fiduciary duties under applicable law, in each case after an "Extension Event".

     For the purposes of the Stock Option Agreement, the term Extension Event means (i) a Purchase Event of the type in clauses (i) and (ii) above; (ii) any Person (other than Commercial or any Commercial subsidiary) shall have

"commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of First Colorado Common Stock such that, upon consummation of the right to acquire Beneficial Ownership of 10% or more of the voting power of First Colorado or any First Colorado subsidiary; or (iii) any Person (other than Commercial or any Commercial subsidiary; or First Colorado or any First Colorado subsidiary in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a bona fide proposal, or publicly disclosed an intention to make a bona fide proposal, to make an offer described in clause (ii) above or to engage in a transaction described in clause (i) above.

     If First Colorado intends to exercise the Option upon the occurrence of a Purchase Event then Colorado must give written notice specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three Business Days nor later than 60 calendar days from the Notice Date for the closing of such purchase. To the extent that the Option shall not have been exercised following a Purchase Event, it shall terminate and be of no further force and effect upon certain conditions set forth in the Stock Option Agreement which is attached hereto as Annex B.

     The Stock Option Agreement also contains a provision whereby First Colorado, or any successor, is required upon request by Commercial to repurchase the Option together with all shares of First Colorado Common Stock purchased by Commercial at a price equal to the sum of (i) the aggregate Purchase Price paid by Commercial for any shares of First Colorado Common Stock acquired pursuant to the Option; (ii) the difference between (A) the "Market/Tender Offer Price" for shares of First Colorado Common Stock (defined as the greater of the highest price per share at which a tender or exchange offer has been made for shares of First Colorado Common Stock or the highest closing mean of the "bid" and the "ask" price per share of First Colorado Common Stock reported by Nasdaq for any day within that portion of the Repurchase Period, which precedes the date Commercial gives notice of the repurchase) and (B) the Purchase price, subject to adjustment, multiplied by the number or shares of First Colorado Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such Purchase Price; (iii) the difference between the Market/Tender Offer Price and the Purchase Price paid by Commercial for any shares of First Colorado Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price exceeds the Purchase Price; and (iv) Commercial's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including without limitation, legal, accounting and investment banking fees; provided, however, that if such price is greater than an amount (the "Maximum Repurchase Price") equal to the sum of (x) $20 million and (y) the sum set forth in (i) above, then such price shall be deemed to be the Maximum Repurchase Price. In the event Commercial exercises its right to compel First Colorado to repurchase the Option and all shares of First Colorado Common Stock acquired by Commercial through the Option, First Colorado must transfer the required funds to Commercial within 10 days, whereupon Commercial will surrender the Option and certificates evidencing shares of First Colorado Common Stock purchased thereunder.

     Except where Commercial has exercised its right to have First Colorado to repurchase the Option and any Common Stock, First Colorado may, for the six month period after the thirteen months following the Purchase Event, repurchase from Commercial, and Commercial shall sell to First Colorado, all of the First Colorado Common Stock acquired by Commercial pursuant to the Stock Option Agreement and with respect to which Commercial has beneficial ownership at the time of the repurchase. The price per share paid by First Colorado to repurchase the Option or any shares of First Colorado Common Stock issued to Commercial will be equal to the greater of (i) 110% of the Market/Render Offer Price, (ii) the Per Share repurchase price or (iii) the quotient obtained by dividing the sum of (A) the aggregate Purchase Price paid for the shares so repurchased plus
(B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the highest rate of interest announced by Commercial as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) Commercial's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees by the number of shares so repurchased.

     If, at any time after the occurrence of a Purchase Event and prior to the earlier of the expiration of 18 months immediately following such Purchase Event or the expiration or termination of the Option, Commercial shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of First Colorado Common Stock acquired by it pursuant to the Option, then First Colorado will have a Right of First Refusal. Commercial must give First Colorado written notice of the proposed transaction (the "Offeror's Notice"), which identifies the proposed transferee, and sets forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Commercial to First Colorado, which may be accepted within 10 business days of the receipt by First Colorado of such Offeror's Notice, on the same terms and conditions and at the same price at which Commercial is proposing to transfer the Option or such shares to a third party. First Colorado does not have the Right of Refusal where the amount transferred or sold is 2% or less of the voting power of First Colorado or where the sale of First Colorado stock is by a person to whom Commercial has sold shares of First Colorado Common Stock that were issued upon exercise of the Option.

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who otherwise might be interested in acquiring all or a significant interest in First Colorado from considering or proposing such an acquisition, even if such persons were prepared to pay for the First Colorado Common Stock a price in excess of that being paid by Commercial in the Merger.


                       COMMON STOCK PRICES AND DIVIDENDS

     The Commercial Common Stock is currently traded on the NYSE under the symbol "CFB." First Colorado Common Stock is traded on the Nasdaq National Market and is quoted under the symbol "FFBA."

     The following table sets forth (1) the comparative market prices of Commercial Common Stock and First Colorado Common Stock for the periods indicated, indicated by the high and low closing sales prices for the common stock of each company as reported on the Nasdaq National Market for First Colorado and as reported on the NYSE for Commercial and (2) the dividends per share declared on such stock.

     On November 17, 1997, the Board of Directors of Commercial authorized a three-for-two stock split to be effected in the form of a 50 percent stock dividend to stockholders of record on November 28, 1997. Par value remained at $.01 per share. The stock dividend was distributed on December 15, 1997. Fractional shares resulting from the stock split were paid in cash. All per share data and stock prices for all periods presented in this Prospectus/Joint Proxy Statement have been adjusted on a retroactive basis to reflect the effect of this three-for-two stock split.

                                    Commercial                      First Colorado
                                   Common Stock                      Common Stock
                      --------------------------------   ----------------------------------
Quarter Ended          High       Low      Dividends      High         Low        Dividends
-------------          ----       ---      ---------      ----         ---        ---------

1995
----
September 30, 1995    $ 16.45     $ 12.05      $  --          NM              NM         NM
December 31, 1995       16.78       14.39       .090          NM              NM         NM

1996
----
March 31, 1996          17.28       15.55       .045     $12.500        $ 11.00       $.075
June 30, 1996           17.28       16.39       .045      13.750          11.750       .080
September 30, 1996      19.11       16.00       .045      15.625          12.500       .080
December 31, 1996       21.55       18.61       .047      17.875          14.9375      .090

1997
----
March 31, 1997          26.00       20.75       .047      18.875          16.500       .100
June 30, 1997           25.08       20.75       .047      19.875          16.000       .110
September 30, 1997      32.125      25.08       .047      21.500          17.375       .120
December 31, 1997       36.50       31.375      .055      26.125          19.8125      .130

1998
----
March 31, 1998          36.375      30.00       .055      29.000          22.50        .130
June 30, 1998
 (through May __, 1998)

_______________
NM   Not meaningful as a result of the Conversion and Reorganization completed
December 29, 1995.

     On March 6, 1998, the last trading day preceding the public announcement of the execution of the Merger Agreement, the reported closing sale price of Commercial Common Stock was $34.0625 per share and the reported closing sale price for First Colorado Common Stock was $28.25 per share. On ________ __, 1998, the closing sale price for Commercial Common Stock was $_____ per share and the closing sale price for First Colorado Common Stock was $_____ per share. Based on an Exchange Ratio of _____, the pro forma market value of the shares of Commercial Common Stock to be received for each share of First Colorado Common Stock was $_____ as of March 6, 1998 and $_____ as of ________ __, 1998.

                       COMPARISON OF STOCKHOLDER RIGHTS

     INTRODUCTION. Upon consummation of the Merger, the holders of First Colorado Common Stock, whose rights are presently governed by Colorado law and the First Colorado Articles and Bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by Nebraska law and the Articles of Incorporation (as amended by the stockholders of Commercial on November 18, 1997) and Bylaws of Commercial. Certain differences arise between the First Colorado Articles and Bylaws and the Articles of Incorporation and Bylaws of Commercial. The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders, but summarizes material differences and is qualified in its entirety by reference to the Articles of Incorporation, as amended, and Bylaws of Commercial and the Articles and the Bylaws of First Colorado . See "Available Information."


     ISSUANCE OF CAPITAL STOCK.    The Articles of Incorporation of Commercial
authorize the issuance of 50,000,000 shares of Commercial Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Approval by the stockholders of Commercial of the Merger and the Merger Agreement will also constitute approval of an amendment to Commercial's Articles of Incorporation to increase the number of authorized shares of Commercial Common Stock from 50,000,000 to 70,000,000. Such additional shares represent the approximate number of additional shares of Commercial Common Stock to be issued in the Merger. At the Commercial Special Meeting, stockholders of Commercial will also be asked to approve an amendment to Commercial 's Articles of Incorporation to increase the number of authorized shares of Commercial Common Stock from 70,000,000 shares to 120,000,000 shares. See "Commercial Articles Amendment." The First Colorado Articles authorize the issuance of 50,000,000 shares of common stock, par value $.10 per share, and 25,000,000 shares of preferred stock, par value $.10 per share. On the Record Date, __________ and ____________ shares of Commercial Common Stock and First Colorado Common Stock, respectively, were issued and outstanding. Neither Commercial nor First Colorado had any shares of preferred stock outstanding. Under Commercial's Articles of Incorporation and First Colorado's Articles of Incorporation, Commercial and First Colorado are authorized to issue additional shares of capital stock up to the amount authorized without stockholder approval. Pursuant to the requirements of the NYSE, however, stockholder approval is required prior to the issuance by Commercial of shares of Commercial Common Stock in an amount that exceeds 20% of the shares outstanding immediately prior to the issuance.

     VOTING RIGHTS. Holders of First Colorado Common Stock are entitled to one vote per share on all matters submitted to vote to the stockholders. There is no cumulative voting. The First Colorado Articles limit the voting rights of persons acquiring beneficial ownership, directly or indirectly, in excess of 10% of the outstanding Common Stock. Those shares owned by a holder in excess of 10% are not entitled nor permitted to any vote, except when the acquisition by a holder of 10% or greater of First Colorado Common Stock is approved by a majority of the Continuing Directors.

     Holders of Commercial Common Stock are entitled to one vote per share on all matters submitted to vote to the stockholders, other than during the election of directors, where voting rights are cumulative.

     PREEMPTIVE RIGHTS. Neither the holders of First Colorado Common Stock nor the holders of Commercial Common Stock have any preemptive or preferential right to purchase or to subscribe for additional shares of First Colorado Common Stock or Commercial Common Stock, respectively, or any other securities that either First Colorado or Commercial may issue.

     NUMBER AND TERMS OF DIRECTORS. The Boards of Directors of both First Colorado and Commercial are classified into three terms, so that only one class
is elected at each annual meeting of stockholders.   First Colorado's Board
consists of between three and fifteen persons with the precise number to be specified in the Bylaws (currently nine). Action to change the number of First Colorado directors requires at least a two-thirds vote of the directors then in office. Commercial's Board of Directors consists of between nine and 12 persons with the precise number to be specified in the Bylaws (currently ten). Action to change the number of directors must be by the affirmative vote of not less than 75% of all outstanding shares of Commercial Common Stock.

     REMOVAL OF DIRECTORS. The First Colorado Articles provide for removal of any director only for cause by an affirmative vote of at least eighty percent (80%) of the outstanding shares entitled to vote generally in the election of directors. The Articles and Bylaws of Commercial provide for removal of any director or the entire Board of Directors at any time with an affirmative vote of the holders of seventy-five percent (75%) or more of the shares entitled to vote.

     INDEMNIFICATION/INSURANCE. The First Colorado Articles provide for indemnification of any person who was or is a party or is threatened to be a made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of First Colorado, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of First Colorado, or was serving at the request of First Colorado as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgements, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Colorado law, provided that the First Colorado Board of Directors determines that the standards of Colorado law governing indemnification have been satisfied.

     The First Colorado Articles also include a provision providing for the purchase and maintenance of insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of First Colorado, or who, while a director, officer, employee, fiduciary or agent of First Colorado, is or was serving at the request of First Colorado as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him or incurred by him in that capacity, or arising out of his status as such, whether or not First Colorado would have the power to indemnify him against such liability under the provisions of Colorado law.

     The Commercial Articles provide for indemnification, to the extent permitted by law, to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including to the extent permitted by law an action by or in the right of Commercial, by reason of the fact that such person is or was a director, officer, employee, agent of Commercial, or serving at the request of Commercial as a director, officer, employee, or agent of an employee benefit plan. Such person will be indemnified against expenses, including attorney fees, judgments, fines, and amounts paid in settlement, provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Commercial, and with respect to a criminal proceeding, there is no reasonable cause to believe his conduct was unlawful.

     In Commercial's Articles, Commercial has reserved the right to purchase and maintain insurance on behalf of any person who is a director, officer, employee, or agent of the corporation against any liability asserted against such person because of the capacity in which they served Commercial.

     DIRECTOR LIABILITY.   Under the First Colorado Articles directors have no
liability to First Colorado or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that a director's liability for the following is not eliminated: (i) for any breach of the director's duty of loyalty to First Colorado or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act pertaining to unlawful distributions, or (iv) for any transaction from which a director derived an improper personal benefit. If the Colorado Business Corporation Act is amended after the effective date of these Articles to further eliminate or limit the personal liability of directors, then the liability of a director of First Colorado will be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

     Commercial's Articles provide that "Outside Directors" (members of the Board of Directors of Commercial who are not officers or persons who control management through management agreements, voting trusts, or directorships in related corporations) will not be held personally liable to Commercial, or Commercial's stockholders for monetary damages for breach of fiduciary damages as a director, and will be indemnified for monetary damages, including attorney fees, except where the Outside Director has (i) committed an act or omission not in good faith, involving intentional misconduct, (ii) derived an improper direct or indirect financial benefit, (iii) approved payment of a dividend or approved a stock repurchase in violation of the NBCA, and (iv) committed any act or omission which violates declaratory or injunctive order obtained by Commercial or a stockholder.

     SPECIAL MEETINGS. Under First Colorado's Articles and Bylaws, special meetings of stockholders may only be called by the Chairman of the Board, a majority of the Board of Directors, a committee of the Board of Directors given the power to call a special meeting or by written demand of the holder or holders of at least ten percent (10%) of all votes entitled to be cast at the special meeting. A special meeting of Commercial's stockholders may be called for any purpose and at any time by a majority of the members of the Board of Directors, by the holders of seventy-five percent (75%) or more of shares entitled to vote at such meeting, or by a committee of the Board of Directors which has been duly designated by the Board of Directors to have the power to call such special meetings. No other person or persons may call special meetings.

     APPROVAL OF BUSINESS COMBINATIONS. The First Colorado Articles require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of voting stock for approval of certain business combination transactions with "principal stockholders," as defined, which are not approved in advance by at least two-thirds of those members of First Colorado's Board of Directors who were directors prior to the time the "principal stockholder" became a principal stockholder. A majority vote of holders instead of the supermajority provision requiring eighty percent (80%) vote is required when the following occur: where two-thirds of the members of the Board of Directors, who were directors prior to the time when the "principal stockholder" became a principal stockholder approve the business combination; the stockholder percentage ownership in the shares of stock entitled to vote in the election of directors does not change; the proposed business combination includes the provisions in Article XIV without amendment, alteration, or deletion, in the successor to First Colorado; and where there is not a transfer of all or substantially all of First Colorado's assets to a wholly-owned subsidiary.

     Commercial's Articles of Incorporation require that any merger, reorganization, or consolidation, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of at least 25% of the fair market value of the total assets of Commercial with any affiliate or any person who beneficially owns in the aggregate 20% or more of the outstanding shares of voting stock of Commercial must first be approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock and the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock held by stockholders other than a principal stockholder ( a person who owns at least 20% of the outstanding shares of Commercial's voting stock). Commercial's Articles of Incorporation also require that certain fair price criteria designed to ensure that Commercial's stockholders receive a fair price for their shares in a business combination bet met, unless a business combination is first approved by three-quarters of the board of directors who were directors prior to the time the person became a principal stockholder.

     RESTRICTION ON ACQUISITION OF SECURITIES. The First Colorado Articles provide that in no event shall any record owner of any First Colorado Common Stock which is beneficially owned, directly or indirectly, by such person be entitled or permitted to vote any shares in excess of ten percent (10%) of the outstanding shares of Common Stock. The First Colorado Articles also provide for a restriction upon beneficial ownership in excess of ten percent (10%) of any class of a security for the five years following the conversion of First Capital Savings from mutual to stock form, except when the acquisition by a holder of 10% or greater of First Colorado Common Stock during the five year period following the conversion is approved by a majority of the Continuing Directors. Commercial's Articles do not contain a similar provision.

     AUTHORIZED PREFERRED STOCK. The First Colorado Articles authorize 25,000,000 shares of serial preferred stock. The Board of Directors may, subject to applicable be law and the rules of the Nasdaq, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without further stockholder approval. Commercial's Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock. The Board of Directors of Commercial could issue these shares of preferred stock, without stockholder approval.

     RIGHTS PLAN. On July 24, 1996, the Board of Directors of First Colorado adopted a Rights Agreement (the "Rights Agreement") in which a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of First Colorado common stock, par value $.10 per share ("Common Stock"), was declared for those stockholders of record on August 5, 1996. Each Right entitles the registered holder to purchase from First Colorado one one-hundredth of a share of First Colorado's Junior Participating Preferred Stock, Series A, par value $10 per share ("Preferred Share") at a price of $41 per one one-hundredth of a Preferred Share ("Purchase Price").

     The Rights Agreement becomes exercisable upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons ("Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Stock or more than such person or group held on August 5, 1996, if such person or group held to 15% or more of the outstanding Common Stock on such date or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of First Colorado prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make a tender offer or exchange offer upon the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of Common Stock or more than such person held on August 5, 1996, if such person or group held 15% or more of the outstanding Common Stock on such date.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each holder of a Preferred Share will be entitled to a minimum preferential quarterly divided payment equal to the greater of $1 per share or 100 times the dividend declared per Common Share. In the event of liquidation, each holder of a Preferred Share will be entitled to the greater of $100 per share or 100 times the payment made per Common Share. Each Preferred Share will have 100 votes voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share.

     However, at any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Common Stock, the Board of Directors of the First Colorado may redeem the rights in whole, but not in part, at a price of $.01 per Right (the Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     In the event that First Colorado is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of First Colorado may exchange the Rights

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

(other than Rights owned by such person or group which have been void), in whole or in part, at an exchange ratio of one Common Share or one one-hundredth of a Preferred Share per Right, subject to adjustment.

     The terms of the Rights may be amended by the Board of Directors of First Colorado without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Prior to entering into the Merger Agreement, on March 8, 1998, the First Colorado Board voted to amend the Rights Agreement to permit the Merger to take place.

     On December 19, 1988, the Board of Directors of Commercial adopted a Stockholder Rights Plan (the "Rights Plan") and declared a distribution of stock purchase rights (the "Rights") payable to stockholders of record on December 30, 1988. The Rights consist of primary rights (the "Primary Rights"), which generally entitle the holders thereof to purchase shares of Commercial Common Stock at 20% of the market price of such shares in the event any person acquires an interest in 15% or more of Commercial Common Stock without complying with a procedure intended to ensure fair treatment of all stockholders of Commercial, and secondary rights (the "Secondary Rights"), which generally entitle the holders thereof to purchase shares of Series A Junior Participating Cumulative Preferred Stock of Commercial (the "Preferred Shares") in the event a person acquires an interest in 25% or more of the outstanding shares of Commercial Common Stock without complying with such procedural requirements. The December 30, 1988 distribution consisted of one Primary Right and One Secondary Right for each share of Commercial Common Stock outstanding on that date and, subject to adjustment under certain circumstances, unless the Rights expire or are earlier redeemed, one Primary Right and one Secondary Right shall be issued with each share of Commercial Common Stock issued following December 30, 1988 until the Rights become exercisable under the terms of the Rights Plan.

     The Primary Rights will become exercisable, subject to extension, 10 business days following a public announcement that any person (other than certain entities who beneficially owned more than 15% of Commercial's outstanding Commercial Common Stock as of the date of adoption of the Rights Plan and certain persons who acquire their shares directly from Commercial) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Commercial Common Stock and has not complied with the procedural requirements set forth in the Rights Plan (such person being referred to as a "15% Person"). Secondary Rights will become exercisable upon the earlier of (i) one business day following a public announcement that any person (other than Commercial or certain related entities) has acquired, or has obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of Commercial Common Stock, provided that such acquisition is not deemed a "Fair Offer," as described in the Rights Plan (such person being known as a "25% Person"), or (ii) one business day following the commencement of a tender offer, other than a Fair Offer, or exchange offer, the consummation of which would result in the beneficial ownership of 25% or more of the outstanding shares of Commercial Common Stock by any person other than Commercial or certain related entities. A public announcement for this purpose shall be made by Commercial or, as the case may be, by a 15% Person or a 25% Person.

     The number of shares which may be purchased upon exercise of each Primary Right is determined by dividing (i) that number of shares which equals 50% of the outstanding shares of Commercial Common Stock, as of the date a person became a 15% Person, by (ii) the number of Primary Rights outstanding, exclusive of Primary Rights beneficially owned by the 15% Person, which shall become void. The per share exercise price of shares issued upon the exercise of a Primary Right is 20% of the market price of such shares as of the date the 15% Person became a 15% Person.

     Unless the Secondary Rights are earlier redeemed, in the event a person becomes a 25% Person, each holder of a Secondary Right (other than Secondary Rights beneficially owned by such 25% Person, which will thereafter become void) will have the Right to purchase one-hundredth of a share of Preferred Shares at a price of $42.00 per one-hundredth of a share. Unless the Secondary Rights are earlier redeemed, in the event that (i) Commercial is the surviving corporation in a merger with a 25% Person and Commercial Common Stock is not changed or exchanged in

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

such merger, (ii) a 25% Person engages in one of a number of "self dealing" transactions, including certain preferential sales, transfers or exchanges of Commercial assets or securities, (iii) during such time as there is a 25% Person, there shall be any reclassification of securities or recapitalization of Commercial or any merger or consolidation of Commercial with any of its subsidiaries or any other transaction or series of transactions which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities or of securities exercisable for or convertible into securities of Commercial or any of its subsidiaries which is beneficially owned by a 25% Person, or (iv) a person (other than Commercial or certain related entities) becomes the beneficial owner of 25% or more of the outstanding shares of Commercial Common Stock (other than pursuant to certain transactions set forth in the Rights Plan), then each holder of a Secondary Right will have the right to receive, upon exercise and payment of the Secondary Right exercise price, Commercial Common Stock having a value equal to two times the then current Secondary Right exercise price

     In the event Commercial is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power is sold, each holder of a Secondary Right will thereafter have the right to receive, upon the exercise and payment of the Secondary Right exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction has a value equal to two times the then current Secondary Right exercise price.

     A majority of the independent directors of Commercial may authorize the redemption of either or both of the Primary or Secondary Rights at a price of $0.01 per Right at any time prior to the close of business on the tenth business day, subject to extension, following the date of a public announcement that any person has become a 15% Person, other than pursuant to certain cash tender offers described in the Rights Plan, and at any time prior to the public announcement that any person has become a 25% Person, other than pursuant to such a cash tender offer. Commercial's right of redemption with respect to the Secondary Rights will be reinstated if each 25% Person reduces its beneficial ownership to less than 15% of Commercial Common Stock in a transaction not involving a purchase by Commercial or its subsidiaries. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders thereof will be to receive the redemption price.

     The terms of the Rights may be amended by the Board of Directors of Commercial without the consent of the holders of the Rights, except that following the date on which the Rights become exercisable, such amendment may not adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Commercial (other than rights resulting from such holder's ownership of Commercial Common Stock), including, without limitation, the right to vote or to receive dividends.


     The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire Commercial without conditioning the offer on the Rights being redeemed or substantially all of the Rights being acquired. The Rights will attach to shares of Commercial Common Stock exchanged for shares of First Colorado Common Stock in the Merger.

     AMENDMENT OF BYLAWS. The Board of Directors of First Colorado may adopt, alter, amend, or repeal the Bylaws by a majority vote of directors present at a regular or special meeting. Stockholders may also adopt, alter, amend or repeal the Bylaws by affirmative vote of holders of eighty percent (80%) of shares entitled to vote generally in the election of directors.

     The Board of Directors of Commercial are authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the corporation. Stockholders may make, repeal, alter, amend or rescind the Bylaws only upon a seventy-five percent (75%) or more of the total voting power of outstanding shares of each class of capital stock entitled to vote.

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

     AMENDMENTS OF ARTICLES OF INCORPORATION. In the First Colorado Articles, First Colorado reserves the right to repeal, alter, amend or rescind any provision contained in the Articles in the manner proscribed under Colorado law, subject to the reservation set forth in the Articles. Under the Colorado Business Corporation Act, the First Colorado Board of Directors or the holders of shares representing at least ten percent (10%) of votes entitled to be cast on an amendment, may propose to amend the First Colorado Articles for submission to the stockholders. Approval of such an amendment to the First Colorado Articles requires a majority vote of shares outstanding, except where the amendment, alteration, change or act to repeal the First Colorado Articles is inconsistent with Articles IX (dealing with meetings of stockholders, cumulative voting and proxies), X (dealing with nominations and stockholder proposals), XI (dealing with qualifications of directors), XII (dealing with removal of directors), XIII (dealing with limitations on voting rights), XIV (dealing with approvals of business combinations), XV (dealing with fair price provisions), XVI (dealing with evaluations of offers), XVII (dealing with elimination or limitation of officers' and directors' liability), XVIII (dealing with indemnification), XIX (dealing with amendments to the bylaws), and XX (dealing with amendments to the articles), then the stockholder approval must be at least eighty percent (80%) of the shares entitled to vote at the election of directors.

     Commercial reserves the right to amend, alter, change or repeal any provision contained in its Articles in the manner prescribed under the Nebraska Business Corporation Act, except that Article VII (dealing with the number of directors of the corporation), Article VIII (dealing with the classified board of directors), Article IX (dealing with the removal of directors), Article X (dealing with filing vacancies on the Board of Directors and newly created directorships), Article XI (dealing with the power to call special meetings of the stockholders), Article XII ( dealing with the amount of stock which can be acquired), Article XIII (dealing with the approval of Business Combinations),Article XIV (dealing with the market price of stock involved in any business combination), Article XV(dealing with the amendment to the Bylaws by directors and by stockholders) and Article XVI (the provision explaining these exceptions), may not be repealed or amended in any respect, unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 75% of all outstanding shares of Commercial Common Stock entitled to vote generally, other than in the election of directors, and the affirmative vote of the holders of not less than a majority of the outstanding shares of Commercial Common Stock entitled to vote generally, other than in the election of directors and other than Principal Shareholders.

     ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT ANNUAL MEETING OF STOCKHOLDERS. The First Colorado Articles permit stockholder nominations of candidates for the election of directors. Nominations by stockholders must be made in writing and delivered, or mailed and received, at the principal office of First Colorado not less than sixty (60) days prior to the anniversary date of the preceding annual meeting. The written notice by the stockholder must include the name, age, business address, residence, principal occupation, the class and number of shares the candidate beneficially owns and any information required in Schedule 14A for nominees for election of directors. The stockholder making the proposal must provide his or her name and address as it appears on the transfer books, the names of any other stockholder that person knows is supporting the nomination, and the number of shares beneficially owned by the nominating stockholder, as well as, the number of shares of those persons who such nominating stockholder knows to be supporting the nomination.

     The Commercial Bylaws provide that any stockholder entitled to vote in the election of directors may make nominations for the election of directors and proposals for new business to be taken up at any annual or special meeting. Stockholder nominations for the election of directors must be delivered by first class U.S. Mail, postage prepaid, to the Secretary of the Corporation not less than sixty (60) days prior to such meeting. The nomination must set forth the name, age, business address, residence, the principal occupation of the nominee, and the number of shares the nominee beneficially owns. Proposals by stockholders must be delivered to the Secretary of the corporation in writing setting forth a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, the name and address of stockholder making the proposal, the class and number of shares beneficially owned by the stockholder proposing such business, and any material interest of the stockholder in such business not less than sixty (60) days prior to the annual or special meeting to the Secretary.

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

                         COMMERCIAL ARTICLES AMENDMENT


     GENERAL. Commercial is currently authorized to issue 50,000,000 shares of Commercial Common Stock. Approval by the stockholders of Commercial of the Merger and the Merger Agreement will also constitute approval of an amendment to Commercial's Articles of Incorporation to increase the number of authorized shares of Commercial Common Stock from 50,000,000 to 70,000,000. Such additional shares represent the approximate number of additional shares of Commercial Common Stock to be issued in the Merger. Commercial's Board of Directors recommends that stockholders approve a further amendment to Article IV of Commercial's Articles of Incorporation that would increase the authorized shares of Common Stock from 70,000,000 shares to 120,000,000 shares. The number of authorized shares of preferred stock will remain at 10,000,000 shares. If the Merger, the Merger Agreement and the Articles Amendment is approved by Commercial's stockholders, the first sentence of ARTICLE IV of Commercial's Articles of Incorporation as amended will read as follows:

     The aggregate number of shares of common stock which this corporation shall have authority to issue is 120,000,000 shares, having a par value of $.01 each.


     If the Merger and the Merger Agreement are not approved but the Articles Amendment is approved, the total number of authorized shares of Commercial Common Stock will only be increased to 100,000,000 shares.

     PURPOSE. Commercial proposes to increase the number of authorized shares of Commercial Common Stock to 120,000,000 shares to provide additional shares for general corporate purposes, including for issuance in connection with the Merger and Commercial's pending acquisition of AmerUs and possible future acquisitions, stock dividends and splits, raising additional capital and issuances pursuant to employee stock benefit plans.

     At Commercial's 1997 Annual Meeting, stockholders of Commercial approved an increase in the number of authorized shares of Commercial Common Stock from 25,000,000 shares to 50,000,000 shares. Subsequent to the Annual Meeting, in December 1997, Commercial approved and paid a three-for-two stock split effected in the form of a 50% stock dividend to stockholders which resulted in the issuance of ________ shares of Commercial Common Stock. Commercial also consummated three stock acquisitions during the first quarter of calendar year 1998 bringing to six the number of acquisitions it has consummated at least partially for stock since 1993. As of the date of this Prospectus/Joint Proxy Statement, there were ________ shares of Commercial Common Stock outstanding, an additional ___________ shares were reserved for issuance pursuant to various stock-based employee benefit plans and an anticipated __________ shares of Commercial Common Stock expected to be issued in connection with its pending acquisitions of Perpetual, AmerUs and First Colorado. Commercial would not be able to consummate all of these acquisitions without approval of the Articles Amendment.

     The Board of Directors believes that an increase in the total number of authorized shares of Commercial Common Stock above the level necessary to consummate the pending acquisitions will better enable Commercial to meet its future needs, and give it greater flexibility in responding quickly to advantageous business opportunities in the future including possible future acquisition opportunities. As of the date hereof, however, there are no present agreements for issuing a material number of additional shares of Commercial Common Stock from the currently authorized shares of Commercial Common Stock or the additional shares of Commercial Common Stock proposed to be authorized pursuant to the Articles Amendment other than the Perpetual, AmerUs and First Colorado acquisitions.

     DILUTION. Commercial's issuance of shares of Commercial Common Stock, including the additional shares that will be authorized if the proposed Articles Amendment is adopted, may dilute the present equity ownership position of current holders of Commercial Common Stock and may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulation. Under existing New York Stock Exchange regulations, approval of a majority of the holders of Commercial Common Stock would be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of Commercial Common Stock, other than in a public offering for cash, (i) if the Commercial Common Stock (including securities

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

convertible into or exercisable for Commercial Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Commercial Common Stock; (ii) if the number of shares of Commercial Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Commercial Common Stock; or (iii) if the issuance would result in a change in control of Commercial.

     POTENTIAL ANTI-TAKEOVER EFFECTS. The additional authorized but unissued shares of the Commercial Common Stock that would become available if the Articles Amendment is approved could be used, whether alone or in tandem with Commercial's Shareholder Rights Plan, described below, to make a change in control of Commercial more difficult and expensive. Under certain circumstances, such shares could be used to create impediments or to frustrate persons seeking to cause a takeover or to otherwise gain control of Commercial. Such shares could be sold to purchasers who might side with the Board in opposing a takeover bid that the Board determines not to be in the best interests of Commercial and its stockholders. The Articles Amendment might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Commercial's Common Stock, to acquire control of Commercial with a view to consummating a merger, sale of all or any part of Commercial's assets, or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity.

     Commercial also has in effect a plan (the "Rights Plan") pursuant to which each holder of Commercial Common Stock outstanding on December 19, 1988 (the initial record date for the Rights Plan) and thereafter has received, and each future holder of shares of Commercial Common Stock will receive, a dividend of one stock purchase right (a "Right"). The Rights consist of primary rights ("Primary Rights"), which generally entitle the holders to purchase shares of Commercial Common Stock at 20% of the market price of such shares in the event any person acquires an interest in 15% or more of the outstanding shares of Commercial Common Stock without complying with a procedure intended to ensure fair treatment of all stockholders of Commercial, and secondary rights (the "Secondary Rights"), which generally entitle the holders thereof to purchase shares of Commercial's Series A Junior Participating Preferred Stock ("Junior Preferred Stock") in the event a person acquires an interest in 25% or more of the outstanding shares of Commercial Common Stock without complying with such procedural requirements. The Rights are designed to protect the interests of Commercial and its stockholders against coercive takeover tactics, by encouraging potential acquirors to negotiate with the Board of Directors acting on behalf of all stockholders. The Rights Plan may also, but is not intended to, deter potential acquirors. The approval of the Articles Amendment, together with the Rights Plan, may also deter such takeover proposals, given the potential cumulative dilutive effect on an acquiror's ownership of Commercial Common Stock if any additional shares of Commercial Common Stock authorized by the Articles Amendment and shares of Junior Preferred Stock pursuant to the Rights were issued. See "-- Dilution."

     RECOMMENDATION; VOTE REQUIRED. The Board of Directors believes that the Articles Amendment is in the best interests of the stockholders of Commercial. Approval of this proposal requires a vote in favor of the Articles Amendment by the holders of a majority of the votes cast at the Commercial Special Meeting.

     THE BOARD OF DIRECTORS OF COMMERCIAL RECOMMENDS THAT STOCKHOLDERS VOTE FOR---THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMERCIAL COMMON STOCK.



                       COMMERCIAL OPTION PLAN AMENDMENT


     GENERAL. At the 1996 Annual Meeting of Stockholders of Commercial, stockholders approved the Commercial Federal Corporation 1996 Stock Option and Incentive Plan (the "Option Plan"). The Board of Directors is seeking stockholder approval of an amendment to the Option Plan to increase the number of shares available for grant thereunder.

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


     SHARES AVAILABLE FOR GRANT. The Option Plan currently authorizes the issuance of up to _____ shares of Commercial Common Stock (after adjustments for the three-for-two stock splits paid on December __, 1996 and December 15, 1997) upon the exercise of stock options or through the grant of shares of restricted stock. As of May __, 1998, options to purchase _____ shares of Commercial Common Stock have been granted under the Option Plan. In addition, restricted stock awards for _____ shares have been granted. The proposed Option Plan Amendment would increase the number of shares available for grant thereunder to ______________ shares.


     PURPOSE OF THE AMENDMENT. The purpose of the Option Plan is to advance the interests of Commercial by providing directors and employees of Commercial with an opportunity to acquire shares of Commercial Common Stock. By encouraging such stock ownership, Commercial seeks to attract, retain and motivate the best available personnel and to provide additional incentives for such individuals to promote the success of Commercial.


     As a result of its recently completed and pending acquisition, Commercial expects to increase the number of personnel eligible for grants under the Option Plan and is therefore seeking approval of the Option Plan Amendment to increase the number of shares available for grants thereunder, commensurate with Commercial's growth.

DESCRIPTION OF THE OPTION PLAN

     Effective Date. The Option Plan became effective on November 18, 1996, the date of approval by Commercial's stockholders (the "Effective Date").

     Administration. The Option Plan is administered by a committee (the "Committee"), appointed by the Board of Directors, consisting of at least two non-employee directors (within the meaning of Rule 16b-3 of the Exchange Act) of Commercial. The Committee has discretionary authority to select participants and grant awards, to determine the form and content of any awards made under the Option Plan, to interpret the Option Plan, to prescribe, amend and rescind rules and regulations relating to the Option Plan, and to make other decisions necessary or advisable in connection with administering the Option Plan. All decisions, determinations, and interpretations of the Committee are final and conclusive on all persons affected thereby. Members of the Committee will be indemnified to the full extent permissible under Commercial's governing instruments in connection with any claims or other actions relating to any action taken under the Option Plan.

     Eligible Persons; Types of Awards. Under the Option Plan, the Committee may grant stock options ("Options"), stock appreciation rights ("SARs") and restricted stock ("Restricted Stock") (collectively, "Awards") to such directors (including members of the Committee) and employees as the Committee shall designate. Members of the Committee are eligible to receive Awards. As of May __, 1998, Commercial and its affiliates had ___ employees and nine non-employee directors who were eligible to participate in the Option Plan. Non-employee directors subsequently elected to the Board would also be eligible to participate in the Option Plan.

     Shares Available for Grants. Upon approval of the Option Plan Amendment,________ shares of Commercial Common Stock for issuance upon the exercise of Options or SARs or the grant of Restricted Stock. Such shares may either be newly-issued shares, treasury shares or shares held in a grantor trust created by Commercial. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by Commercial, the Committee will adjust the number and kind of shares reserved for issuance under the Option Plan, the number and kind of shares subject to outstanding Awards and the exercise prices of such Awards. Generally, the number of shares as to which SARs are granted are charged against the aggregate number of shares available for grant under the Option Plan, provided that, in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of shares of Commercial Common Stock subject to the Option shall be charged against the aggregate number of shares of Commercial Common Stock remaining available under the Option Plan. If Awards should expire, become unexercisable, or be forfeited for any reason without having been exercised, the shares of Commercial Common Stock subject to such Awards shall, unless the Option Plan shall have been terminated, be available for the grant of additional Awards under the Option Plan.

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

     Options. Options may be either incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code, or options that are not ISOs ("Non-ISOs"). The exercise price as to any Option may not be less than the fair market value (determined under the Option Plan) of the optioned shares on the date of grant. In the case of a participant who owns more than 10% of the outstanding Commercial Common Stock on the date of grant, such exercise price may not be less than 110% of fair market value of the shares. Notwithstanding the foregoing, the Committee may grant discounted Non-ISOs ("Discounted Non-ISOs") to directors or officers selected by the Committee who have previously elected to defer cash compensation at a per-share discounted exercise price equal to the fair market value of the Commercial Common Stock underlying the Discounted Non-ISOs on the date of grant less the amount of cash compensation deferred during the calendar year divided by the number of shares that may be purchased pursuant to the Discounted Non-ISO. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the Commercial Common Stock with respect to which ISOs are exercisable by an optionee for the first time during any calendar year (under all plans of Commercial and of any subsidiary) exceeds $100,000, the Options granted in excess of $100,000 will be treated as Non-ISOs, and not as ISOs.

     SARs. An SAR may be granted in tandem with all or part of any Option granted under the Option Plan, or without any relationship to any Option. An SAR granted in tandem with an ISO must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. An SAR granted in tandem with an Option may be an alternative right whereby the exercise of the SAR cancels the participant's right to exercise the Option to the extent of the number of shares with respect to which the SAR is exercised and, correspondingly, the exercise of the Option terminates the SAR to the extent of the number of shares purchased upon exercise of the Option. Regardless of whether an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Committee prescribes in the grant, all or a percentage of the difference between
(i) the fair market value of the shares of Commercial Common Stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of SARs granted in tandem with Options, the exercise price). The exercise price as to any particular SAR may not be less than the fair market value of the optioned shares on the date of grant.

     Exercise of Options and SARs. The exercise of Options and SARs will be subject to such terms and conditions as are established by the Committee in a written agreement between the Committee and the optionee. Unless otherwise provided by the Committee in a stock option agreement, all Options shall be immediately exercisable. In the absence of Committee action to the contrary, an otherwise unexpired ISO shall cease to be exercisable upon (i) an optionee's termination of continuing service to the Company for "just cause" (as defined in the Option Plan), (ii) the date three months (one year in the instance of Non-
ISOs) after an optionee terminates service for a reason other than just cause, death, or disability, (iii) the date one year after an optionee terminates service due to disability, or (iv) the date two years after an optionee terminates service due to death. Except as otherwise provided in an agreement, a Non-ISO may be exercised by a participant only during the period during which he or she has maintained continuous service from the date of grant, provided that such Non-ISO shall (i) expire immediately if the participant's continuous service terminates due to just cause and (ii) continue to be exercisable for one year following his or her termination of continuous service for any reason other than death. In the event of the participant's death, then to the extent that the participant would have been entitled to exercise the Non-ISO immediately prior to his or her death, such Non-ISO of the deceased participant may be exercised within two years from the date of his or her death (but not later than the date on which the Non-ISO would otherwise expire) by the personal representatives of his or her estate or person or person to whom his or her rights under such Non-ISO shall have passed by will or by laws of descent and distribution. In no event, however, may an Option or SAR be exercised later than the date that it would otherwise expire. An individual's service as an advisory director or director emeritus shall be deemed to be service as a director, for purposes of determining eligibility to exercise an Option or SAR.

     An optionee may exercise Options or SARs, subject to provisions relative to their termination and limitations on their exercise, only by (i) written notice of intent to exercise the Option or SAR with respect to a specified number of shares of Commercial Common Stock, and (ii) in the case of Options, payment to Commercial (contemporaneously with delivery of such notice) in cash, in Commercial Common Stock, or a combination of cash and Commercial Common Stock, of the amount of the exercise price for the number of shares with respect to which the Option is then being exercised plus applicable withholding taxes. Commercial Common Stock utilized in full or partial payment of the exercise price for Options shall be valued at its market value at the date of exercise, and may consist of shares subject to the Option being exercised. Upon exercise of an Option, Commercial may, in the discretion of the Committee, pay to the participant a cash amount up to but not exceeding the amount of dividends, if any, declared on the underlying shares between the date of grant and the date of exercise of the Option.

     Restricted Stock. The Committee has broad discretion at the time of making a Restricted Stock grant to determined a period during which the shares granted will be subject to restrictions (the "Restriction Period") and the conditions that must be satisfied in order for the shares of Restricted Stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Committee may condition vesting upon a grantee's continuous service to Commercial or upon the attainment of specific corporate, divisional or individual standards or goals. The Restriction Period may be no longer than five years and may differ among participants and may have different expiration dates with respect to portions of shares of Restricted Stock covered by the same Award.

     The Committee shall determine the percentage of the award of Restricted Stock which shall vest in the participant in the event of death, disability or retirement prior to the expiration of the Restriction Period or the satisfaction of the restrictions applicable to an award of Restricted Stock. Notwithstanding the Restriction Period and the restrictions imposed by the Committee on the Restricted Stock, the Committee may shorten the Restriction Period or waive any restrictions if the Committee concludes that it is in the best interests of Commercial to do so.

     Until a grantee's interest vests, his or her Restricted Stock is nontransferable and forfeitable. Nevertheless, the grantee is entitled to vote the Restricted Stock and to receive dividends and other distributions made with respect to the Restricted Stock. To the extent that a grantee becomes vested in his or her Restricted Stock at any time and has satisfied applicable income tax withholding obligations, Commercial will deliver unrestricted shares of Commercial Common Stock to the grantee. At the end of the Restriction Period, the grantee will forfeit to Commercial any shares of Restricted Stock as to which he or she did not earn a vested interest during the Restriction Period.

     Change in Control. Notwithstanding the provisions of any Award which provide for its exercise or vesting in installments, all shares of Restricted Stock shall become fully vested upon a "change in control," and all Options and SARs shall be immediately exercisable and fully vested. With respect to Options, at the time of a change in control, the optionee shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the Commercial Common Stock subject to such Option over the exercise price of such shares, in exchange for the cancellation of such Options by the optionee.

     For purposes of the Option Plan, "change in control" means any one of the following events: (1) the ownership, holding or power to vote more than 20% of Commercial's voting stock or the voting stock of the Bank; (2) the acquisition of the ability to control of the election of a majority of Commercial's or the Bank's directors; (3) the acquisition of a controlling influence over the management or policies of Commercial or the Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (except in the case of the foregoing, ownership or control of the Bank or its directors by Commercial itself shall not constitute a "change in control"); or (4) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of Commercial or the Bank (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of defining "change in control," the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed.

     Although these provisions are included in the Option Plan primarily for the protection of an employee-optionee in the event of a change in control of Commercial, they may also be regarded as having a takeover defensive effect, which may reduce Commercial's vulnerability to hostile takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

     Conditions on Issuance of Shares. The Committee will have the discretionary authority to impose, in agreements, such restrictions on shares of Commercial Common Stock issued pursuant to the Option Plan as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. In addition, the Committee may not issue shares unless the issuance complies with applicable securities laws, and to that end may require that a participant make certain representations or warranties.

     Nontransferability. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permissible under Rule 16b-3 of the Exchange Act, a participant who receives Non-ISOs may transfer such Non-ISOs to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that, except in certain limited circumstances, such Non-ISOs may not be transferred again. Non-ISOs which are transferred shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Non-ISOs in the hands of the participant that originally received the grant.

     Effect of Dissolution and Related Transactions. In the event of (i) the liquidation or dissolution of Commercial, (ii) a merger or consolidation in which Commercial is not the surviving entity, or (iii) the sale or disposition of all or substantially all of Commercial's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the exercise prices thereof, will be equitably adjusted for any change or exchange of shares for a different number or kind of shares which results from the Transaction. However, any such adjustment will be made in such a manner as to not constitute a modification, within the meaning of Section 424(h) of the Internal Revenue Code, of outstanding ISOs.

     Duration of the Option Plan and Grants. The Option Plan has a term of 10 years from the Effective Date, after which date no Awards may be granted. The maximum term for an Award is 10 years from the date of grant, except that the maximum term of an ISO (and an SAR granted in tandem with an ISO) may not exceed five years if the optionee owns more than 10% of the Commercial Common Stock on the date of grant. The expiration of the Option Plan, or its termination by the Committee, will not affect any Award previously granted.

     Amendment and Termination of the Option Plan. The Board of Directors of Commercial may from time to time amend the terms of the Option Plan and, with respect to any shares at the time not subject to Awards, suspend or terminate the Option Plan. No amendment, suspension, or termination of the Option Plan will, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award previously granted.

     Financial Effects of Awards. Commercial will receive no monetary consideration for the granting of Awards under the Option Plan. It will receive no monetary consideration other than the option price for shares of Commercial Common Stock issued to optionees upon the exercise of their Options, and will receive no monetary consideration upon the exercise of SARs. Under current accounting standards, recognition of compensation expense is not required when Options are granted at an exercise price equal to or exceeding the fair market value of the Commercial Common Stock on the date the Option is granted.

     The granting of SARs will require charges to the income of Commercial based on the amount of the appreciation, if any, in the market price of the Commercial Common Stock to which the SARs relate over the exercise price of those shares for the particular income period. If the market price of the Commercial Common Stock declines subsequent to a charge against earnings due to estimated appreciation in the Commercial Common Stock subject to SARs, the amount of the decline will reverse such prior charges against earnings (but not by more than the aggregate of such prior charges).

     Discounted Non-ISOs will require charges to the income of Commercial based on the aggregate difference between the fair market value of the Commercial Common Stock underlying the Discounted Non-ISO and the total exercise price payable pursuant to such Discounted Non-ISO.

FEDERAL INCOME TAX CONSEQUENCES

     ISOs. An optionee recognizes no taxable income upon the grant of ISOs. If the optionee holds the Option shares for at least two years from the date the ISO is granted, and for one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of such ISO is taxed as long-term capital gain. However, the difference between the fair market value of the Commercial Common Stock at the date of exercise and the exercise price of the ISO will be treated by the optionee as an item of tax preference in the year of exercise for purposes of the alternative minimum tax. If an optionee disposes of the shares before the expiration of either of the two special holding periods noted above, the disposition is a "disqualifying disposition." In this event, the optionee will be required, at the time of the disposition of the Commercial Common Stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the Commercial Common Stock at the date of exercise as ordinary income and the excess, if any, as capital gain.

     Commercial will not be entitled to any deduction for federal income tax purposes as a result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability to the optionee for alternative minimum tax. However, if an optionee has ordinary income taxable as compensation as a result of a disqualifying disposition, Commercial will be entitled to deduct an equivalent amount.

     Non-ISOs. An optionee will not recognize taxable income upon the grant of a Non-ISO. In the case of such a Non-ISO, an optionee will recognize ordinary income upon the exercise of the Non-ISO in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price (or, if the optionee is subject to certain restrictions imposed by federal securities laws, upon the lapse of those restrictions unless the optionee makes a special tax election within 30 days after the date of exercise to have the general rule apply). Upon a subsequent disposition of such shares, any amount received by the optionee in excess of the fair market value of the shares as of the exercise will be taxed as capital gain. Commercial will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the optionee in connection with the exercise of a Non-ISO. Although no assurances can be given, Discounted Non-ISOs are expected to be treated in the same manner as Non-ISOs for federal income tax purposes.

     SARs. The grant of an SAR has no tax effect on the optionee or Commercial. Upon exercise of the SARs, however, any cash or Commercial Common Stock received by the optionee in connection with the surrender of his or her SAR will be treated as compensation income to the optionee, and Commercial will be entitled to a business expense deduction for tax purposes for the amounts treated as compensation income.

-----------------------------------------------------------------------------

     EXPECTED AWARDS. If stockholder approval of the Option Plan Amendment is obtained, Commercial expects to make a one-time grant of 50 stock options to each full-time employee who has not received an award under the Option Plan. A grant of 25 stock options will be made to all part-time employees who have not received awards under the Option Plan and are not covered by an incentive program maintained by Commercial. Based on its number of employees at May __, 1998, a total of _______ stock options will be granted to such individuals. See "New Plan Benefits."


     RECOMMENDATION; VOTE REQUIRED. The Board of Directors has determined that the Option Plan Amendment is in the best interests of stockholders of Commercial. A favorable vote of a majority of the shares eligible to be cast at the Commercial Special Meeting is required to approve the Option Plan Amendment.


     THE BOARD OF DIRECTORS OF COMMERCIAL RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                                                                            ---
THE PROPOSAL TO AMEND THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMERCIAL COMMON STOCK RESERVED FOR AWARDS UNDER THE OPTION PLAN.

                             STOCKHOLDER PROPOSALS

     First Colorado will hold a 1999 Annual Meeting of stockholders only in the event the Merger is not consummated. In order to be eligible for inclusion in First Colorado's proxy materials for next year's Annual Meeting of stockholders, if held, any stockholder proposal to take action at such meeting must be received at First Colorado's executive offices at 215 S. Wadsworth Boulevard, Lakewood, Colorado 80226, no later than December 1, 1998. Any such proposals shall be subject to the requirements of the proxy rules under the Exchange Act. In the event the Merger is consummated, stockholders of First Colorado will become stockholders of Commercial. In order to be eligible for inclusion in Commercial's proxy materials for next year's Annual Meeting of stockholders of Commercial, any stockholder proposal to take action at such meeting must be received at Commercial's executive office at 2120 South 72nd Street, Omaha, Nebraska 68124, no later than June 19, 1998. Any such proposal would be subject to the requirements of the proxy rules under the Exchange Act.

                                 LEGAL MATTERS

     The legality of the Commercial Common Stock to be issued pursuant to the Merger Agreement will be passed upon for Commercial by Fitzgerald, Schorr, Barmettler & Brennan, P.C., Omaha, Nebraska.

     Certain other legal matters in connection with the Merger will be passed upon for Commercial by Housley Kantarian & Bronstein, P.C., Washington, D.C., and for First Colorado by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Commercial as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated in this Prospectus/Joint Proxy Statement by reference from Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 have been audited by Deloitte & Touche llp, independent auditors, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for mortgage servicing rights in fiscal year
1996), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of First Colorado as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein from First Colorado's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                 OTHER MATTERS

     The First Colorado Board of Directors is not aware of any business to come before the Special Meeting other than those matters described in this Prospectus/Joint Proxy Statement. However, if any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

================================================================================

                      REORGANIZATION AND MERGER AGREEMENT

                                  BY AND AMONG

                        COMMERCIAL FEDERAL CORPORATION,

                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK,

                          FIRST COLORADO BANCORP, INC.

                                      AND

                         FIRST FEDERAL BANK OF COLORADO

                           DATED AS OF MARCH 9, 1998

================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                   ARTICLE I
                              CERTAIN DEFINITIONS
Section 1.1     Definitions..............................................................    2

                                   ARTICLE II
                               THE PARENT MERGER

Section 2.1     The Parent Merger........................................................    8
Section 2.2     Closing..................................................................    8
Section 2.3     Effective Time...........................................................    8
Section 2.4     Additional Actions.......................................................    9
Section 2.5     Articles of Incorporation and Bylaws.....................................    9
Section 2.6     Boards of Directors and Officers.........................................    9
Section 2.7     Conversion of Securities.................................................    9
Section 2.8     Exchange Procedures......................................................   10
Section 2.9     No Fractional Shares.....................................................   11
Section 2.10    Anti-Dilution Adjustments................................................   12
Section 2.11    Dissenting Shares........................................................   12
Section 2.12    Treatment of Stock Options...............................................   12
Section 2.13    Reservation of Right to Revise Transaction...............................   13

                                  ARTICLE III
                                THE BANK MERGER

Section 3.1     The Bank Merger..........................................................   13
Section 3.2     Liquidation Account......................................................   13

                                   ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                            BANCORP AND THE COMPANY

Section 4.1     Organization, Good Standing, Authority, Insurance, Etc...................   14
Section 4.2     Capitalization...........................................................   14
Section 4.3     Ownership of Subsidiaries................................................   15
Section 4.4     Financial Statements and Reports.........................................   15
Section 4.5     Absence of Changes.......................................................   16
Section 4.6     No Broker's or Finder's Fees.............................................   16
Section 4.7     Litigation and Other Proceedings.........................................   16
Section 4.8     Compliance with Law......................................................   17
Section 4.9     Corporate Actions........................................................   17
Section 4.10    Authority................................................................   17

Section 4.11    Employment Arrangements..................................................   18
Section 4.12    Employee Benefits........................................................   18
Section 4.13    Information Furnished; Registration Statement............................   20
Section 4.14    Property and Assets......................................................   20
Section 4.15    Agreements and Instruments...............................................   21
Section 4.16    Material Contract Defaults...............................................   21
Section 4.17    Tax Matters..............................................................   21
Section 4.18    Environmental Matters....................................................   22
Section 4.19    Loan Portfolio; Portfolio Management.....................................   22
Section 4.20    Real Estate Loans and Investments........................................   23
Section 4.21    Derivatives Contracts....................................................   23
Section 4.22    Insurance................................................................   24
Section 4.23    Accounting and Tax Treatment.............................................   24

                                   ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

Section 5.1     Organization, Good Standing, Authority, Insurance, Etc...................   24
Section 5.2     Capitalization...........................................................   25
Section 5.3     Ownership of Subsidiaries................................................   25
Section 5.4     Financial Statements and Reports.........................................   26
Section 5.5     No Broker's or Finder's Fees.............................................   26
Section 5.6     Litigation and Other Proceedings.........................................   27
Section 5.7     Compliance With Law......................................................   27
Section 5.8     Corporate Actions........................................................   27
Section 5.9     Authority................................................................   27
Section 5.10    Information Furnished; Registration Statement............................   28
Section 5.11    Agreements and Instruments...............................................   28
Section 5.12    Tax Matters..............................................................   28
Section 5.13    Accounting and Tax Treatment.............................................   29

                                   ARTICLE VI
                                   COVENANTS

Section 6.1     Conduct of Business by Bancorp...........................................   29
Section 6.2     Maintenance of Records...................................................   32
Section 6.3     Employees; Employee Benefits.............................................   32
Section 6.4     Efforts of Parties to Close..............................................   33
Section 6.5     Confidentiality and Announcements........................................   33
Section 6.6     Access; Certain Communications...........................................   34
Section 6.7     Regulatory Matters; Third Party Consents.................................   34
Section 6.8     Notification of Certain Matters..........................................   36
Section 6.9     Expenses.................................................................   36
Section 6.10    Third Party Proposals....................................................   37

Section 6.11    Stock Listing............................................................   37
Section 6.12    Integration; Conforming Entries..........................................   38
Section 6.13    Pooling-of-Interests and Tax-Free Treatment..............................   38
Section 6.14    Agreements of Affiliates.................................................   38
Section 6.15    Stockholder Approval.....................................................   39
Section 6.16    Indemnification..........................................................   39
Section 6.17    D&O Insurance............................................................   40
Section 6.18    Takeover Provisions Inapplicable.........................................   40
Section 6.19    Environmental Reports....................................................   40

                                  ARTICLE VII
                           CONDITIONS TO CONSUMMATION
                                 OF THE MERGER

Section 7.1     Mutual Conditions........................................................   41
Section 7.2     Conditions to Commercial's and the Bank's Obligations....................   42
Section 7.3     Conditions to Bancorp's and the Company's Obligations....................   43

                                  ARTICLE VIII
                                  TERMINATION

Section 8.1     Termination..............................................................   44
Section 8.2     Survival After Termination...............................................   45

                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.1     Amendments; Waiver.......................................................   45
Section 9.2     Entire Agreement.........................................................   46
Section 9.3     Non-Survival of Representations, Warranties and Agreements...............   46
Section 9.4     Interpretation...........................................................   46
Section 9.5     Severability.............................................................   46
Section 9.6     Notices..................................................................   46
Section 9.7     Binding Effect; Persons Benefiting; No Assignment........................   47
Section 9.8     Counterparts.............................................................   48
Section 9.9     Governing Law............................................................   48
Section 9.10    Specific Performance.....................................................   48
Section 9.11    WAIVER OF JURY TRIAL.....................................................   48

Annex A         Merrill Lynch Thrift Index

Exhibit A       Stock Option Agreement
Exhibit B       Form of Affiliate Agreement
Exhibit C       Bank Plan of Merger

                      REORGANIZATION AND MERGER AGREEMENT

          REORGANIZATION AND MERGER AGREEMENT, dated as of March 9, 1998 (the "Agreement"), by and among Commercial Federal Corporation, a Nebraska corporation ("Commercial"), Commercial Federal Bank, A Federal Savings Bank, a federally chartered savings bank and wholly-owned subsidiary of Commercial (the "Bank"), First Colorado Bancorp, Inc., a Colorado corporation (the "Bancorp"), and First Federal Bank of Colorado, a federally chartered savings bank and wholly-owned subsidiary of Bancorp (the "Company").

          WHEREAS, Commercial, a non-diversified, unitary savings and loan holding company, with its principal offices in Omaha, Nebraska, owns all of the issued and outstanding capital stock of the Bank, with its principal offices in Omaha, Nebraska;

          WHEREAS, Bancorp, a unitary savings and loan holding company, with its principal offices in Lakewood, Colorado, owns all of the issued and outstanding capital stock of the Company, with its principal offices in Lakewood Colorado;

          WHEREAS, Commercial and Bancorp desire to combine their respective holding companies through a tax-free exchange so that the respective shareholders of both Commercial and Bancorp will have an equity ownership in the combined holding company;

          WHEREAS, following the combination of Commercial and Bancorp, it is intended that the Bank and the Company will be merged such that the combined holding company will retain the advantage of unitary savings and loan holding company status and that the resulting savings institution will achieve certain economies of scale and efficiencies as a result of such subsequent merger;

          WHEREAS, to accomplish the foregoing, the Board of Directors of Bancorp (the "Bancorp Board") and the Board of Directors of Commercial (the "Commercial Board") have approved the merger (the "Parent Merger") of Bancorp with and into Commercial, pursuant to the terms and subject to the conditions of this Agreement, and the Commercial Board has approved the merger of the Company with and into the Bank (the "Bank Merger" and, together with the Parent Merger, the "Merger") which shall occur as soon as practicable following consummation of the Parent Merger;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below) and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code;

          WHEREAS, it is intended that the Merger shall qualify for pooling-of-interests accounting treatment;

          WHEREAS, as a condition to, and immediately prior to, execution of this Agreement, Commercial and Bancorp have entered into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A; and

          WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and subject to the conditions and other terms herein set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS



          Section 1.1.  Definitions.  For all purposes of this Agreement, the
                        -----------
following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

          "Acquisition Proposal" shall have the meaning set forth in Section
6.10.

          "Adjustment Election" shall have the meaning set forth in Section 8.1(a)(vi).

          "Affiliate" shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

          "Agreement" shall have the meaning set forth on the first page hereof.

          "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement applicable to Commercial, Bancorp, the Company or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

          "Approval Date" shall have the meaning set forth in Section 2.3.

          "Asset Classification" shall have the meaning set forth in Section
4.19.

          "Average Index Price" shall mean the arithmetic mean (carried to four decimal places) of the Index Prices for the fifteen trading days ending on (and including) the fifth trading day immediately preceding the Closing Date.

          "Average NYSE Closing Price" shall mean the arithmetic mean (carried to four decimal places) of the closing prices per share of Commercial Common Stock as reported on the

NYSE Composite Tape (as reported in The Wall Street Journal or, if not reported
                                    -----------------------
therein, in another mutually agreed upon authoritative source) for the fifteen trading days ending on (and including) the fifth trading day immediately preceding the Closing Date.

          "Bancorp" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Bancorp Board" has the meaning set forth on the first page hereof.

          "Bancorp Common Stock" shall mean the common stock, par value $0.10 per share, of Bancorp, together with the Rights attached thereto pursuant to the Bancorp Rights Agreement.

          "Bancorp Employee Benefit Plan" has the meaning set forth in Section 4.12(a).

          "Bancorp Material Adverse Effect" shall mean, with respect to Bancorp or any of its Affiliates, a material adverse effect on (i) the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries taken as a whole or (ii) the ability of Bancorp or the Company to complete the transactions contemplated hereby; provided, however, that a Bancorp
                                               --------  -------
Material Adverse Effect shall not be defined to include (w) any change attributable to or resulting from any change in Applicable Law or GAAP or regulatory accounting principles, including, but not limited to, changes resulting from amendments to or modifications of any Applicable Law relating to the bad debt reserve of or deduction taken by thrift institutions or any special insurance premium assessments by the FDIC on SAIF-insured deposits, in each case which affects thrift institutions generally, or (x) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting thrift institutions generally, (y) expenses related to consummation of the Merger which are otherwise permitted under this Agreement (or set forth in the Bancorp Disclosure Schedule), including, but not limited to, preparation, legal, investment banking and auditing fees, or (z) the cost of establishing a $250,000 charitable foundation in the manner Previously Disclosed.

          "Bancorp Option" shall have the meaning set forth in Section 2.12.

          "Bancorp Preferred Stock" shall have the meaning set forth in Section 4.2.

          "Bancorp Property" shall have the meaning set forth in Section 6.19.

          "Bancorp Rights Agreement" shall mean that certain Rights Agreement, dated as of July 24, 1996, by and between Bancorp and American Securities Transfer & Trust, Incorporated, as rights agent.

          "Bancorp Subsidiary" and "Bancorp Subsidiaries" shall have the respective meanings set forth in Section 4.1.

          "Bank" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Bank Merger" has the meaning set forth on the first page hereof.

          "Bank Plan of Merger" shall have the meaning set forth in Section 3.1.

          "Business Day" shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the States of Nebraska and Colorado are generally closed for regular banking business.

          "CBCA" shall have the meaning set forth in Section 2.1.

          "Certificates" shall have the meaning set forth in Section 2.8.

          "Closing" shall have the meaning set forth in Section 2.2.

          "Closing Date" shall have the meaning set forth in Section 2.2.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the Treasury regulations thereunder.

          "Commercial" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Commercial Board" has the meaning set forth on the first page hereof.

          "Commercial Common Stock" shall mean the common stock, par value $0.01 per share, of Commercial, together with the Rights attached thereto pursuant to the Shareholder Rights Agreement, dated as of December 19, 1988, by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent.

          "Commercial Material Adverse Effect" shall mean, with respect to Commercial or any of its Affiliates, a material adverse effect on (i) the business, financial condition, prospects or results of operations of Commercial and the Commercial Subsidiaries taken as a whole or (ii) the ability of Commercial to complete the transactions contemplated hereby; provided, however,
                                                             --------  -------
that a Commercial Material Adverse Effect shall not be deemed to include (x) any change attributable to or resulting from any change in Applicable Law or GAAP or regulatory accounting principles, including, but not limited to, changes resulting from amendments to or modifications of any Applicable Law relating to the bad debt reserve of or deduction taken by thrift institutions or any special insurance premium assessments by the FDIC on SAIF-insured deposits, in each case which affects thrift institutions generally, or (y) the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates affecting thrift institutions generally.

          "Commercial Plans" shall have the meaning set forth in Section 6.5.

          "Commercial Property" shall have the meaning set forth in Section
6.19.

          "Commercial Subsidiary" and "Commercial Subsidiaries" shall have the respective meanings set forth in Section 5.1.

          "Company" shall have the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

          "Confidentiality Agreements" shall mean those certain letter agreements, dated January 22, 1998 and March 4, 1998, relating to confidential information provided by the parties to each other and their respective Affiliates and Representatives.

          "Contract" has the meaning set forth in Section 4.10.

          "Current Property" shall have the meaning set forth in Section 6.19.

          "Derivatives Contract" shall mean the meaning set forth in Section
4.21.

          "Dissenting Shares" shall have the meaning set forth in Section 2.11.

          "Effective Time" shall have the meaning set forth in Section 2.3.

          "Encumbrance" shall mean any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.

          "Environmental Firm" shall have the meaning set forth in Section 6.19.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          "Exchange Agent" shall have the meaning set forth in Section 2.8.

          "Exchange Option" shall have the meaning set forth in Section 2.12.

          "Exchange Ratio" shall mean, subject to Sections 2.10 and 8.1(a)(vi), either (i) if Commercial has not made an Adjustment Election, then the quotient (carried to four decimal places) obtained by dividing (x) 30 by (y) the Average NYSE Closing Price, provided that if such quotient is greater than .9677, then
                    --------
the Exchange Ratio as calculated under this clause (i) shall be .9677, and provided further that if such quotient is less than .7895, then the Exchange
--------
Ratio as calculated under this clause (i) shall be .7895, or (ii) if Commercial has made an Adjustment Election, the lesser of (x) the quotient (carried to four decimal places) obtained by dividing (A) the product of .85, the Starting Price and .9677 by (B) the Average NYSE Closing Price and (y) the quotient (carried to four decimal places) obtained by dividing (A) the product of the Index Ratio, the Starting Price and .9677 by (B) the Average NYSE Closing Price.

          "Facility Property" shall have the meaning set forth in Section 6.19.

          "FDIC" shall mean the Federal Deposit Insurance Corporation and any successor thereto.

          "GAAP" shall mean generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

          "Governmental Authority" shall mean any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any court or tribunal of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority (including the NYSE and the National Association of Securities Dealers, Inc.).

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Index Price" shall mean, with respect to a given date, the weighted average (weighted based on the number of fully-diluted shares outstanding as last disclosed in publicly available Regulatory Documents filed by the respective companies) of the closing prices on such date of the companies comprising the Merrill Lynch Thrift Index, set forth as Annex A hereto, on such date, appropriately adjusted to reflect any stock dividend, reclassification, recapitalization, split-up, combination, exchanges of shares or similar transaction declared or effected by any of such companies between the Starting Date and the close of business on the fifth trading day immediately preceding the Closing Date.

          "Index Ratio" shall mean the number equal to the product of (x) the quotient (carried to four decimal places) obtained by dividing (A) the Average Index Price by (B) the Index Price on the Starting Date, and (y) .90.

          "IRS" shall mean the Internal Revenue Service and any successor thereto.

          "Merger" has the meaning set forth on the first page hereof.

          "Merger Consideration" shall have the meaning set forth in Section
2.13.

          "NBCA" shall have the meaning set forth in Section 2.1.

          "NYSE" means the New York Stock Exchange, Inc. and any successor thereto.

          "OTS" shall mean the Office of Thrift Supervision and any successor thereto.

          "Parent Merger" has the meaning set forth on the first page hereof.

          "Person" shall mean any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity or similar contractual arrangement or relationship.

          "Previously Disclosed" by a party shall mean information set forth in a schedule (with respect to Bancorp and the Company, the "Bancorp Disclosure Schedule"; and with respect to Commercial, the "Commercial Disclosure Schedule"), correspondingly enumerated to the representations, warranties or covenants to which such information relates, that is delivered by such party to the other party contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

          "Price Termination Notice" shall have the meaning set forth in Section 8.1(a)(vi).

          "Prospectus" shall have the meaning set forth in Section 4.13.

          "Proxy Statement" shall have the meaning set forth in Section 4.13.

          "Records" shall mean, with respect to any Person, all records and original documents (and copies thereof) in the Person's possession, or in the possession of an Affiliate of such Person, as of the Closing Date (a) which pertain to or are utilized by such Person or Affiliate to administer, reflect, monitor, evidence or record information respecting the business or conduct of Bancorp or the Bancorp Subsidiaries, or (b) necessary or appropriate for Bancorp or the Bancorp Subsidiaries to comply with any Applicable Law, and shall include in the case of (a) and (b) above, all such records maintained on electronic or magnetic media, or in the electronic data base system of or used by such Person or Affiliate.

          "Registration Statement" shall have the meaning set forth in Section 4.13.

          "Regulatory Documents" shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed by such Person with any Governmental Authority or pursuant to any Applicable Law.

          "Representatives" shall have the meaning set forth in Section 6.10.

          "Right" shall have the meaning set forth in Section 6.1(ii).

          "SAIF" shall have the meaning set forth in Section 4.1 and any successor thereto.

          "SEC" shall mean the Securities and Exchange Commission and any successor thereto.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

          "Starting Date" shall mean February 24, 1998.

          "Starting Price" shall mean $34.875 (the closing price per share of Commercial Common Stock as reported on the NYSE Composite Tape on the Starting
Date).

          "Stock Option Agreement" has the meaning set forth on the first page hereof.

          "Structured Note" shall have the meaning set forth in Section 4.21.

          "Surviving Corporation" shall have the meaning set forth in Section
2.1.

          "Tax Return" shall mean any return, report, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided to third parties) with respect to Taxes, including any document required to be retained or provided to any governmental authority pursuant to 31 U.S.C. Sections 5311-5328 and regulations promulgated thereunder.

          "Taxes" shall mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, and all interest, penalties and losses thereon or associated therewith or associated with any Tax Return.

                                   ARTICLE II

                               THE PARENT MERGER

          Section 2.1.  The Parent Merger.  Subject to the terms and conditions
                        -----------------
of this Agreement and to the HOLA, Bancorp shall be merged with and into Commercial in accordance with the Nebraska Business Corporation Act (the "NBCA") and the Colorado Business Corporations Act (the "CBCA"), and thereafter the separate corporate existence of Bancorp shall cease. Commercial shall be the surviving corporation of the Parent Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Nebraska. The Parent Merger shall have the effects set forth in the applicable provisions of the NBCA.

          Section  2.2.  Closing.  The closing (the "Closing") of the Parent
                         -------
Merger shall take place at the offices of Commercial, 2120 South 72nd Street, Omaha, Nebraska (including by mail, fax or otherwise as reasonably agreed to by the parties hereto), prior to the Effective Time on the date that the Effective Time occurs (the "Closing Date").

          Section 2.3.  Effective Time.  The Parent Merger shall become
                        --------------
effective on the date and at the time (the "Effective Time") on which appropriate documents in respect of the Parent Merger are filed with the Secretaries of State of the States of Nebraska and Colorado in such form as required by, and in accordance with, the relevant provisions of the NBCA and CBCA, respec-tively. Subject to the terms and conditions of this Agreement, the Effective Time shall occur on any such date as Commercial shall notify Bancorp in writing (such notice to be at least five full trading days in advance of the Effective
Time) but (i) not earlier than the later of (x) the satisfaction or waiver of all conditions set forth in Article VII and (y) July 24, 1998 (such later date being referred to herein as the "Approval Date") and (ii) subject to clause (i), not later than the first Business Day of the first full calendar month commencing at least five full trading days after the Approval Date, or at such other time as Commercial and Bancorp shall agree.

          Section 2.4.  Additional Actions.  If, at any time after the Effective
                        ------------------
Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Commercial or Bancorp or (ii) otherwise carry out the purposes of this Agreement, Bancorp and each of its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Bancorp or otherwise to take any and all such action.

          Section 2.5.  Articles of Incorporation and Bylaws.  The Articles of
                        ------------------------------------
Incorporation and Bylaws of Commercial in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Parent Merger until otherwise amended or repealed.

          Section 2.6.  Boards of Directors and Officers.  At the Effective
                        --------------------------------
Time, the directors and officers of Commercial immediately prior to the Effective Time shall continue to be directors and officers, respectively, of the Surviving Corporation following the Parent Merger; such directors and officers shall hold office in accordance with the Surviving Corporation's Bylaws and applicable law. Promptly following the Effective Time, (i) Malcolm E. Collier, Jr., President, CEO and Chairman of Bancorp, shall be invited to serve as an additional member of the Commercial Board (or, at Mr. Collier's election, a director emeritus for a period of not less than 36 months) and, upon acceptance thereof and appointment thereon, shall be entitled to receive director fees (of no less than $500 per meeting) on the same basis as other non-employee directors of Commercial, and (ii) each other director serving on the Bancorp Board as of the date hereof and as of the Effective Time shall be invited to serve on an advisory board to Commercial for a period of not less than 12 months following the Effective Time and, upon acceptance thereof and appointment thereon, each such director serving on such advisory board who is not an employee of Commercial or a Commercial Subsidiary following the Effective Time shall be entitled to receive a meeting fee of $500 per meeting for such service, such advisory board to meet not less frequently than 4 times a year.

          Section 2.7.  Conversion of Securities.  At the Effective Time, by
                        ------------------------
virtue of the Parent Merger and without any action on the part of Commercial, Bancorp or the holder of any of the following securities:

            (i) Each share of the Commercial Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Parent Merger; and

            (ii) Subject to Sections 2.9, 2.10 and 2.11 hereof, each share of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and become the right to receive a number of shares of Commercial Common Stock equal to the Exchange Ratio, provided, however, that any shares of Bancorp Common Stock held
                --------  -------
by Bancorp, Commercial or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and shall not be exchanged for shares of Commercial Common Stock.

            Section 2.8. Exchange Procedures. (a) At or prior to the Effective
                         -------------------
Time, Commercial shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates of Bancorp Common Stock for exchange in accordance with this Article II, certificates representing the shares of Commercial Common Stock and an estimated amount of cash to be paid in lieu of fractional shares to be paid pursuant to this Article II in exchange for outstanding shares of Bancorp Common Stock.

            (b) Holders of record of certificates which immediately prior to the Effective Time represented outstanding shares of Bancorp Common Stock (the "Certificates") shall be instructed to tender such Certificates to Commercial, or to an exchange agent designated by Commercial (the "Exchange Agent"), pursuant to a letter of transmittal that Commercial shall deliver or cause to be delivered to such holders as promptly as practicable following the Effective Time. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to Commercial or the Exchange Agent.

            (c) Subject to Section 2.9, after the Effective Time, each holder of a Certificate(s) that surrenders such Certificate(s) to Commercial, or to the Exchange Agent, will, upon acceptance thereof by Commercial or the Exchange Agent, be entitled to (x) a certificate or certificates representing the number of whole shares of Commercial Common Stock into which the shares represented by the Certificate(s) so surrendered (aggregating all Certificates surrendered by such holder) shall have been converted pursuant to this Agreement and (y) a check representing the amount of any cash in lieu of fractional shares, if any, and dividends and distributions, if any, which such holder has the right to receive hereunder with respect to the Certificate(s) so surrendered, in each case after giving effect to any required withholding tax.

            (d) Commercial or, at the election of Commercial, the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Commercial or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Commercial or the Exchange Agent may reasonably require.

            (e) All shares of Commercial Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been in full satisfaction of all rights pertaining to such shares of Bancorp

Common Stock represented thereby. After the Effective Time, holders of Certificates shall cease to have rights with respect to the shares previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement.

           (f) After the Effective Time, there shall be no further transfer on the records of Bancorp of Certificates, and if such Certificates are presented to Bancorp for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. Commercial shall not be obligated to deliver the consideration to which any former holder of Bancorp Common Stock is entitled as a result of the Parent Merger until such holder surrenders the Certificates as provided herein. Certificates surrendered for exchange by any person constituting an "affiliate" of Bancorp for purposes of Rule 145 of the Securities Act, shall not be exchanged for certificates representing Commercial Common Stock until Commercial has received a written agreement from such person in the form attached hereto as Exhibit B. Neither the Exchange Agent nor any party to this Agreement nor any Affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Commercial and the Exchange Agent shall be entitled to rely upon the stock transfer books of Bancorp to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Commercial and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

           (g) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Commercial Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.8. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Commercial Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to such whole shares of Commercial Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Commercial Common Stock, less the amount of any withholding taxes which may be required thereon.

           Section 2.9.  No Fractional Shares.  Notwithstanding any other
                         --------------------
provision of this Agreement, neither certificates nor scrip for fractional shares of Commercial Common Stock shall be issued in the Parent Merger. Each holder who otherwise would have been entitled to a fraction of a share of Commercial Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would other-
wise be entitled by the average of the closing prices per share of Commercial Common Stock for the five full trading days immediately preceding the
Closing Date as reported on the NYSE Consolidated Tape (as reported in The Wall
                                                                       --------
Street Journal or, if not reported therein, in another mutually agreed upon
--------------
authoritative source). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

           Section 2.10.  Anti-Dilution Adjustments.  In the event that prior
                          -------------------------
to the Effective Time Commercial shall (or shall establish a record date prior to the Effective Time for the following) declare a stock dividend or other distribution payable in Commercial Common Stock or securities convertible into Commercial Common Stock or a distribution otherwise Previously Disclosed, or effect a stock split, reclassification, combination or other change with respect to Commercial Common Stock, the Exchange Ratio or the Merger Consideration (in each case, as defined herein), as the case may be, shall be appropriately adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change, such that the shareholders of Bancorp shall be entitled to same as if the Effective Time had occurred prior thereto.

           2.11.  Dissenting Shares. Notwithstanding anything in this Agreement
                  -----------------
to the contrary, any shares of Bancorp Common Stock which are issued and outstanding immediately prior to the Effective Time and with respect to which the holder thereof shall have perfected any appraisal rights under the CBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the CBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the CBCA. Bancorp shall give prompt notice to Commercial of any demands received by Bancorp for appraisal of shares of Bancorp Common Stock, and Commercial shall have the right to participate in all negotiations and proceedings with respect to such demands. Bancorp shall not, except with the prior written consent of Commercial, make any payment with respect to, or settle or offer to settle, any such demands.

           Section 2.12.  Treatment of Stock Options.  (a)  Prior to the
                          --------------------------
Effective Time, Commercial and Bancorp shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Bancorp in effect on the date hereof which has been granted to current or former directors, officers or employees of Bancorp by Bancorp (each, a "Bancorp Option") to be automatically converted at the Effective Time into an option (an "Exchange Option") to purchase that number of shares of Commercial Common Stock equal to the number of shares of Bancorp Common Stock issuable immediately prior to the Effective Time upon exercise of the Bancorp Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio (fractional shares as a result thereof to be subject to the terms of the respective Bancorp Options and the terms of the plans governing same), with an exercise price equal to the exercise price which existed under the corresponding Bancorp Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Bancorp Option immediately before the Effective Time, provided that with respect to any
                                              --------
Bancorp Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section

424(a) of the Code. In connection with the issuance of Exchange Options, Commercial shall (i) reserve for issuance the number of shares of Commercial Common Stock that will become subject to Exchange Options pursuant to this
Section 2.12 and (ii) from and after the Effective Time, upon exercise of Exchange Options, make available for issuance all shares of Commercial Common Stock covered thereby, subject to the terms and conditions applicable thereto.

           (b) Bancorp agrees to issue treasury shares of Bancorp, to the extent available, upon the exercise of Bancorp Options prior to the Effective Time.

           (c) Commercial agrees to file with the SEC within one month after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of Commercial Common Stock issuable upon exercise of the Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of all of such Exchange Options.

           Section 2.13.  Reservation of Right to Revise Transaction.
                          ------------------------------------------
Commercial may at any time change the method of effecting the acquisition of Bancorp or the Bancorp Subsidiaries by Commercial, and Bancorp shall cooperate in such efforts, if and to the extent Commercial deems such change to be desirable and subject to Bancorp's approval (which approval shall not be unreasonably withheld); provided, however, that no such change shall (A) alter
                        --------  -------
or change the amount or kind of consideration to be issued to holders of Bancorp Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment to Bancorp's shareholders as a result of receiving the Merger Consideration, (C) adversely affect the qualification of the Merger as a pooling of interests for accounting and financial reporting purposes or (D) materially delay the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE III


                                THE BANK MERGER


           Section 3.1.  The Bank Merger.  As soon as practicable following the
                         ---------------
Effective Time, the Company shall be merged with and into the Bank pursuant to the terms and conditions set forth herein and in the Plan of Merger attached hereto as Exhibit C (the "Bank Plan of Merger") and pursuant to 12 U.S.C. (S)(S) 1467a(s) and 1828(c) and (S) 552.13 of the rules and regulations of the OTS promulgated thereunder, and the separate existence of the Company shall thereupon cease, the Bank shall be the surviving institution in the Merger and shall retain the name "Commercial Federal Bank, A Federal Savings Bank", all of the Bank's rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Bank Merger and the Bank shall continue at the effective time of the Bank Merger to be regulated by the OTS.

           Section 3.2.  Liquidation Account.  The liquidation account
                         -------------------
established by the Company pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall, to the extent required by Applicable Law, continue to be maintained by the Bank after the Effective Time for the benefit of those persons and entities who were savings account holders of the Company on the eligibility and supplemental eligibility record dates for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account previously established by the Company.

                                   ARTICLE IV


                       REPRESENTATIONS AND WARRANTIES OF
                            BANCORP AND THE COMPANY


           Bancorp and the Company jointly and severally represent and warrant to Commercial and the Bank, except as otherwise Previously Disclosed, as follows:

           Section 4.1 Organization, Good Standing, Authority, Insurance, Etc.
                       ------------------------------------------------------
(a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is duly registered as a savings and loan holding company with the OTS under the HOLA. The Company is a federal savings bank. Each "subsidiary" of Bancorp within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Bancorp Subsidiary" and collectively the "Bancorp Subsidiaries"), has been Previously Disclosed. Each of the Bancorp Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in the Bancorp Disclosure Schedule. Each of Bancorp and the Bancorp Subsidiaries has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted, except for such failure or failures to be so qualified or licensed as would not, in the aggregate, have a Bancorp Material Adverse Effect. Bancorp has made available to Commercial a true, complete and correct copy of the articles of incorporation, charter, or other organizing documents and of the by-laws, as in effect on the date of this Agreement, of Bancorp and each Bancorp Subsidiary. Each of Bancorp and the Bancorp Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under Applicable Law, except to the extent that any failures to so qualify would not, in the aggregate, have a Bancorp Material Adverse Effect. The Company is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Company are insured by the FDIC through the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under Applicable Law, and all premiums and assessments required in connection therewith have been paid by the Company. The Company is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA.

           (b) The minute books of Bancorp and the Bancorp Subsidiaries contain records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards) since January 1, 1996, which records are complete and accurate in all material respects and have been made available to Commercial.

           Section 4.2.  Capitalization.  The authorized capital stock of
                         --------------
Bancorp consists of 50,000,000 shares of Bancorp Common Stock, of which 16,826,798 shares were issued and outstanding as of the date of this Agreement, and 25,000,000 shares of preferred stock, par value of

$.10 per share ("Bancorp Preferred Stock"), of which no shares were outstanding as of the date of this Agreement. As of the date of this Agreement, no shares of Bancorp Preferred Stock were reserved for issuance, except for 1,500,000 shares of Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the Rights distributed to the holders of Bancorp Common Stock pursuant to the Bancorp Rights Agreement. No other class or series of capital stock of Bancorp is or has been authorized. As of the date of this Agreement, there were 3,707,458 shares of Bancorp Common Stock and no shares of Bancorp Preferred Stock held in Bancorp's treasury and, except as Previously Disclosed, there were no shares of Bancorp Common Stock reserved for issuance. As of immediately prior to the Effective Time, there will be no more than 1,807,458 shares of Bancorp Common Stock held in Bancorp's treasury. All issued and outstanding shares of Bancorp Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as Previously Disclosed, there are no outstanding Rights to purchase or acquire any capital stock of Bancorp and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which Bancorp or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of Bancorp.

           Section 4.3.  Ownership of Subsidiaries.  All the outstanding shares
                         -------------------------
of the capital stock or other ownership interests in all of the Bancorp Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Bancorp or a Bancorp Subsidiary free and clear of any Encumbrance. There are no outstanding Rights to purchase or acquire any capital stock of any Bancorp Subsidiary and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of Bancorp or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Bancorp Subsidiaries. Neither Bancorp nor any Bancorp Subsidiary owns any of the capital stock or other equity securities (including any Rights with respect to such securities) of or profit participations in any Person or "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Topeka and the Bancorp Subsidiaries.

           Section 4.4.  Financial Statements and Reports.  For the past three
                         --------------------------------
years, Bancorp and the Bancorp Subsidiaries have timely filed all Regulatory Documents required to be filed by them, except to the extent that all failures to so file, in the aggregate, would not have a Bancorp Material Adverse Effect; and all such documents, as finally amended, complied in all material respects with applicable requirements of Applicable Law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (i) are in accordance with Bancorp's books and records and those of any of the Bancorp Subsidiaries, which books and records are complete and accurate in all material respects and have been maintained in all material respects in accordance with Applicable Law, and (ii) present fairly the consolidated financial position and the consolidated results of operations and cash flows of Bancorp as of the dates and for the periods indicated in accordance with GAAP consistently applied during the periods involved (except for the omission of notes to unaudited statements, year-end adjustments to interim results normal in nature and amount and changes in GAAP and except where regulatory reporting requirements provide otherwise). The audited consolidated financial statements of Bancorp as of December 31, 1996 and for the three years then ended last filed by Bancorp as part of a publicly available Regulatory Document disclose all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of Bancorp and the Bancorp Subsidiaries required to be reflected in such financial statements according to GAAP, other than liabilities which are not, in the aggregate, material to Bancorp and the Bancorp Subsidiaries, taken as a whole, and contain in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, Taxes and all other material accrued liabilities and for all reasonably anticipated material losses in accordance with GAAP, if any, as of such date. Except for (i) those liabilities that are fully reflected or reserved against on Bancorp's audited consolidated balance sheet last filed by Bancorp as part of a publicly available Regulatory Document and (ii) liabilities incurred in the ordinary course of business since the date of such audited consolidated balance sheet and which would not have, individually or in the aggregate, a Bancorp Material Adverse Effect, Bancorp has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, which are or would be required by GAAP to be shown on its consolidated balance sheet.

           Section 4.5.  Absence of Changes. (a)  Except as disclosed in
                         ------------------
publicly available Regulatory Documents filed by Bancorp prior to the date of this Agreement, since December 31, 1996, there has been no event, occurrence, development, fact or set of circumstances of any nature existing or, to the knowledge of Bancorp, threatened which, individually or in the aggregate, has had or could reasonably be expected to have a Bancorp Material Adverse Effect.


           (b) Except as Previously Disclosed, since September 30, 1997, each of Bancorp and the Bancorp Subsidiaries has owned and operated its respective assets, properties and businesses in the ordinary course of business and consistent with past practice and has not taken any action or suffered any event that if taken or suffered after the date hereof would violate Section 6.1 of this Agreement.

           Section 4.6.  No Broker's or Finder's Fees.  No agent, broker,
                         ----------------------------
investment banker, Person or firm acting on behalf or under authority of Bancorp or any of the Bancorp Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby or by the Stock Option Agreement, except Bancorp has engaged The Wallach Company, an investment banking firm, to provide financial advisory services.

           Section 4.7.  Litigation and Other Proceedings.  (a)  Except for
                         --------------------------------
matters which would not have, in the aggregate, a Bancorp Material Adverse Effect, neither Bancorp nor any Bancorp Subsidiary is a defendant in, nor is any of its property subject to, any pending or, to the knowledge of Bancorp, threatened claim, action, suit, investigation or proceeding. There is no judicial order, judgment or decree to which any of Bancorp, the Bancorp Subsidiaries or their respective properties is subject which has had or could reasonably be expected to have a Bancorp Material Adverse Effect.

           (b) All pending claims, actions, suits, investigations and proceedings in which Bancorp or any Bancorp Subsidiary is a defendant and all judicial orders, judgments or decrees to which Bancorp or any Bancorp Subsidiary is subject have been Previously Disclosed.

           Section 4.8.  Compliance with Law.  Bancorp and the Bancorp
                         -------------------
Subsidiaries have been in compliance in all respects with all Applicable Laws, except where such non-compliance would not have, in the aggregate, a Bancorp Material Adverse Effect, and neither the Company nor any Bancorp Subsidiary has received notice from any Governmental Authority of any material violation of, and does not know of any material violations of, any Applicable Law.

           Section 4.9.  Corporate Actions.  (a)  The Boards of Directors of
                         -----------------
Bancorp and the Company have duly authorized their respective officers to execute and deliver (as appropriate) this Agreement, the Stock Option Agreement and the Bank Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby and thereby. Except for obtaining the requisite approval of the Bancorp shareholders as contemplated hereby, all corporate authorization by the Boards of Directors and shareholders of Bancorp and the Company required for the consummation of the Merger and the transactions contemplated hereby and by the Stock Option Agreement has been obtained. The Bancorp Board and Bancorp have taken all necessary steps to render the Bancorp Rights Agreement inapplicable to the Merger and the transactions contemplated by this Agreement and by the Stock Option Agreement (including, such that the Rights related thereto will not be distributed, become exercisable or be triggered in any way as a result of the execution of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby).

           (b) The Boards of Directors of Bancorp and the Company have taken or will take all necessary action to exempt this Agreement, the Stock Option Agreement and the Bank Plan of Merger and the transactions contemplated hereby and thereby from (i) any applicable state takeover laws, (ii) any Applicable Laws limiting or restricting the voting rights of shareholders, (iii) any Applicable Laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or Person of similar type, and (iv) any provision in its or any of the Bancorp Subsidiaries' articles of incorporation, charter or by-laws (A) restricting or limiting stock ownership or the voting rights of shareholders or (B) requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or Person of similar type.

           Section 4.10.  Authority.  Except as Previously Disclosed, the
                          ---------
execution, delivery and performance by each of Bancorp and the Company of their respective obligations under this Agreement and the Stock Option Agreement and the consummation thereby of the transaction contemplated hereby and thereby do not, and will not, violate or conflict with any of the provisions of, or constitute a breach or default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, terminate, give any Person the right to terminate, modify or accelerate payment or performance under or result in the creation of any Encumbrance upon any of the respective properties or assets of Bancorp or any Bancorp Subsidiary under (i) the articles of incorporation, charter or by-laws of Bancorp or any Bancorp Subsidiary, (ii) subject to the Gov-ernmental Approvals and the approval of Bancorp shareholders described below, any Applicable Law to which Bancorp or any of the Bancorp Subsidiaries is subject or (iii) except, in each case, where such violation, conflict, breach, default, termination (or right to terminate), modification, acceleration or Encumbrance would not, individually or in the aggregate, have a Bancorp Material Adverse Effect, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument, whether oral or written ("Contract"), to which Bancorp or any of the Bancorp Subsidiaries is a party or is subject or by which any of their properties or assets is bound or affected. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Each of Bancorp and the Company has all requisite corporate power and authority to enter into this Agreement, the Stock Option Agreement and the Bank Plan of Merger, as the case may be, and to perform its respective obligations hereunder and thereunder. Other than the filings, notices, approvals and consents with or of the Governmental Authorities as Previously Disclosed (the "Governmental Approvals") and the requisite approval of Bancorp shareholders as contemplated hereby, no filings, notices, approvals or consents are required on behalf of Bancorp, the Company or any Bancorp Subsidiary in connection with the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement or the Bank Plan of Merger. Neither Bancorp nor the Company has knowledge of any reason why the Governmental Approvals cannot be obtained or granted on a timely basis. The only vote of Bancorp shareholders required to approve the Merger, this Agreement and the transactions contemplated hereby is the affirmative vote of the holders of at least a majority of the shares of Bancorp Common Stock entitled to vote at a meeting called for such purpose. This Agreement, the Stock Option Agreement and the Bank Plan of Merger constitute the valid and binding obligations of Bancorp and the Company, as the case may be, and are enforceable in accordance with their terms, except as enforceability may be limited by Applicable Laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

           Section 4.11.  Employment Arrangements.  Except as Previously
                          -----------------------
Disclosed, there are no employment, incentive compensation, severance or other agreements, plans or arrangements with any current or former directors, officers or employees of Bancorp or any Bancorp Subsidiary which may not be terminated without penalty or liability (including any augmentation or acceleration of benefits) on thirty (30) days' or less notice to such Person. Except as Previously Disclosed, neither the execution of this Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or upon the occurrence of additional events or acts) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Bancorp or any Bancorp Subsidiary. Except as Previously Disclosed, no amount paid or payable to directors, officers or employees of Bancorp or the Bancorp Subsidiaries in connection with the transactions contemplated hereby (either solely as a result of such transactions or as a result of such transactions in conjunction with any other event) will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction pursuant to Sections 162, 280G or any other section of the Code.

           Section 4.12.  Employee Benefits.  (a)  Neither Bancorp nor any of
                          -----------------
the Bancorp Subsidiaries maintains, contributes to or sponsors any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of ERISA, other than any plans ("Bancorp Employee Benefit Plans") Previously Disclosed (true and correct copies of which have been delivered to Commercial). Except as Previously Disclosed, neither Bancorp nor any of the Bancorp Subsidiaries (i) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (ii) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

           (b) All Bancorp Employee Benefit Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1997 and, except as Previously Disclosed, there has been no material amendment thereof (other than amendments required to comply with Applicable Law) and, except as disclosed in publicly available Regulatory Documents filed by Bancorp prior to the date of this Agreement, no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1997.

           (c) To the knowledge of Bancorp, with respect to all Bancorp Employee Benefit Plans and Benefit Arrangements, Bancorp and each Bancorp Subsidiary are in substantial compliance with the requirements prescribed by any and all Applicable Laws currently in effect, including but not limited to ERISA and the Code, applicable to such Bancorp Employee Benefit Plans or Benefit Arrangements. None of the Bancorp Employee Benefit Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and the fair market value of the assets of each such plan equals or exceeds the accrued liabilities of such plan. To the best knowledge of Bancorp and the Company, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Bancorp Employee Benefit Plans which could subject Bancorp or any of the Bancorp Subsidiaries to the penalty or Tax imposed under Section 502(i) of ERISA or
Section 4975 of the Code. No Bancorp Employee Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any Bancorp Employee Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event, within the meaning of Section 4043(c) of said Subtitle C for which the 30-day notice requirement of ERISA has not been waived, has occurred with respect to any Bancorp Employee Benefit Plan. No Bancorp Employee Benefit Plan or Benefit Arrangement is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither Bancorp nor any Bancorp Subsidiary has engaged in any transaction described in Section 4069 of ERISA within the last five years. There does not now exist, nor do any circumstances exist that could result in, any liability of Bancorp or any Bancorp Subsidiary (or any entity, trade or business that is or was at any time required to be aggregated with Bancorp or any Bancorp Subsidiary under Section 414(b), (c), (m) or (o) of the Code) under Title IV of ERISA, Section 302 of ERISA, Sections 412 and 4971 of the Code, the
continuation coverage requirements of Section 601 et seq. of ERISA and Section
                                                  -- ---
4980B of the Code, and similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Bancorp Employee Benefit Plans or Benefit Arrangements, that would be a liability of Bancorp, a Bancorp Subsidiary, Commercial or the Bank following consummation of the Merger. Neither Bancorp nor any Bancorp Subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any Bancorp Employee Benefit Plan or Benefit Arrangement. None of Bancorp or any of the Bancorp Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. To the knowledge of Bancorp, the Bancorp Employee Benefit Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Bancorp is not aware of any fact which would adversely affect the qualified status of such plans.

           Section 4.13. Information Furnished; Registration Statement. (a) To
                         ---------------------------------------------
the best knowledge of Bancorp, no statement contained in any schedule, certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Bancorp or any of its Affiliates to Commercial pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) None of the information provided by Bancorp or any Bancorp Subsidiary for inclusion in the registration statement on Form S-4 to be filed with the SEC by Commercial under the Securities Act relating to shares of Commercial Common Stock to be issued in the Merger, including the prospectus (the "Prospectus") relating to such issuance and the joint proxy statement and forms of proxy relating to the vote of Commercial shareholders and Bancorp shareholders with respect to the Merger (as amended, supplemented or modified, the "Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to Commercial or a Commercial Subsidiary, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, as applicable.

           Section 4.14.  Property and Assets. Bancorp and the Bancorp
                          -------------------
Subsidiaries have good and marketable title to all of their real property reflected in the consolidated financial statements last filed by Bancorp as part of a publicly available Regulatory Document or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items reflected in such financial statements or in the notes thereto, (b) liens for current taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the current use of such property, (d) property sold or transferred in the ordinary course of business consistent with past practice since the date of such financial statements and (e) as otherwise Previously Disclosed. Bancorp and the Bancorp Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Bancorp nor any Bancorp Subsidiary is in default in any respect under any such lease, except where such failure to be valid and binding and in full force and effect, or where such default, would not have, in the aggregate, a Bancorp Material Adverse Effect. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Merger. There has been no physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Bancorp and the Bancorp Subsidiaries since December 31, 1996, except such loss, damage or destruction which would not have, in the aggregate, a Bancorp Material Adverse Effect. All property and assets material to their businesses and currently used by Bancorp and the Bancorp Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

           Section 4.15.  Agreements and Instruments. Except as Previously
                          --------------------------
Disclosed, neither Bancorp nor any Bancorp Subsidiary is a party to (a) any material Contract, (b) any Contract relating to the borrowing of money by Bancorp or any Bancorp Subsidiary or the guarantee by Bancorp or any Bancorp Subsidiary of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any Contract to make loans or for the provision, purchase or sale of goods, services or property between Bancorp or any Bancorp Subsidiary and any director or officer of Bancorp or and Bancorp Subsidiary, or any member of the immediate family or Affiliate of any of the foregoing (other than loans or deposits made on an arm's-length basis in the ordinary course of business), (d) any Contract with or concerning any labor or employee organization, (e) any Contract between Bancorp or any Bancorp Subsidiary and any Affiliate thereof (other than Contracts solely between Bancorp and a Bancorp Subsidiary or solely between Bancorp Subsidiaries), (f) any agreements, directives, orders, or similar arrangements between or involving Bancorp or any Bancorp Subsidiary and any Governmental Authority, (g) any Contract with respect to the employment, retention or severance of any directors, officers, employees or consultants, (h) any Contract which materially restricts the conduct of any line of business by Bancorp or any current or future Affiliates thereof or (i) any Contract pursuant to which Bancorp or any Bancorp Subsidiary is or may become obligated to invest in or contribute capital to any Bancorp Subsidiary.

           Section 4.16. Material Contract Defaults. Neither Bancorp nor any
                         --------------------------
Bancorp Subsidiary nor, to the knowledge of Bancorp and the Company, the other party thereto is in default in any respect under any Contract to which any of Bancorp or the Bancorp Subsidiaries is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, other than any such default or defaults which would not have, in the aggregate, a Bancorp Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. All material Contracts to which Bancorp or any of the Bancorp Subsidiaries is a party are valid, binding and in full force and effect.

            Section 4.17. Tax Matters. (a) Bancorp, each of the Bancorp
                          -----------
Subsidiaries and any affiliated group (within the meaning of Section 1504(a) of the Code) of which Bancorp or any of the Bancorp Subsidiaries is a member have duly and properly filed all federal, state, local and other Tax Returns required to be filed by them and have made timely payments of all Taxes due and payable, whether disputed or not; such Tax Returns are true, correct and complete in all material respects; the current status of audits of such Tax Returns by the IRS and other applicable agen-cies has been Previously Disclosed; and there is no agreement by Bancorp or any Bancorp Subsidiary for the waiver or extension of time for the assessment or payment of any Taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Bancorp and the Company, threatening to assert any deficiency or claim for additional Taxes, nor to the knowledge of Bancorp or the Company is there any basis for any such assertion or claim. Bancorp and each of the Bancorp Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all Tax years for which the statute of limitations has not closed. Bancorp and each Bancorp Subsidiary have complied with all applicable state law sales and use Tax collection and reporting requirements.

           (b) Adequate provision for any federal, state, local or foreign Taxes due or to become due for Bancorp or any of the Bancorp Subsidiaries for any period or periods through and including September 30, 1997, has been made and is reflected on the September 30, 1997 consolidated financial statements last filed by Bancorp as part of a publicly available Regulatory Document and has been or will be made with respect to periods ending after September 30, 1997.

           Section 4.18. Environmental Matters. To the knowledge of Bancorp,
                         ---------------------
neither Bancorp nor any Bancorp Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Neither Bancorp nor any Bancorp Subsidiary has knowledge of, nor has Bancorp or any Bancorp Subsidiary received written notice from any Governmental Authority of, any conditions, activities, practices or incidents which are reasonably likely to interfere with or prevent compliance or continued compliance by Bancorp or any Bancorp Subsidiary with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability on the part of Bancorp or any Bancorp Subsidiary, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or of Bancorp or any Bancorp Subsidiary, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the best knowledge of Bancorp and the Company, threatened against Bancorp or any Bancorp Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder. To the knowledge of Bancorp and the Company, none of Bancorp or the Bancorp Subsidiaries has made or participated in any loan to any Person who is subject to any civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder and relating to the property secured by such loan.

           Section 4.19. Loan Portfolio; Portfolio Management. (a) All evidences
                         ------------------------------------
of indebtedness reflected as assets in the consolidated financial statements last filed by Bancorp as part of a publicly available Regulatory Document or acquired since such date, are (except with respect to those assets which are no longer assets of Bancorp or any Bancorp Subsidiary) binding obliga-tions of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been threatened or asserted against Bancorp or any Bancorp Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by Bancorp or any Bancorp Subsidiaries were at the time entered into and at all times since have been in compliance in all material respects with all Applicable Laws (including, without limitation, all consumer protection laws). Bancorp and the Bancorp Subsidiaries administer their loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all Applicable Laws and the terms of applicable instruments. The records of Bancorp and the Bancorp Subsidiaries regarding all loans outstanding on their books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

           (b) Bancorp and the Company have Previously Disclosed a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Bancorp and the Bancorp Subsidiaries that have been adversely designated, criticized or classified as of February 28, 1998, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any Government Authority as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off or recovered by Bancorp or any of the Bancorp Subsidiaries before the date hereof.

           Section 4.20. Real Estate Loans and Investments. Except for
                         ---------------------------------
properties acquired in settlement of loans, there are no facts, circumstances or contingencies known to Bancorp or any Bancorp Subsidiary which exist which would require a material reduction under GAAP in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of Bancorp or any Bancorp Subsidiary (either individually or in the aggregate with other loans and investments).

           Section 4.21. Derivatives Contracts. (a) Neither Bancorp nor any of
                         ---------------------
the Bancorp Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other Contract not included on the consolidated balance sheet last filed by Bancorp as part of a publicly available Regulatory Document which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes Previously Disclosed, including a list, as applicable, of any of Bancorp's or the Bancorp Subsidiaries' assets pledged as security for a Derivatives Contract.

           (b) All Derivative Contracts to which Bancorp or any Bancorp Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and in accordance with prudent banking practice, based on industry-wide standards at the time, and with counterparties believed by Bancorp or the appropriate Bancorp Subsidiaries to be financially responsible at the time.

           Section 4.22. Insurance. Bancorp and the Bancorp Subsidiaries have in
                         ---------
effect insurance coverage with reputable insurers which, in respect of amounts, types and risks insured, is reasonably adequate for the business in which Bancorp and the Bancorp Subsidiaries are engaged. A schedule of all insurance policies in effect as to Bancorp and the Bancorp Subsidiaries (the "Insurance Policies") has been Previously Disclosed (other than policies pertaining to secured loans made in the ordinary course of business). All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Effective Date shall have been paid on or before the Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in Bancorp's financial statements last filed by Bancorp as part of a publicly available Regulatory Document). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. To the knowledge of Bancorp, neither Bancorp nor any Bancorp Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years.

           Section 4.23. Accounting and Tax Treatment. Neither Bancorp nor any
                         ----------------------------
of its Affiliates has taken or agreed to take any action that or has failed to take any action the result of which would (but without giving effect to any actions taken or agreed to be taken by Commercial or any of its Affiliates) (i) prevent Commercial from accounting for the Merger as a pooling of interests for accounting and financial reporting purposes or (ii) prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

           Commercial and the Bank jointly and severally represent and warrant to Bancorp and the Company, except as otherwise Previously Disclosed, as follows:

           Section 5.1. Organization, Good Standing, Authority, Insurance, Etc.
                        ------------------------------------------------------
(a) Commercial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska, and is duly registered as a savings and loan holding company with the OTS under the HOLA. The Bank is a federal savings bank. Each of the subsidiaries of Commercial within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Commercial Subsidiary" and collectively the "Commercial Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Each of Commercial and the Commercial Subsidiaries has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted, except for such failure or failures to be so qualified or licensed as would not, in the aggregate, have a Commercial Material Adverse Effect. Commercial has made available to Bancorp a true, complete and correct copy of the articles of incorporation, charter or other organizing documents and of the by-laws of Commercial and the Bank as in effect on the date of this Agreement. Each of Commercial and the Commercial Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under Applicable Law, except to the extent that any failures to so qualify would not, in the aggregate, have a Commercial Material Adverse Effect. The Bank is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Bank are insured by the FDIC through the SAIF to the maximum extent permitted under Applicable Law, and all premiums and assessments required in connection therewith have been paid by the Bank. The Bank is a "domestic building and loan association" as defined in
Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA.

           (b) The minute books of Commercial and the Commercial Subsidiaries contain records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards) since January 1, 1996, which records are complete and accurate in all material respects and have been made available to Bancorp.

           Section 5.2. Capitalization. The authorized capital stock of
                        --------------
Commercial consists of 50,000,000 shares of Commercial Common Stock, of which 40,305,820 shares were issued and outstanding as of the date of this Agreement, and 10,000,000 shares of serial preferred stock, par value of $.01 per share, of which no shares were outstanding as of the date of this Agreement. As of the date of this Agreement, there were no shares of Commercial Common Stock held in Commercial's treasury and, except as Previously Disclosed, there were no shares of Commercial Common Stock reserved for issuance. All issued and outstanding shares of Commercial Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as Previously Disclosed, there are no outstanding Rights to purchase or acquire any capital stock of Commercial and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which Commercial or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of Commercial. The shares of Commercial Common Stock, if any, to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Closing, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

           Section 5.3. Ownership of Subsidiaries. All the outstanding shares of
                        -------------------------
the capital stock or other ownership interests in all of the Commercial Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Commercial or a Commercial Subsidiary free and clear of any Encumbrance. There are no outstanding Rights to purchase or acquire any capital stock of any Commercial Subsidiary and no oral or written agreement, contract, ar-rangement, understanding, plan or instrument of any kind to which Commercial or any of its Affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Commercial Subsidiaries.

           Section 5.4. Financial Statements and Reports. For the past three
                        --------------------------------
years, Commercial and the Commercial Subsidiaries have timely filed all Regulatory Documents required to be filed by them, except to the extent that all failures to so file, in the aggregate, would not have a Commercial Material Adverse Effect; and all such documents, as finally amended, complied in all material respects with applicable requirements of Applicable Law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (i) are in accordance with Commercial's books and records and those of any of the Commercial Subsidiaries, which books and records are complete and accurate in all material respects and have been maintained in all material respects in accordance with Applicable Law, and (ii) present fairly the consolidated financial position and the consolidated results of operations and cash flows of Commercial as of the dates and for the periods indicated in accordance with GAAP consistently applied during the periods involved (except for the omission of notes to unaudited statements, year-end adjustments to interim results normal in nature and amount and changes in GAAP and except where regulatory reporting requirements provide otherwise). The consolidated financial statements of Commercial as of December 31, 1997 and for the three years then ended last filed by Commercial as part of a publicly available Regulatory Document disclose all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of Commercial and the Commercial Subsidiaries required to be reflected in such financial statements according to GAAP, other than liabilities which are not, in the aggregate, material to Commercial and the Commercial Subsidiaries, taken as a whole, and contain in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, Taxes and all other material accrued liabilities and for all reasonably anticipated material losses in accordance with GAAP, if any, as of such date. Except for (i) those liabilities that are fully reflected or reserved against on Commercial's audited consolidated balance sheet last filed by Commercial as part of a publicly available Regulatory Document and (ii) liabilities incurred in the ordinary course of business since the date of such audited consolidated balance sheet and which would not have, individually or in the aggregate, a Commercial Material Adverse Effect, Commercial has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, which are or would be required by GAAP to be shown on its consolidated balance sheet.

           Section 5.5. No Broker's or Finder's Fees. No agent, broker,
                        ----------------------------
investment banker, Person or firm acting on behalf or under authority of Commercial or any of the Commercial Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby or by the Stock Option Agreement, except Commercial has engaged Merrill Lynch & Co., an investment banking firm, to provide financial advisory services.

           Section 5.6. Litigation and Other Proceedings. Except for matters
                        --------------------------------
which would not have, in the aggregate, a Commercial Material Adverse Effect, neither Commercial nor any Commercial Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the knowledge of Commercial, threatened claim, action, suit, investigation, or proceeding. There is no judicial order, judgment or decree to which any of Commercial, the Commercial Subsidiaries or their respective properties is subject which has had or could reasonably be expected to have a Commercial Material Adverse Effect.

           Section 5.7. Compliance With Law. Commercial and the Commercial
                        -------------------
Subsidiaries have been and are in compliance in all respects with all Applicable Laws, except where such non-compliance would not have, in the aggregate, a Commercial Material Adverse Effect, and neither Commercial nor any Commercial Subsidiary has received notice from any Governmental Authority of any material violation of, and does not know of any material violations of, any Applicable Law.

           Section 5.8. Corporate Actions. The Boards of Directors of Commercial
                        -----------------
and the Bank have duly authorized their respective officers to execute and deliver (as appropriate) this Agreement, the Stock Option Agreement and the Bank Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby and thereby. Except for obtaining the requisite approval of the Commercial shareholders as contemplated hereby, all corporate authorization by the Boards of Directors of Commercial and the Bank required for the consummation of the Merger and the transactions contemplated hereby and by the Stock Option Agreement has been obtained.

           Section 5.9. Authority. The execution, delivery and performance by
                        ---------
Commercial of its obligations under this Agreement and the Stock Option Agreement and the consummation thereby of the transactions contemplated hereby and thereby do not, and will not, violate or conflict with any of the provisions of, or constitute a breach or default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, terminate, give any Person the right to terminate, modify or accelerate payment or performance under or result in the creation of any Encumbrance upon any of the properties or assets of Commercial under (i) the articles of incorporation, charter or by-laws of Commercial, the Bank or any other Commercial Subsidiary, (ii) subject to the Governmental Approvals and the approval of Commercial shareholders described below, any Applicable Law to which Commercial or any of the Commercial Subsidiaries is subject or (iii) except, in each case, where such violation, conflict, breach, default, termination (or right to terminate), modification, acceleration or Encumbrance would not, individually or in the aggregate, have a Commercial Material Adverse Effect, any Contract to which Commercial or any of the Commercial Subsidiaries is a party or is subject or by which any of their properties or assets is bound or affected. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Each of Commercial and the Bank has all requisite corporate power and authority to enter into this Agreement, the Stock Option Agreement and the Bank Plan of Merger, as the case may be, and to perform its obligations hereunder and thereunder. Other than the Governmental Approvals and the requisite approval of Commercial shareholders as contemplated hereby, no filings, notices, approvals or consents are required on behalf of Commercial or any Commercial Subsidiary in connection with the consummation of the transactions contemplated by this Agreement, the Stock Option Agreement or the Bank Plan of Merger. Commercial has no knowledge of any reason why the Governmental Approvals cannot be obtained or granted on a timely basis. This Agreement, the Stock Option Agreement and the Bank Plan of Merger constitute the valid and binding obligations of Commercial and the Bank, as the case may be, and are enforceable in accordance with their terms, except as enforceability may be limited by Applicable Law relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

           Section 5.10. Information Furnished; Registration Statement. (a) To
                         ---------------------------------------------
the best knowledge of Commercial, no statement contained in any schedule, certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Commercial or any of its Affiliates to Bancorp pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           b) None of the information provided by Commercial or any Commercial Subsidiary for inclusion in the Registration Statement, at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to Bancorp or a Bancorp Subsidiary, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, as applicable.

           Section 5.11. Agreements and Instruments. As of the date of this
                         --------------------------
Agreement, there are no agreements, directives, orders or similar arrangements between or involving Commercial or any Commercial Subsidiary and any Governmental Authority.

           Section 5.12. Tax Matters. (a) Commercial, each of the Commercial
                         -----------
Subsidiaries and any affiliated group (within the meaning of Section 1504(a) of the Code) of which Commercial or any of the Commercial Subsidiaries is a member have duly and properly filed all federal, state, local and other Tax Returns required to be filed by them and have made timely payments of all Taxes due and payable, whether disputed or not; and such Tax Returns are true, correct and complete in all material respects. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Commercial, threatening to assert any deficiency or claim for additional Taxes, nor to the knowledge of Commercial is there any basis for any such assertion or claim. Commercial and each of the Commercial Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all Tax years for which the statute of limitations has not closed. Commercial and each Commercial Subsidiary have complied with all applicable state law sales and use Tax collection and reporting requirements.

           (b) Adequate provision for any federal, state, local or foreign Taxes due or to become due for Commercial or any of the Commercial Subsidiaries for any period or periods through and including December 31, 1997, has been made and is reflected on the December 31, 1997 consolidated financial statements last filed by Commercial as part of a publicly available Regulatory Document and has been or will be made with respect to periods ending after December 31, 1997.

           Section 5.13. Accounting and Tax Treatment. Neither Commercial nor
                         ----------------------------
any of its Affiliates has taken or agreed to take any action that or has failed to take any action the result of which would (but without giving effect to any actions taken or agreed to be taken by Bancorp or any of its Affiliates) (i) prevent Commercial from accounting for the Merger as a pooling of interests for accounting and financial reporting purposes or (ii) prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

                                   ARTICLE VI

                                   COVENANTS



           Section 6.1. Conduct of Business by Bancorp. During the period from
                        ------------------------------
the date of this Agreement and continuing through the Closing Date, except as Previously Disclosed and except as expressly contemplated and permitted by this Agreement or with the prior written consent of Commercial (which consent shall not be unreasonably withheld), each of Bancorp and the Bancorp Subsidiaries shall, and Bancorp shall cause each of Bancorp and the Bancorp Subsidiaries to,
(a) carry on its business in the ordinary course consistent with past practice;
(b) use its reasonable best efforts to preserve its present business organization and relationships; (c) use its reasonable best efforts to keep available the present services of its employees; and (d) use its reasonable best efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business. Without limiting the generality of the foregoing, except as expressly contemplated and permitted by this Agreement, consented to in writing by Commercial or Previously Disclosed, none of Bancorp and the Bancorp Subsidiaries shall, and Bancorp shall not permit any of the Bancorp Subsidiaries to, directly or indirectly:

           (i) amend its articles/certificate of incorporation, charter or bylaws (or comparable governing instruments) or merge with or into or consolidate with any other Person, subdivide, combine or in any way reclassify any shares of its capital stock, or change in any manner the rights of its outstanding capital stock;

           (ii) issue or sell or purchase any shares of its capital stock, or issue or sell or purchase any option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including, without limitation, by exchange or conversion) (each a "Right") any shares of its capital stock (except that Bancorp may issue shares of Bancorp Common Stock upon (i) exercise of Bancorp Options outstanding on the date of this Agreement or (ii) as Previously Disclosed);

           (iii)  [Intentionally Omitted];

     (iv) waive any right of value to its business other than a waiver, together with all other such waivers, that would not have a Bancorp Material Adverse Effect;

     (v) make any change in its accounting methods or practices for Tax or accounting purposes or make any change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes, except in each case as required by GAAP or Applicable Law;

     (vi) materially change, or agree to change, any of its lending activities, policies or practices, except as required by Applicable Law or by any Governmental Authority;

     (vii) make any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business consistent with past practice), or make any other loan or advance otherwise than in the ordinary course of business consistent with past practice;

     (viii) sell, offer to sell, abandon or make any other disposition of any of its material assets, including selling or closing any branches; or grant or suffer any Encumbrance on any of its material assets;

     (ix) except in the ordinary course of business consistent with past practice, incur or assume, or agree to incur or assume, any liability or obligation (whether or not currently due and payable) relating to its business or any of its assets;

     (x) create, renew, amend, terminate or cancel, or take any other action that may result in the creation, renewal, amendment, termination or cancellation of, any Contract with any of its Affiliates;

     (xi) declare, set aside or pay any dividends or declare or make any other distributions of any kind on or in respect of its capital stock (other than dividends from a Bancorp Subsidiary to Bancorp or another Bancorp Subsidiary), or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or Rights, provided that Bancorp may declare and pay its regular quarterly cash dividends
--------
on the Bancorp Common Stock of not more than $.13 per share per quarterly period, provided further that the parties agree that after the date of this Agreement, each of Bancorp and Commercial shall coordinate with the other the declaration of any dividends in respects of Bancorp Common Stock and Commercial Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Bancorp Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Bancorp Common Stock and any shares of Commercial Common Stock any such holder receives in exchange therefore in the Merger;

     (xii) create, renew, amend, terminate or cancel, or take any other action that may result in the creation, renewal, amendment, termination or cancellation of, any Contract, except in the ordinary course of business consistent with past practice and as would not, in the aggregate, have a Bancorp Material Adverse Effect; enter into or amend any Contract pursuant to which it agrees to indemnify any party on behalf of its business or pursuant to which it agrees to refrain from competing with any party with respect to its business;

     (xiii) except as Previously Disclosed, adopt, amend, renew, terminate or accelerate or vest benefits under any Bancorp Employee Benefit Plan or Benefit Arrangement or any other employee program, plan, agreement, arrangement or policy between Bancorp or a Bancorp Subsidiary and one or more of employees of Bancorp or a Bancorp Subsidiary, except as required by Applicable Law;

     (xiv) commit any act or omission which constitutes a breach or default under any Contract or license to which it is a party or by which it or any of its properties or assets is bound except as would not have, in the aggregate, a Bancorp Material Adverse Effect;

     (xv) acquire in any manner, including by way of merger, consolidation or purchase of an equity interest or assets, any business or any corporation, partnership, association or other business organization or division thereof (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice);

     (xvi) increase the salary or wages of any employees of Bancorp or of any Bancorp Subsidiary; or pay any incentive, bonus or similar payments to employees other than as required by the terms of any Bancorp Employee Benefit Plan or Benefit Arrangement in effect as of the date hereof and Previously Disclosed;

     (xvii) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts;

     (xviii) make any investment which would cause the Company to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code;

     (xix) change its existing investment guidelines Previously Disclosed, except as required by Applicable Law or any Governmental Authority, or the manner in which its investment securities portfolio is classified or reported;

     (xx) authorize or make capital expenditures in excess of $100,000, individually, or $500,000, in the aggregate;

     (xxi)   [Intentionally Omitted];

     (xxii) take any action that or fail to take any action the result of which would (but without giving effect to any actions taken or agreed to be taken by Commercial or any of its Affiliates) (i) prevent Commercial from accounting for the Merger as a pooling of interests for accounting and financial reporting purposes or (ii) prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code; or

     (xxiii) agree (by Contract or otherwise) to do any of the foregoing.

     Section 6.2.  Maintenance of Records.  Through the Closing Date, Bancorp
                   ----------------------
and the Bancorp Subsidiaries will maintain their Records in the same manner and with the same care that such Records have been maintained prior to the execution of this Agreement.

     Section 6.3. Employees; Employee Benefits.  (a)  Commercial shall, or
                  ----------------------------
shall cause the appropriate Commercial Subsidiary to, permit employees of Bancorp or any Bancorp Subsidiary who are employees with Bancorp or any Bancorp Subsidiary as of immediately prior to the Effective Time and become employees of Commercial or a Commercial Subsidiary as of the Effective Time ("Transferred Employees") to participate in the employee benefit plans, programs and arrangements of Commercial or the Commercial Subsidiaries, as applicable (the "Commercial Plans"), on the same terms as such plans and benefits are offered to similarly situated employees of Commercial or the Commercial Subsidiaries, as applicable. Commercial shall recognize, or shall cause the appropriate Commercial Subsidiary to recognize, each Transferred Employee's service with Bancorp or any Bancorp Subsidiary for purposes of determining eligibility to participate in and vest under the Commercial Plans, but not for purposes of benefit accruals under any such plans and no such Transferred Employees or dependents shall be subject to any uninsured waiting periods or preexisting condition exclusions under any plan of Commercial or the Bank. Furthermore, benefit levels under the welfare plans sponsored by Commercial or the Bank shall be determined based upon prior service with the Company.

     (b) Notwithstanding the foregoing, Commercial shall, or shall cause the appropriate Commercial Subsidiary to, (A) provide severance benefits to Transferred Employees who (i) were employees of Bancorp or any Bancorp Subsidiary immediately prior to the Effective Time, (ii) are terminated without cause as of or within 12 months after the Effective Time by Commercial or a Commercial Subsidiary (but not upon termination by the employee or termination for cause by Commercial or a Commercial Subsidiary) and (iii) are not otherwise entitled to any severance benefits under any Contract as a result or in respect of such termination, in the amounts as Previously Disclosed, which amounts, less applicable withholding taxes, shall be paid upon the effectiveness of such termination and (B) recognize and carry forward as of the Effective Time all sick leave and vacation accrued by each Transferred Employee during the 12 month period ending on (and including) the Closing Date under the respective policies of Bancorp or the appropriate Bancorp Subsidiary (but (x) without giving effect to any accrued benefits carried forward from any time prior to such 12-month period under such Bancorp and Bancorp Subsidiary policies and (y) in no event greater than such benefits as would accrue under such policies during one full calendar year without giving effect to accrued benefits carried forward from prior calendar years under such policies).

     (c) Further, Commercial shall, or shall cause the appropriate Commercial Subsidiary to, perform after the Effective Time all of the obligations of Bancorp or the appropriate Bancorp Subsidiary under the terms of the severance agreements existing as of the date hereof which are between Bancorp or a Bancorp Subsidiary, on the one hand, and management employees of Bancorp or a Bancorp Subsidiary, on the other hand, which have been Previously Disclosed and which by their terms survive the Effective Time, provided, however, Bancorp or the
                                        --------  -------
Company shall make payments due as of or prior to the Effective Time.

     Section 6.4.  Efforts of Parties to Close.  During the period from the
                   ---------------------------
date of this Agreement through the Closing Date, each party to this Agreement shall take such actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby and each party hereto shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the period from the date of this Agreement and continuing through the Closing, except as required by Applicable Law or with the prior written consent of the other parties to this Agreement, no party to this Agreement shall take any action which, or fail to take any action the failure of which to be taken, would, or could reasonably be expected to, (a) result in any of the representations and warranties set forth in this Agreement on the part of the party taking or failing to take such action being or becoming untrue in any material respect; (b) result in any conditions to the Closing set forth in Article VII not being satisfied; or (c) adversely affect or materially delay the receipt of any of the requisite regulatory approvals or the consummation of the Merger and the other transactions contemplated hereby. Bancorp hereby agrees to cause the Company at or prior to the Closing to perform and comply with all of the obligations, covenants and agreements to be performed or complied with by the Company at or prior to the Closing as provided under this Agreement.

     Section 6.5.  Confidentiality and Announcements.  (a)  The parties agree to
                   ---------------------------------
be bound by and comply with the provisions set forth in the Confidentiality Agreements, the provisions of which are hereby incorporated herein by reference.

     (b) Other than as required by Applicable Law upon prior notice to the other parties (where reasonably practicable) or with the prior consent of the other parties, none of Bancorp, the Company, Commercial or the Bank shall, and each of the foregoing shall cause each of its Affiliates and Representatives not to, disclose to any Person the fact of execution and delivery hereof, any of the contents hereof or any information with respect to the Merger or the other transactions contemplated hereby, except that nothing herein shall prohibit any party from providing any information to its regulatory authorities as required by Applicable Law.

     (c) Subject to Section 6.7(a) and (b), the parties to this Agreement shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and shall consult each other as to the form and substance of other public disclosures related hereto and thereto.

     Section 6.6.  Access; Certain Communications.  Between the date of this
                   ------------------------------
Agreement and the Closing Date, subject to any Applicable Laws relating to the exchange of information:

     (a) Bancorp and the Bancorp Subsidiaries shall afford to Commercial and its authorized agents and representatives reasonable access, upon reasonable notice to an executive officer of Bancorp and during normal business hours, to all Contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of the business of Bancorp and the Bancorp Subsidiaries. Bancorp and the Bancorp Subsidiaries shall cause their personnel, attorneys and accountants to provide assistance to Commercial in Commercial's investigation of matters relating to the Merger, including allowing Commercial and its authorized agents and representatives access to their operating sites and facilities and cooperating therewith in an effort to coordinate and facilitate conversion of the Commercial and Bancorp computer systems in anticipation of consummation of the Merger; provided,
                                                                --------
however, that Commercial's investigation shall be conducted in a manner which
-------
does not unreasonably interfere with the normal operations, customers, and employee relations of Bancorp and the Bancorp Subsidiaries; provided further,
                                                            -------- -------
however, that, in providing the foregoing access, Bancorp shall not be required
-------
to jeopardize its attorney-client privilege (Bancorp hereby agreeing to use all reasonable efforts to make appropriate alternative disclosure arrangements in such circumstances).

     (b) Commercial shall afford to Bancorp and its authorized agents and representatives reasonable access, upon reasonable notice to an executive officer of Commercial and during normal business hours, to all Contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of relevance, in the reasonable judgment of Commercial, to the transactions contemplated hereby. Commercial shall cause its personnel, attorneys and accountants to provide assistance to Bancorp in Bancorp's investigation of matters relating to the Merger, including allowing Bancorp and its authorized agents and representatives access to its operating sites and facilities; provided, however, that Bancorp's investigation shall be
                      --------  -------
conducted in a manner which does not unreasonably interfere with Commercial's normal operations, customers, and employee relations; provided further, however,
                                                      -------- -------  -------
that, in providing the foregoing access, Commercial shall not be required to jeopardize its attorney-client privilege (Commercial hereby agreeing to use all reasonable efforts to make appropriate alternative disclosure arrangements in such circumstances).

     (c) The investigations of the parties pursuant to this Section 6.6 shall not affect any of the representations or warranties contained herein.

     Section 6.7. Regulatory Matters; Third Party Consents. (a)  The parties to
                  ----------------------------------------
this Agreement shall cooperate with each other and use their reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. If any required consent of or waiver by any third party (excluding any Governmental Authority) is not obtained prior to the Closing, or if the assignment of any Contract would be ineffective or would adversely affect any material rights or benefits thereunder so that Commercial would not in fact receive all such rights and benefits, the parties hereto, each without cost, expense or liability to the other, shall cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended. The parties to this Agreement will have the right to review in advance, and will consult with each other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to Commercial, the Bank, Bancorp, the Company or the Bancorp Subsidiaries, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to
           --------  -------
provide any party to this Agreement with a right to review any information provided to any Governmental Authority on a confidential basis in connection with the transactions contemplated hereby. The parties to this Agreement agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing as set forth above shall promptly deliver to the other parties hereto evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other parties hereto a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof). In exercising the foregoing rights and obligations, Commercial, Bancorp, the Company and the Bancorp Subsidiaries shall each act reasonably and as promptly as practicable.

     (b) Commercial shall prepare and, subject to the review and reasonable consent of Bancorp with respect to matters relating to Bancorp or any Bancorp Subsidiary, file with the SEC as soon as is reasonably practicable the Registration Statement (or the equivalent in the form of preliminary proxy material). The parties hereto shall use their reasonable best efforts (i) to cause the Registration Statement to become effective, (ii) to maintain the effectiveness thereof through the Effective Time, and (iii) to the extent any such party becomes aware of any information contained or omitted from the Registration Statement which makes any material statement contained therein false or misleading, to file the information necessary to make such statements in the Registration Statement not false or misleading. Commercial also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Commercial Common Stock under the Registration Statement as contemplated hereby. Commercial and Bancorp shall use their respective reasonable best efforts to mail at the earliest practicable date to Commercial shareholders and Bancorp shareholders, respectively, a Proxy Statement, which shall include all information required under Applicable Law to be furnished to Commercial shareholders and Bancorp shareholders, respectively, in connection with the Merger and the transactions contemplated hereby and shall include the recommendation of the Commercial Board and of the Bancorp Board in favor of the Merger, this Agreement and the transactions contemplated hereby; provided, however, that the Bancorp Board
                                  --------  -------
shall not be required
to make such recommendation if it reasonably determines in good faith not to so recommend based upon the advice of counsel, which counsel either is Malizia, Spidi, Sloane & Fisch, P.C. or is otherwise reasonably acceptable to Commercial, to the effect that to so recommend would constitute a violation of the Board's fiduciary duties under Applicable Law.

     (c) Each party to this Agreement shall, upon request, promptly furnish each other with all information concerning themselves, Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement (including the Registration Statement), filing, notice or application made by or on behalf of Commercial, the Bank, Bancorp, the Company or the Bancorp Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

     (d) The parties to this Agreement shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

     Section 6.8. Notification of Certain Matters.  (a)  Each party to this
                  -------------------------------
Agreement shall give prompt notice to the other parties of the occurrence, or any known failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     (b) During the period from the date of this Agreement to the Closing Date, Bancorp will promptly notify Commercial of any material change in the conduct of its business or in the operation of the properties of Bancorp and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Bancorp or any Bancorp Subsidiary, and will keep Commercial fully informed of such events.

     (c) Bancorp and the Company shall provide Commercial with true, correct and complete copies of all financial and other information regarding Bancorp and the Bancorp Subsidiaries provided to directors thereof in connection with any meetings of their Boards of Directors or committees thereof, in each case as soon as practicable, and in any event within 7 days, thereafter. Further, Bancorp shall provide Commercial with true, correct and complete copies of Bancorp's audited consolidated financial statements as of December 31, 1997 and for the three years then ended promptly following completion thereof, but in any event on or before the date such financial statements are first filed with the SEC or any other Governmental Authority in any Regulatory Document.

     Section 6.9. Expenses.  Except as otherwise expressly provided herein, the
                  --------
parties hereto shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby (including all fees and expenses payable to or on behalf of financial advisors, attorneys, accountants and consultants).

     Section 6.10.  Third Party Proposals.  None of Bancorp, any of the Bancorp
                    ---------------------
Subsidiaries, any of the Affiliates of the foregoing or any officers, directors, employees, representatives or advisors of the foregoing ("Representatives") shall directly or indirectly solicit, encourage or facilitate inquiries or proposals, or enter into any definitive agreement, with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or any material portion of the assets of, or of any material equity interest in, Bancorp or any of the Bancorp Subsidiaries or any merger or business combination with or involving Bancorp or any of the Bancorp Subsidiaries other than as contemplated by this Agreement (each, an "Acquisition Proposal") or furnish any information regarding Bancorp or the Bancorp Subsidiaries to any such Person; provided, however, that the Board of
                                         --------  -------
Directors of Bancorp may, and may authorize and permit its Representatives to, furnish or cause to be furnished nonpublic information, subject to a binding confidentiality agreement with Bancorp on substantially similar terms as the Confidentiality Agreements, to such Person and may participate in such discussions and negotiations directly or through its Representatives with such Person, if (i) such Board of Directors has reasonably determined in good faith based upon the advice of counsel, which counsel either is Malizia, Spidi, Sloane & Fisch, P.C. or is otherwise reasonably acceptable to Commercial, to the effect that the failure to provide such nonpublic information or participate in such negotiations and discussions would constitute a violation of the Board's fiduciary duties under Applicable Law and (ii) copies of all information so furnished to such Person and the terms of such Person's Acquisition Proposal (and any supplements or amendments thereto) are furnished promptly to Commercial. Bancorp, the Company and any of their respective Affiliates and Representatives shall notify Commercial immediately if any Acquisition Proposal (including the terms thereof) is received by, any such information is requested from or any such negotiations or discussions are sought to be initiated with any of Bancorp, the Bancorp Subsidiaries or any of the Affiliates or Representatives of the foregoing. Bancorp and each of the Bancorp Subsidiaries shall, and shall cause their respective Affiliates and Representatives to, immediately cease or cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal and shall seek to have all materials distributed to such Persons by or on behalf of Bancorp, any Bancorp Subsidiary or any of their respective Affiliates and Representatives returned to Bancorp promptly. None of Bancorp, the Bancorp Subsidiaries or any of their respective Affiliates and Representatives shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect with respect to Bancorp or any of the Bancorp Subsidiaries. Bancorp and the Bancorp Subsidiaries shall cause their respective Affiliates and Representatives to comply with the provisions of this Section
6.10. Nothing contained in this Agreement shall require Bancorp or the Bancorp Board to take any action or fail to take any action in violation of Applicable Laws.

     6.11.  Stock Listing.  Commercial shall use its reasonable best efforts
            -------------
to cause to be listed on the NYSE, subject to official notice of issuance, the shares of Commercial Common Stock to be issued as Merger Consideration.

     Section 6.12.  Integration; Conforming Entries.  (a)  Bancorp and the
                    -------------------------------
Company, prior to the Closing, shall (i) consult and cooperate with Commercial regarding the implementation as of the Effective Time of those policies, procedures and systems (including computer stems) established by Commercial for its governance and operations and for that of the Commercial Subsidiaries and not otherwise referenced in Sections 6.12(b) and 6.12(c), including, without limitation, policies, procedures and systems pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and (ii) at the request of Commercial, conform Bancorp's and the Bancorp Subsidiaries' existing policies, procedures and systems to Commercial's policies, procedures and systems or, in the absence of any existing Bancorp or Bancorp Subsidiary policy, procedure or system regarding any function, introduce Commercial's policies, procedures and systems in respect thereof, in each case effective as of the Effective Time, unless to do so would cause Bancorp or any of the Bancorp Subsidiaries to be in violation of any Applicable Law.

     (b) Notwithstanding that Bancorp believes that Bancorp and the Bancorp Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and Applicable Laws, Bancorp recognizes that Commercial may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Closing, Bancorp, the Company and Commercial shall consult and cooperate with each other with respect to conforming as of the Effective Time the loan, accrual and reserve policies of Bancorp and the Bancorp Subsidiaries to those policies of Commercial, as specified in each case in writing to Bancorp and the Company.

     (c) Subject to Applicable Laws, Bancorp shall (i) establish and take such reserves and accruals at such time as Commercial shall reasonably request to conform Bancorp's loan, accrual and reserve policies to Commercial's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection therewith, in each case at such times as are reasonably requested by Commercial; provided, however, that on the date
                                           --------  -------
such reserves, accruals and charges are to be taken, Commercial shall certify to Bancorp that the conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired); and provided further,
                                                        -------- -------
however, that Bancorp shall not be required to take any such action that is not
-------
consistent with GAAP and regulatory accounting principles.

     Section 6.13.  Pooling-of-Interests and Tax-Free Treatment.  Each of the
                    -------------------------------------------
parties hereto shall use its reasonable best efforts (i) to cause the Merger to qualify for pooling-of-interests accounting treatment and (ii) to cause the Merger to constitute a "reorganization" under Section 368(a) of the Code.

     Section 6.14.  Agreements of Affiliates.  Bancorp shall cause each Person
                    ------------------------
who may be at the Effective Time or was on the date hereof an "affiliate" of Bancorp for purposes of

Rule 145 under the Securities Act or of determining the qualification of the Merger as a pooling of interest for accounting and financial reporting purposes, to execute and deliver to Commercial, no less than 45 days prior to the date of the meeting of Bancorp shareholders to approve the Merger, the written undertakings in the form attached hereto as Exhibit B. On or prior to such delivery date, Bancorp shall provide Commercial with a letter specifying, to the best of its knowledge, all of the Persons who may be deemed to be "affiliates" of Bancorp under the preceding sentence.

     Section 6.15.  Stockholder Approval.  Each of Commercial and Bancorp shall
                    --------------------
call a meeting of its shareholders to be held as soon as practicable for the purpose of voting upon and approving the Merger, this Agreement and the transactions contemplated hereby. The Bancorp Board shall submit for approval of Bancorp shareholders the matters to be voted upon in order to authorize the Merger and hereby does and will recommend the Merger, this Agreement and the transactions contemplated hereby to Bancorp shareholders and will use its best efforts to obtain any vote of Bancorp shareholders that is necessary for the approval of the Merger and the approval and adoption of this Agreement and consummation of the transactions contemplated hereby, provided that Bancorp
                                                      --------
shall have received an opinion of The Wallach Company, or such other nationally recognized investment banking firm as is reasonably acceptable to Commercial, dated within five days of mailing of the Proxy Statement to Bancorp shareholders that the Exchange Ratio is fair to Bancorp shareholders from a financial point of view (Bancorp hereby agreeing that the terms of this proviso are subject to Bancorp's using all commercially reasonable efforts to obtain such opinion from The Wallach Company and, if not forthcoming therefrom within a reasonable period of time following a request made therefor, to obtain such opinion from at least one such other reasonably acceptable investment banking firm); provided further,
                                                               -------- -------
however, that the Bancorp Board shall not be required to make such
-------
recommendation if it reasonably determines in good faith not to so recommend based upon the advice of counsel, which counsel either is Malizia, Spidi, Sloane & Fisch, P.C. or is otherwise reasonably acceptable to Commercial, to the effect that to so recommend would constitute a violation of the Board's fiduciary duties under Applicable Law. The Commercial Board shall submit for approval of Commercial shareholders the matters to be voted upon in order to authorize the Merger and hereby does and will recommend the Merger, this Agreement and the transactions contemplated hereby to Commercial shareholders and will use its best efforts to obtain any vote of Commercial shareholders that is necessary for the approval of the Merger and the approval and adoption of this Agreement and consummation of the transactions contemplated hereby.

     Section 6.16.  Indemnification.  From and after the Effective Time,
                    ---------------
Commercial shall indemnify, defend and hold harmless, and advance expenses for, the present and former officers and directors of Bancorp against all losses, expenses, claims, damages or liabilities arising from any acts or omissions by such person in his or her capacity as such occurring prior to the Effective Time, including any of the foregoing arising out of the transactions contemplated by this Agreement, to the fullest extent permitted or required under the Articles of Incorporation and Bylaws of Bancorp, in each case, as in effect on the date hereof. This Section shall be construed as an agreement as to which the directors and officers of Bancorp and the Company referred to herein are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

           Section 6.17.  D&O Insurance. From and after the Effective Time,
                          -------------
Commercial shall maintain in effect, for not less than three years, policies of directors' and officers liability insurance providing coverage with respect to matters occurring prior to the Effective Time, which policies shall cover those present and former officers and directors of Bancorp that are covered by and shall provide coverage that is no less beneficial, in the aggregate, than those covered and that coverage provided by the current policies of Bancorp; provided,
                                                                       --------
however, that Commercial shall not be required to pay aggregate premiums for
-------
such insurance in excess of $100,000, but in such case shall purchase as much coverage as possible for such amount.

           Section 6.18. Takeover Provisions Inapplicable.  Bancorp shall take
                         --------------------------------
all action (including, if required, redeeming all of the outstanding Rights related to the Bancorp Rights Agreement or amending or terminating the Bancorp Rights Agreement) so that the entering into of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby shall not result in the grant of any rights to any person under the Bancorp Rights Agreement to purchase or receive additional shares of capital stock of Bancorp, Commercial or any Affiliate of the foregoing or enable or require the Rights related thereto to be exercised, distributed or triggered in any way.

           Section 6.19. Environmental Reports. Commercial, at its expense, may
                         ---------------------
order within thirty (30) days of the Agreement a reputable environmental firm selected by Commercial (the "Environmental Firm") to perform a phase one environmental investigation and/or asbestos survey on (i) each parcel of commercial real estate ("Commercial Property") owned or leased by, (ii) each office and premise used as a facility ("Facility Property") by, and (iii) each property that serves as security for any commercial real estate loan having an original principal balance greater than $500,000 made by, Bancorp or any Bancorp Subsidiary (collectively, clauses (i), (ii) and (iii), the "Current Property"); provided, however, that Commercial shall cause the Environmental Firm to
--------  -------
complete any such investigation or survey as soon as reasonably practicable, but not later than sixty (60) days after the date hereof. In addition, Commercial, at its expense, may cause the Environmental Firm to perform a phase one environmental examination and/or asbestos survey on any Commercial Property or Facility Property acquired, leased or used by Bancorp or any of the Bancorp Subsidiaries after the date hereof (together with the Current Property, the "Bancorp Property"); provided, however, that Commercial shall cause the
                     --------  -------
Environmental Firm to complete any such investigation or survey as soon as reasonably practicable, but not later than fifteen (15) days after being notified by Bancorp of the acquisition, lease or commencement of use of such Commercial Property or Facility Property. If a phase one report provided by the Environmental Firm recommends that a phase two environmental survey be performed with respect to any parcel of the Bancorp Property, then Commercial, at its expense, may cause the Environmental Firm to perform a phase two environmental investigation of such Bancorp Property; provided, however, that Commercial shall
                                        --------  -------
cause the Environmental Firm to complete any such phase two investigation as soon as reasonably practicable, but not later than forty-five (45) days after the date that such phase one report is received by Commercial. Should the cost of taking all remedial or other corrective actions and measures (i) required by Applicable Law or (ii) recommended by the Environmental Firm in such phase one or phase two report or reports in light of potentially serious life, health or safety concerns, in the aggregate, exceed the sum of $5,000,000, as reasona-bly estimated by the Environmental Firm, or if the cost of such actions or measures cannot be so reasonably estimated by the Environmental Firm to be such amounts or less with any reasonable degree of certainty, Commercial shall have the right pursuant to Section 8.1(a)(vii) hereof, for a period of fifteen (15) Business Days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement.

                                  ARTICLE VII


                           CONDITIONS TO CONSUMMATION
                                 OF THE MERGER


           Section 7.1 Mutual Conditions. The obligations of each party to this
                       -----------------
Agreement to consummate the Merger shall be subject to the following conditions:

           (a) No statute, rule, regulation, order, injunction, decree or other Applicable Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Merger pursuant hereto (an "Injunction") and which remains in effect; and no proceeding initiated by any Governmental Authority seeking an Injunction shall be pending;

           (b) All consents, waivers, authorizations and approvals required from all Governmental Authorities to consummate Merger shall have been obtained and shall remain in full force and effect and all waiting periods under Applicable Law in respect thereof shall have expired or terminated;

           (c) The Merger, this Agreement and the transactions contemplated hereby shall have been approved by the Commercial shareholders and the Bancorp shareholders, in each case, in the manner required by Applicable Law;

           (d) The SEC shall have declared the Registration Statement effective; and on the Closing Date and at the Effective Time, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or then threatened by the SEC;

           (e) The shares of Commercial Common Stock, if any, to be issued as Merger Consideration in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

           (f) Commercial and Bancorp shall have received a letter, in form and substance reasonably satisfactory to Commercial, from Deloitte & Touche LLP, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board, the interpretive releases issued pursuant thereto and the pronouncements of the SEC thereon; and

           (g) Commercial and Bancorp shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Commercial, or of such other reasonably quali-fied Person as Commercial shall reasonably determine, in form and substance reasonably acceptable to Commercial, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger should constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss should be recognized by Bancorp shareholders who receive solely Commercial Common Stock in exchange for shares of Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Commercial Common Stock). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers or Bancorp, Commercial and others.

           Section 7.2. Conditions to Commercial's and the Bank's Obligations.
                        -----------------------------------------------------
The obligations of Commercial and the Bank to consummate the Merger shall be subject to the following conditions:

           (a) The representations and warranties of each of Bancorp and the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representation and warranty speaks as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

           (b) Each of Bancorp and the Company shall have performed and complied in all material respects with each agreement, covenant, obligation and condition required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

           (c) Bancorp shall have delivered to Commercial and the Bank a certificate, dated as of the Closing Date, signed on behalf of Bancorp by its Chief Executive Officer and Chief Financial Officer, confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this
     Section 7.2;

           (d) Commercial, at its expense, shall have received from KPMG Peat Marwick, LLP letters dated the date of mailing the Prospectus and the date of the Closing to the effect that: (i) with respect to Bancorp they are independent accountants within the meaning of the Securities Act and the Exchange Act, (ii) it is their opinion that the audited financial statements of Bancorp included in or incorporated by reference into the Prospectus comply as to form in all material respects with the applicable accounting requirements of the Securities Act and Exchange Act, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim financial statements appearing in the Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and Exchange Act;
     (B) said financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available consolidated financial statements of Bancorp and at a specific date not more than five (5) Business Days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock, or indebtedness for borrowed money of Bancorp (other than deposits and Federal Home Loan Bank advances with a maturity of one year or less) or any decrease in the shareholders' equity thereof as compared with amounts shown in the latest statement of financial condition included in the Prospectus, or (2) for the period from the date of the latest audited financial statements of Bancorp included in or incorporated by reference into the Prospectus to a specific date not more than five (5) Business Days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in consolidated net income for Bancorp excluding expenses associated with the Merger or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for Bancorp, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus and requested by Commercial and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records which are subject to the internal controls of Bancorp's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention with respect to Bancorp which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein; and

           (e) Each Person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Bancorp for purposes of Rule 145 under the Securities Act or for determining the qualification of the Merger as a pooling of interest for accounting and financial reporting purposes shall have executed and delivered to Commercial, at least 45 days prior to the date of the meeting of Bancorp shareholders to approve the Merger, the written undertakings in the form attached hereto as Exhibit B.

           (f) The number of Dissenting Shares shall not be greater than 5% of the number of shares of Bancorp Common Stock issued and outstanding as of the date hereof.

           Section 7.3 Conditions to Bancorp's and the Company's Obligations.
                       -----------------------------------------------------
The obligation of Bancorp and the Company to consummate the Merger shall be subject to the following conditions:

           (a) The representations and warranties of each of Commercial and the Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representation and warranty speaks as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

           (b) Each of Commercial and the Bank shall have performed and complied in all material respects with each agreement, covenant, obligation and condition required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and

           (c) Commercial shall have delivered to Bancorp and the Company a certificate, dated as of the Closing Date, signed on behalf of Commercial by its Chief Executive Officer and Chief Financial Officer, confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this
     Section 7.3.

                                 ARTICLE VIII

                                  TERMINATION


           Section 8.1. Termination. (a) This Agreement may be terminated at any
                        -----------
time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the Commercial shareholders or Bancorp shareholders, as follows:

                   (i)    by written consent of the parties hereto;

                   (ii) by Bancorp or Commercial if a condition to the terminating party's obligation to close set forth in Section 7.1 cannot be satisfied prior to the date set forth in Section 8.1(a)(iv) below unless caused by the breach of any covenant or agreement under this Agreement (x) by Bancorp or the Company, in the case of a termination by Bancorp, or (y) by Commercial or the Bank, in the case of termination by Commercial;

                   (iii)  by Bancorp or Commercial (provided that none of the
                                                    --------
     terminating party or any of its Affiliates is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Bancorp or the Company, in the case of a termination by Commercial, or on the part of Commercial or the Bank, in the case of a termination by Bancorp, which breach is not cured within thirty
     (30) days following written notice given by the terminating party to the party committing such breach, or, by its nature, cannot be cured prior to the date set forth in Section 8.1(a)(iv) below, and which breach would entitle the terminating party to not consummate the Merger pursuant to
     Article VII;

                   (iv) by Bancorp or Commercial, if the Closing has not occurred on or before February 28, 1999 (provided that the right to
                                              --------
     terminate this Agreement under this Section 8.1(a)(iv) shall not be available to any party whose failure or whose Affiliate's failure to perform any covenant of obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                   (v) by Commercial if the Bancorp Board shall withdraw, modify or change in a manner adverse to Commercial its recommendation with respect to the Merger, this Agreement or the transactions contemplated hereby;

                   (vi) subject to Section 8.1(b), by Bancorp by delivery of written notice to Commercial at any time during the period beginning on (and including) the fourth trading day immediately preceding the Closing Date and ending on (and including) the third trading day immediately preceding the Closing Date (a "Price Termination Notice"), if both of the following conditions are satisfied:
     (A) the Average NYSE Closing Price shall be less than the product of (x) .85 and (y) the Starting Price, and (B) (x) the quotient obtained by dividing the Average NYSE Closing Price by the Starting Price shall be less than (y) the Index Ratio; provided, however, that if following a Price
                               --------  -------
     Termination Notice Commercial shall deliver written notice to Bancorp on or before the trading day last preceding the Closing Date that Commercial has elected for the Exchange Ratio to be determined pursuant to clause (ii) of the definition thereof (an "Adjustment Election"), then no termination shall occur under this Section 8.1(a)(vi); and

                 (vii) by Commercial pursuant to and in accordance with the provision of the last sentence of Section 6.19.

           (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination; provided, however, that a termination
                                    --------  -------
pursuant to Section 8.1(a)(vi) shall not become effective unless both (i) an Adjustment Election has not been made by Commercial and (ii) the time period thereunder for making an Adjustment Election has expired. If this Agreement terminates pursuant to this Section 8.1, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

           8.2. Survival After Termination. If this Agreement is terminated in
                --------------------------
accordance with Section 8.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the provisions of Sections 6.5 and 6.9. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS


           Section 9.1. Amendments; Waiver. This Agreement may be amended by the
                        ------------------
parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the Commercial shareholders or Bancorp shareholders; provided, however, that after
                                                 --------  -------
any such approval by the Commercial shareholders or Bancorp shareholders, no such amendment shall be made which under Applicable Law would require further approval or authorization by the Commercial shareholders or Bancorp shareholders, without obtaining such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of any party to waive (i) any inaccuracies in the representations and warranties contained herein made by any other party or in any document, certificate or writing delivered pursuant hereto by any other party, or (ii) compliance with any of the agreements, covenants or conditions contained herein, shall be valid only if set forth in an instrument in writing signed on behalf of such party. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. The failure of any party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same.

           Section 9.2. Entire Agreement. This Agreement (including Disclosure
                        ----------------
Schedules, Annexes, Exhibits, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto), the Stock Option Agreement, the Confidentiality Agreement and the Bank Plan of Merger constitute the entire agreement of the parties hereto and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

           Section 9.3. Non-Survival of Representations, Warranties and
                        -----------------------------------------------
Agreements. No investigation by the parties hereto made heretofore or hereafter
----------
shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. The representations, warranties, covenants and agreements of the parties contained herein shall not survive the Effective Time, except for those covenants and agreements which by their terms contemplate performance after the Effective Time.

           Section 9.4. Interpretation. When a reference is made in this
                        --------------
Agreement to Sections, Annexes, Exhibits or Disclosure Schedules, such reference shall be to a Section of or Annex or Exhibit or Disclosure Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

           Section 9.5. Severability. Any term or provision of this Agreement
                        ------------
which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

           Section 9.6. Notices. All notices and other communications hereunder
                        -------
shall be in writing and shall be deemed given (a) upon delivery in person, (b) upon transmission by telecopy (with written confirmation), (c) upon receipt if mailed by registered or certified mail (return receipt requested), or (d) on the business date after being delivered to a reputable overnight delivery service, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Bancorp or the Company:

     First Colorado Bancorp, Inc.
     215 S. Wadsworth Boulevard
     Lakewood, Colorado  80226
     Telecopy:  (303) 237-2601
     Attention:  Malcolm Collier, Jr., Chairman of the Board

With a copy to:

     Malizia, Spidi, Sloane & Fisch, P.C.
     1301 K Street, N.W.
     Suite 700 East
     Washington, D.C.  20005
     Telecopy:  (202) 434-4661
     Attention:  Samuel J. Malizia, Esq.

If to Commercial or the Bank:

     Commercial Federal Corporation
     2120 South 72nd Street
     Omaha, Nebraska  68124
     Telecopy: :  (402) 390-5361
     Attention:  James A. Laphen, President

With copies to:

     Fitzgerald, Schorr, Barmettler & Brennan, P.C.
     1000 Commercial Federal Tower
     2120 South 72nd Street
     Omaha, Nebraska  68124
     Telecopy:  (402) 390-2866
     Attention:  Douglas Reno

     and

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York  10019
     Telecopy:  (212) 403-2000
     Attention:  Edward D. Herlihy, Esq.

     Section 9.7. Binding Effect; Persons Benefiting; No Assignment. Subject to
                  -------------------------------------------------
the last sentence of this Section 9.7, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except for the provisions of Sections 6.16 and 6.17, nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof or to create any third party beneficiaries. This Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto.

           Section 9.8. Counterparts. This Agreement may be executed in two or
                        ------------
more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

           Section 9.9. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS
                        -------------
BETWEEN THE AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEBRASKA, WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

           Section 9.10. Specific Performance. The parties hereto each
                         --------------------
acknowledge that, in view of the uniqueness of its business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed hereunder have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof in addition to any other equitable remedy to which such parties may be entitled.

           Section 9.11. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT
                        --------------------
AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL AS TO ALL DISPUTES HEREUNDER.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              COMMERCIAL FEDERAL CORPORATION


                              By: /s/ James A. Laphen
                                 ------------------------------
                                 Name:  James A. Laphen
                                 Title: President

                              COMMERCIAL FEDERAL BANK, A FEDERAL
                                  SAVINGS BANK


                              By: /s/ James A. Laphen
                                 ------------------------------
                                 Name:  James A. Laphen
                                 Title: President

                              FIRST COLORADO BANCORP, INC.


                              By: /s/ Brian L. Johnson
                                 ------------------------------
                                 Name:  Brian L. Johnson
                                 Title: Executive Vice President/Treasurer

                              FIRST FEDERAL BANK OF COLORADO


                              By: /s/ Brian L. Johnson
                                 ------------------------------
                                 Name:  Brian L. Johnson
                                 Title: Executive Vice President/CFO

                                     ANNEX B

                                                                         ANNEX B


        THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS
                  CONTAINED HEREIN AND TO RESALE RESTRICTIONS
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                             STOCK OPTION AGREEMENT
                             ----------------------

          STOCK OPTION AGREEMENT ("Option Agreement") dated March 9, 1998, by and between COMMERCIAL FEDERAL CORPORATION ("Commercial"), a Nebraska corporation registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"), and FIRST COLORADO BANCORP, INC.("Bancorp"), a Colorado corporation registered as a savings and loan holding company under the HOLA.

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Board of Directors of Commercial and the Board of Directors of Bancorp have approved a Reorganization and Merger Agreement dated as of even date herewith (the "Merger Agreement") providing, among other things, for the merger of Bancorp with and into Commercial;

          WHEREAS, as a condition and inducement to Commercial's entering into the Merger Agreement, Commercial has required that Bancorp agree, and Bancorp has agreed, to grant to Commercial the Option (as hereinafter defined);

          NOW, THEREFORE, in consideration of the premises contained herein and in the Merger Agreement, the parties agree as follows:

          1. Definitions.
             -----------

          Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

          2.    Grant of Option.
                ---------------

          Subject to the terms and conditions set forth herein, Bancorp hereby grants to Commercial an option (the "Option") to purchase up to 3,348,533 fully paid and nonassessable, authorized and unissued shares of Bancorp Common Stock at a price of $24.125 per share (the "Purchase Price") payable in cash as provided in Section 4 hereof; provided, however, that in no event shall the number of shares of Bancorp Common Stock for which this Option is exercisable exceed 19.9% of Bancorp's issued and outstanding shares of Bancorp Common Stock (without giving effect to any shares subject to or issued pursuant to the Option). The number of shares of Bancorp Common Stock that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth.

          3.    Exercise of Option.
                ------------------

          (a) Commercial may exercise the Option, in whole or in part, at any time or from time to time only if a Purchase Event (as defined below) shall have occurred; provided, however, that (i) to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time of the Merger, (B) the termination of the Merger Agreement in accordance with any of Sections 8.1(a)(i), 8.1(a)(ii), 8.1(a)(iii) (but only upon termination by (I) Bancorp
under such Section 8.1(a)(iii) or     (II) by Commercial under such Section
8.1(a)(iii) other than with respect to a willful breach by Bancorp), 8.1(a)(iv), 8.1(a)(vi) or 8.1(a)(vii) thereof, and (C) 12 months following the termination of the Merger Agreement in accordance with any of Sections 8.1(a)(iii) (but only upon termination by Commercial under such Section 8.1(a)(iii) with respect to a willful breach by Bancorp) or 8.1(a)(v) thereof, provided that, with respect to any of the foregoing, if such termination follows an Extension Event (as defined below), the Option shall not terminate until the date that is 18 months following such termination; (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a Governmental Authority of competent jurisdiction, the Option shall expire on the 30th Business Day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) that any such exercise shall be subject to compliance with Applicable Law, including the HOLA. This Option may not be exercised at any time when Commercial shall be in willful and material breach of any of its covenants or agreements contained in the Merger Agreement such that Bancorp shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(a)(iii) thereof.

          (b) As used herein, a "Purchase Event" shall mean any of the following events:

          (i) Bancorp or any Bancorp Subsidiary, without having received prior written consent from Commercial, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any Person (other than Commercial or any Commercial Subsidiary) to (A) effect a merger or consolidation or similar transaction involving Bancorp or any Bancorp Subsidiary (other than internal mergers, reorganizing actions, consolidations or dissolutions involving only existing Bancorp Subsidiaries), (B) purchase, lease or otherwise acquire 20% or more of the assets of Bancorp or any Bancorp Subsidiary or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership of securities representing 20% or more of the voting power of Bancorp or any Bancorp Subsidiary;

          (ii) any Person (other than Commercial or any Commercial Subsidiary or any Person acting in concert with Commercial; or Bancorp or any Bancorp Subsidiary in a fiduciary capacity) shall have acquired Beneficial Ownership of 20% or more of the voting power of Bancorp or any Bancorp Subsidiary; or

          (iii) Bancorp's Board of Directors shall have withdrawn, modified or changed in a manner adverse to Commercial the recommendation of Bancorp's Board of Directors with respect to the Merger, the Merger Agreement or the transactions contemplated thereby, unless the Board of Directors of Bancorp reasonably determines in good faith not to so recommend based upon the advice of counsel, which counsel either is Malizia, Spidi, Sloane & Fisch, P.C. or is otherwise reasonably acceptable to Commercial, to the effect that to so recommend would constitute a violation of the Board's fiduciary duties under Applicable Law, in each case after an Extension Event.

          (c) As used herein, the term "Extension Event" shall mean any of the following events:

          (i) a Purchase Event of the type specified in clauses (b)(i) and
     (b)(ii) above;

          (ii) any Person (other than Commercial or any Commercial Subsidiary) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Bancorp Common Stock such that, upon consummation of such offer, such Person would have Beneficial Ownership (as defined below) or the right to acquire Beneficial Ownership of 10% or more of the voting power of Bancorp or any Bancorp Subsidiary; or

          (iii) any Person (other than Commercial or any Commercial Subsidiary; or Bancorp or any Bancorp Subsidiary in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a bona fide proposal, or publicly disclosed an intention to make a bona fide proposal, (x) to make an offer described in clause (ii) above or (y) to engage in a transaction described in clause (i) above.

          (d) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

          (e) In the event Commercial wishes to exercise the Option, it shall deliver to Bancorp a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three Business Days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the "Closing Date").

          4. Payment and Delivery of Certificates.
             ------------------------------------

          (a) At the closing referred to in Section 3 hereof, Commercial shall pay to Bancorp the aggregate Purchase Price for the shares of Bancorp Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Bancorp.

          (b) At such closing, simultaneously with the delivery of cash as provided in Section 4(a), Bancorp shall deliver to Commercial a certificate or certificates representing the number of shares of Bancorp Common Stock purchased by Commercial, registered in the name of Commercial or a nominee designated in writing by Commercial, and Commercial shall deliver to Bancorp a letter agreeing that Commercial shall not offer to sell, pledge or otherwise dispose of such shares in violation of Applicable Law or the provisions of this Option Agreement.

          (c) If at the time of issuance of any Bancorp Common Stock pursuant to any exercise of the Option, Bancorp shall have issued any share purchase rights or similar securities to holders of Bancorp Common Stock, then each such share of Bancorp Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Commercial as those issued to other holders of Bancorp Common Stock.

          (d) Certificates for Bancorp Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

          The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and ____________________, a copy of which is on file at the principal office of ____________________, and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by ________ of a written request therefor.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Commercial shall have delivered to Bancorp an opinion of counsel, in form and substance reasonably satisfactory to Bancorp and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

          5. Authorization, etc.
             ------------------

          (a) Bancorp hereby represents and warrants to Commercial that:

          (i) Bancorp has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

          (ii) such execution, delivery and consummation have been authorized by the Board of Directors of Bancorp, and no other corporate proceedings are necessary therefor;

          (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms; and

          (iv) Bancorp has taken all necessary corporate action to authorize and reserve and, subject to Section 11(i), permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 3,348,533 shares of Bancorp Common Stock, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions (other than federal and state securities restrictions) and security interests and not subject to any preemptive rights.

          (b) Commercial hereby represents and warrants to Bancorp that:

          (i) Commercial has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

          (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Commercial, and no other corporate proceedings are necessary therefor;

          (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Commercial, enforceable against Commercial in accordance with its terms; and

          (iv) any Bancorp Common Stock or other securities acquired by Commercial upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act.

          6. Adjustment upon Changes in Capitalization.
             -----------------------------------------

          In the event of any change in Bancorp Common Stock by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of
shares subject to the        Option, and the Purchase Price per share, as the
case may be, shall be adjusted appropriately. In the event that any additional shares of Bancorp Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of Bancorp Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of Bancorp Common Stock then issued and outstanding (without considering any shares subject to or issued pursuant to the Option).

          7. Repurchase.
             ----------

          (a) Subject to Section 11(i), at the request of Commercial at any time commencing upon the occurrence of a Purchase Event and ending 13 months immediately thereafter (the "Repurchase Period"), Bancorp (or any successor entity thereof) shall repurchase the Option from Commercial together with all (but not less than all, subject to Section 10) shares of Bancorp Common Stock purchased by Commercial pursuant thereto with respect to which Commercial then has Beneficial Ownership, at a price (on a per share basis, the "Per Share Repurchase Price") equal to the sum of:

          (i) The aggregate Purchase Price paid by Commercial for any shares of Bancorp Common Stock acquired pursuant to the Option;

          (ii) The difference between (A) the "Market/Tender Offer Price" for shares of Bancorp Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of Bancorp Common Stock or (y) the highest closing mean of the "bid" and the "ask" price per share of Bancorp Common Stock reported by NASDAQ, the automated quotation system of the National Association of Securities Dealers, Inc., for any day within that portion of the Repurchase Period which precedes the date Commercial gives notice of the required repurchase under this Section 7) and (B) the Purchase Price as determined pursuant to
     Section 2 hereof (subject to adjustment as provided in Section 6), multiplied by the number of shares of Bancorp Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such Purchase Price;

          (iii) The difference between the Market/Tender Offer Price and the Purchase Price paid by Commercial for any shares of Bancorp Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price is greater than such Purchase Price; and

          (iv) Commercial's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees;

provided, however, that if such price is greater than an amount (the "Maximum
--------  -------
Repurchase Price") equal to the sum of (x) $20,000,000 and (y) the amount set forth in (i) above, then such price shall be deemed to be the Maximum Repurchase Price for all purposes hereunder.

          (b) In the event Commercial exercises its rights under this Section 7, Bancorp shall, within 10 Business Days thereafter, pay the required amount to Commercial by wire transfer of immediately available funds to an account designated by Commercial and Commercial shall surrender to Bancorp the Option and the certificates evidencing the shares of Bancorp Common Stock purchased thereunder with respect to which Commercial then has Beneficial Ownership, and Commercial shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

          (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by Commercial and reasonably acceptable to Bancorp.

          8. Repurchase at Option of Bancorp and Right of First Refusal.
             ----------------------------------------------------------

          (a) Except to the extent that Commercial shall have previously exercised its rights under Section 7, at the request of Bancorp during the six-month period commencing 13 months following the first occurrence of a Purchase Event, Bancorp may repurchase from Commercial, and Commercial shall sell to Bancorp, all (but not less than all, subject to Section 10) of the Bancorp Common Stock acquired by Commercial pursuant hereto and with respect to which Commercial has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer Price,
(ii) the Per Share Repurchase Price or (iii) the quotient obtained by dividing
(x) the sum of (A) the aggregate Purchase Price paid for the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the highest rate of interest announced by Commercial as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) Commercial's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees by
(y) the number of shares so repurchased. Any repurchase under this Section 8(a) shall be consummated in accordance with Section 7(b).

          (b) If, at any time after the occurrence of a Purchase Event and prior to the earlier of (i) the expiration of 18 months immediately following such Purchase Event or (ii) the expiration or termination of the Option, Commercial shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of Bancorp Common Stock acquired by it pursuant to the Option, it shall give Bancorp written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Commercial to Bancorp, which may be accepted within 10 Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Commercial is proposing to transfer the Option or such shares to a third party. The purchase of the Option or any such shares by Bancorp shall be closed within 10 Business Days of the date of the acceptance of the offer and the purchase price shall be paid to Commercial by wire transfer of immediately available funds to an account designated by Commercial. In the event of the failure or refusal of Bancorp to purchase the Option or all the shares covered by the Offeror's Notice or if any Governmental Authority disapproves Bancorp's proposed purchase of the Option or such shares, Commercial may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. The requirements of this Section 8(b) shall not apply to (A) any disposition as a result of which the proposed transferee would Beneficially Own not more than 2% of the voting power of Bancorp or (B) any disposition of Bancorp Common Stock by a Person to whom Commercial has sold shares of Bancorp Common Stock issued upon exercise of the Option.

          9. Registration Rights.
             -------------------

          At any time after a Purchase Event, Bancorp shall, if requested by any holder or Beneficial Owner of shares of Bancorp Common Stock issued upon exercise of the Option (except any Beneficial Owner or holder who acquired all of such Beneficial Owner's or holder's shares in a transaction exempt from the requirements of Section 8(b) by reason of clause (A) thereof) (each a "Holder"), as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Bancorp Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Bancorp Common Stock then outstanding). Each such Holder shall provide all information reasonably requested by Bancorp for inclusion in any registration statement to be filed hereunder. Bancorp shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at Bancorp's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of such Bancorp Common Stock. In no event shall Bancorp be required to effect more than two registrations hereunder. The filing of the registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Bancorp of Bancorp Common Stock or if a special audit of Bancorp would otherwise be required in connection therewith.
If requested by any such Holder in connection with such registration, Bancorp shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, Bancorp agrees to send a copy thereof to any other Person known to Bancorp to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the Persons entitled to receive such copies, and each such other Person, whether or not known by Bancorp to be entitled thereto, shall be permitted to include shares of Bancorp Common Stock with respect to which such Person is entitled to such registration rights in such registration requested by such Holder, to the extent reasonably practicable.

          10. Severability.
              ------------

          Any term, provision, covenant or restriction contained in this Option Agreement held by a Governmental Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such Governmental Authority determines that Applicable Law will not permit Commercial or any other Person to acquire, or Bancorp to repurchase or purchase, the full number of shares of Bancorp Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Commercial or such other Person to acquire, or Bancorp to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

          11. Miscellaneous.
              -------------

          (a) Expenses.  Each of the parties hereto shall pay all costs and
              --------
expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

          (b) Entire Agreement.  Except as otherwise expressly provided herein,
              ----------------
this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

          (c) Successors; No Third Party Beneficiaries.  The terms and
              ----------------------------------------
conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

          (d) Assignment. Other than as provided in Sections 8 and 9 hereof,
              ----------
neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other Person (whether by operation of law or otherwise), without the express written consent of the other party.

          (e) Notices.  All notices or other communications which are required
              -------
or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 9.6 of the Merger Agreement (which is incorporated herein by reference).

          (f) Counterparts.  This Option Agreement may be executed in
              ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

          (g) Specific Performance.  The parties hereto agree that if for any
              --------------------
reason Commercial or Bancorp shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

          (h) Governing Law.  This Option Agreement shall be governed by and
              -------------
construed in accordance with the laws of the State of Nebraska applicable to agreements made and entirely to be performed within such state. Nothing in this Option Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of Applicable Law, rule or regulation.

          (i) Regulatory Approvals; Section 16(b).  If, in connection with (A)
              -----------------------------------
the exercise of the Option under Section 3 or a sale by Commercial to a third party under Section 8, (B) a repurchase by Bancorp under Section 7 or a repurchase or purchase by Bancorp under Section 8, prior notification to or approval of any Governmental Authority is required, then the required notice or application for approval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. In the case of clause (A) of this subsection (i), such filing shall be made by Commercial, and in the case of clause (B) of this subsection (i), such filing shall be made by Bancorp, provided that each of Commercial and Bancorp shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated hereby, including without limitation applying to the OTS under the HOLA for approval to acquire the shares issuable hereunder. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.

          (j) No Breach of Merger Agreement.  Nothing contained in this Option
              -----------------------------
Agreement shall, and performance by any party hereto of any of its obligations under this Option Agreement in accordance with their terms shall not, constitute a breach of any of the provisions of the Merger Agreement.

          (k) Waiver and Amendment. Any provision of this Agreement may be
              --------------------
waived at any time by the party that is entitled to the benefits of such provision, but only by delivery of a written instrument executed by such party. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                              COMMERCIAL FEDERAL CORPORATION

                              By:  /s/  James A. Laphen
                                   ----------------------------------
                                   Name:  James A. Laphen
                                   Title: President

                              FIRST COLORADO BANCORP, INC.

                              By:  /s/  Brian L. Johnson
                                   ----------------------------------
                                   Name:  Brian L. Johnson
                                   Title: Executive Vice President/Treasurer

                                     ANNEX C

                                                                         Annex C

                 [Dated Several Days Prior to Mailing the Proxy]




The Board of Directors
First Colorado Bancorp, Inc.
215 S Wadsworth
Lakewood, CO  80226

Members of the Board

         You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of First Colorado Bancorp, Inc. ("Bancorp") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of Bancorp with and into Commercial Federal Corporation ("Commercial") pursuant to the Reorganization and Merger Agreement dated March 9, 1998 (the "Agreement"). Under the terms of the Agreement, each outstanding share of Bancorp Common Stock, $0.10 par value, will be exchanged for shares of Commercial Common Stock, $0.01 par value (the "Exchange Ratio") as described in
Section 1.1 in the Agreement.

         In arriving at our opinion, we have, among other things:

                  i. reviewed certain publicly available financial statements and other financial information not publicly available of Bancorp;

                  ii. reviewed the current condition and growth prospects for Bancorp and its subsidiary operations, including financial projections prepared by Bancorp management;

                  iii. discussed with Bancorp management the past and current operations and financial conditions of Bancorp and the prospects of Bancorp if it were to remain independent;

                  iv. reviewed Bancorp's historical stock trading activity and considered the prospect for value, liquidity, dividend yield and growth if Bancorp were to remain independent;

                  v. evaluated the economic, banking and competitive climate for financial institutions in Colorado, with special consideration given to recent transactions that may have increased the competitive environment in the financial services, banking, and thrift industries;

                  vi. reviewed the process used leading to the Commercial offer, including a review of the potential acquirors contracted and their responses relative to a potential acquisition of Bancorp;

                  vii. compared the various offers received from interested parties and determined that the Commercial offer represented the highest value in absolute terms;

                  viii. compared the Commercial offer to recent transactions involving other institutions of similar size, to the extent publicly available;

                  ix. examined the price and trading activity for Commercial;

                  x. reviewed the implications for Bancorp shareholders receiving Commercial stock with regards to prospects for value, liquidity, dividend yield and growth;

                  xi. met with Commercial management and reviewed certain publicly available financial statements and other information not publicly available of Commercial, visited certain Commercial facilities in Omaha, and discussed the prospects of Commercial with Commercial's management; and

                  xii.     reviewed the Agreement.

         Neither Commercial nor Bancorp imposed any limitations upon the scope of the investigation performed by us in forwarding our opinion. In rendering our opinion, we did not independently verify the asset quality and financial condition of Commercial or Bancorp, but instead relied upon the data provided by or on behalf of Commercial and Bancorp to be true and accurate in all material respects.

         We have assumed without independent verification the accuracy and completeness of the financial and other information regarding Bancorp that was provided to us or obtained from publicly available sources. We have not prepared or acquired an independent valuation or appraisal of any of the assets of Bancorp and we have assumed without independent verification that the aggregate allowance for loan losses of Bancorp is adequate to cover such losses. With respect to business plans and forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Bancorp as to the future performance of Bancorp, its subsidiaries and business units. Furthermore, we have assumed that the Merger will be consummated on a timely basis in accordance with its term and pursuant to the Agreement. We have also taken into account our assessment of general economic, market and financial conditions as they exist, as well as our experience in connection with similar transactions and securities valuations generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated as of the date of this opinion.

         The Wallach Company is an investment banking firm engaged in the valuation of business and their securities in connection with mergers and acquisitions, private placements, and valuation for corporate and other purposes. The Wallach Company, as the Bancorp's financial advisor, assisted with the marketing and negotiations leading to the Agreement for which it has and will receive compensation.

         Based on our analysis of the foregoing, the assumptions described above and upon such other factors we deem relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Bancorp shareholders from a financial point of view.


                                       The Wallach Company, Inc.

                                     ANNEX D

                                                                         ANNEX D

                              __________ ___, 1998



Board of Directors
Commercial Federal Corporation
2120 South 72nd Street
Omaha, NE  68124

Members of the Board:

     We understand that Commercial Federal Corporation ("CFB") and First Colorado Bancorp, Inc. ("First Colorado") propose to enter into an Agreement and Plan of Merger (the "Agreement") dated March 8, 1998 pursuant to which First Colorado is to be merged with and into CFB in a transaction (the "Merger") in which each outstanding share of First Colorado's common stock, par value $1.00 per share (the "First Colorado Shares"), will be converted into the right to receive no more than 0.9677 and no less than 0.7895 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of CFB (the "CFB Shares"), all as set forth more fully in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to CFB.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly-available business and financial information relating to CFB and First Colorado that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the businesses, earnings, assets, liabilities and prospects of First Colorado and CFB furnished to us by senior management of CFB and First Colorado, as well as the amount and timing of the cost savings and related expenses and revenue enhancements expected to result from the Merger furnished to us by the senior management of CFB and First Colorado (the "Expected Synergies");

     (3) Conducted discussions with members of senior management of CFB and First Colorado concerning the foregoing, including the respective businesses, prospects, regulatory condition and contingencies of CFB and First Colorado before and after giving effect to the Merger and the Expected Synergies;

     (4) Reviewed the market prices and valuation multiples for the CFB Shares and First Colorado Shares and compared the CFB Shares and the First Colorado Shares with those of certain publicly-traded companies which we deemed to be relevant;

     (5) Reviewed the results of operations of First Colorado and CFB and compared them with those of certain publicly-traded companies which we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

     (7) Reviewed the potential pro forma impact of the Merger;

     (8) Reviewed a draft of the Agreement; and

     (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed, with your consent, and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of CFB or First Colorado, nor have we been furnished any such evaluation or appraisal. We are not experts in the evaluation of allowances for credit or loan losses and we have neither made an independent evaluation of the adequacy of the allowance for credit or loan losses of CFB or First Colorado, nor reviewed any individual credit or loan files relating to CFB or First Colorado and, as a result, we have assumed that the aggregate allowance for credit or loan losses for both CFB and First Colorado is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of CFB or First Colorado. With respect to the financial forecast information, including, without limitation, financial forecasts, evaluation of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves and future economic conditions and the Expected Synergies, furnished to or discussed with us by CFB or First Colorado, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, allocations and judgments of the senior management of CFB and First Colorado as to the expected future financial performance of CFB, First Colorado or the combined entity, as the case may be, and the Expected Synergies. We express no opinion as to such financial forecast information or the Expected Synergies or the assumptions upon which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and will be accounted for as a pooling-of-interests. We have also assumed that the final form of the Agreement will be substantially similar to the last drafts reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as in effect, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party in the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (conctractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, including the Expected Synergies.

     We are acting as financial advisor to CFB in connection with the Merger and will receive a fee from CFB for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, CFB has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past provided financial advisory, investment banking and other services to CFB, and may continue to do so, and have received, and may receive, customary fees for the rendering of such services. In addition, in the ordinary course of our business, we also may actively trade debt and/or equity securities of CFB and its respective affiliates and First Colorado and its affiliates for our own account and the accounts of our customers, and therefore we may from time to time hold a long or short position in such securities.

     This option is for the use and benefit of the Board of Directors of CFB. Our opinion does not address the merits of the underlying decision by CFB to engage in the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     We are not expressing any opinion herein as to the prices at which CFB Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as the date hereof, the Exchange Ratio is fair from a financial point of view to CFB.

                                    Very truly yours,



                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                              INCORPORATED

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Indemnification of directors and officers of Commercial is provided under
Article VI of the Articles of Incorporation of Commercial for judgments, fines, settlements, and expenses, including attorney fees incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Commercial and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Article VI of Commercial's Articles of Incorporation provides that an outside director shall not be personally liable to Commercial or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes Commercial to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not limit liability for (i) any act or omission not in good
                    ---
faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by Commercial or its stockholders. For purposes of Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of Commercial through management agreements, voting trusts, directorships in related corporations or any other device or relationship.

     Commercial has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to Commercial of costs incurred by it in indemnifying its directors and officers.

     Under Nebraska law, indemnification of directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of Commercial. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Indemnification of directors and officers may be also provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper.

     The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel, or by the stockholders.

     Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following are filed as exhibits to this registration statement:

     Exhibit No.         Description
     -----------         -----------
     *2/1/      Reorganization and Merger Agreement dated March 9, 1998

     *3.1/2/    Articles of Incorporation of Commercial Federal Corporation, as Amended

     *3.2/3/    Bylaws of Commercial Federal Corporation, as amended and restated

     *4.1/4/    Form of Certificate of Common Stock of Commercial Federal Corporation

     *4.2/5/    Shareholder Rights Agreement between Commercial Federal Corporation and Manufacturers Hanover Trust Company

     *5         Opinion of Fitzgerald, Schorr, Barmettler & Brennan regarding the legality of the securities being registered hereby
                (with consent)

       8        Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding certain federal tax matters

     *10.1/3/   Employment Agreement with William A. Fitzgerald dated June 8, 1995

     *10.2 /3/  Change in Control Executive Severance Agreements with William A. Fitzgerald and James A. Laphen, dated June 8, 1995

     *10.3 /3/  Form of Change in Control Executive Severance Agreement entered into with Senior Vice Presidents and First Vice
                Presidents

     *10.4 /6/  Commercial Federal Corporation Incentive Plan effective July 1, 1994

     *10.5 /6/  Commercial Federal Bank Deferred Compensation Plan effective July 1, 1994

     *10.6 /7/  Commercial Federal Corporation 1984 Stock Option and Incentive Plan, as Amended and Restated, Effective August 1,
                1992

     *10.7/8/   Stock Purchase Agreement between CAI Corporation and Registrant, dated August 21, 1996

     *10.8/8/   Employment Agreement with William A. Fitzgerald, dated May 15, 1974, as Amended February 14, 1996

     *10.9/8/   Commercial Federal Savings and Loan Association Survivor Income Plan, as Amended February 14, 1996

     *10.10/9/  Employment Agreement with James A. Laphen dated June 1, 1997

     *10.11/10/ Commercial Federal Corporation 1996 Stock Option and Incentive Plan Effective January 30, 1997

    *10.12/11/ Railroad Financial Corporation 1994 Stock Option and Incentive Plan, Railroad Financial Corporation
               1991 Directors' Stock Option Plan and Railroad Financial Corporation 1986 Stock Option and Incentive
               Plan, as Amended February 22, 1991

    *10.13/12/ Railroad Financial Corporation 1994 Stock Option and Incentive Plan

    *10.14/13/ Mid Continent Bancshares, Inc. 1994 Stock Option Plan

    *21 /9/    Subsidiaries of Commercial Federal Corporation

     23.1      Consent of Deloitte & Touche llp

     23.2 Consent of Wachtell, Lipton, Rosen & Katz (contained in their opinion filed as Exhibit 8)

    *23.3      Consent of Fitzgerald, Schorr, Barmettler & Brennan, P.C. (contained in their opinion filed as Exhibit 8)

     23.4      Consent of KPMG Peat Marwick LLP

    *23.5      Form of Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

    *23.6      Consent of The Wallach Company, Inc.

    *24        Power of Attorney (See Signature Page)

    *27/14/    Financial Data Schedule

    *99.1      Form of Proxy solicited by Board of Directors of Commercial Federal Corporation

    *99.2      Form of Proxy solicited by Board of Directors of First Colorado

______________
* Previously filed.
/1/ Incorporated by reference to Annex A to the Prospectus/Joint Proxy Statement included herein.
/2/ Incorporated by reference to Registrant's Current Report on Form 8-K dated December 8, 1997.
/3/ Incorporated by reference to Registrant's Registration Statement on Form S-4 (File No. 33-60589)
/4/ Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-00330)
/5/ Incorporated by reference to Registrant's Current Report on Form 8-K dated January 9, 1989
/6/ Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 (File No. 0-13082)
/7/ Incorporated by reference to Registrant's Registration Statement on Form S-8 (File No. 33-60448)
/8/ Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (File No. 1-11515)
/9/ Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File No. 1-11515)
/10/ Incorporated by reference to Registrant's Registration Statement on Form
     S-8 (File No. 333-20739)
/11/ Incorporated by reference to Registrant's Registration Statement on Form
     S-8 (File No. 33-63221) and Post-Effective Amendment No. 1 to Registration Statement No. 33-01333 and No. 33-10396
/12/ Incorporated by reference to Registrant's Registration Statement on Form
     S-8 (File No. 33-63629)
/13/ Incorporated by reference to the Registrant's Post-Effective Amendment to
     Form S-4 under cover of Form S-8 (File No. 333-42817).
/14/ Not required to be filed pursuant to Rule 401 of Regulation S-T

  The Exhibit Index immediately precedes the attached exhibits.

ITEM 22.  UNDERTAKINGS

ITEM 512 OF REGULATION S-K.

     Rule 415 Offering.  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Filings Incorporating Subsequent Exchange Act Documents By Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If acceleration is requested of the effective date of this registration statement pursuant to Rule 461 under the Act, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INSTRUCTIONS TO FORM S-4.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Joint Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska as of May 1, 1998.

                              COMMERCIAL FEDERAL CORPORATION


                              By: */s/ William A. Fitzgerald
                                  ---------------------------------------------
                                  William A. Fitzgerald
                                  Chairman of the Board and Chief
                                  Executive Officer


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


Signature                                    Capacity                           Date
---------                                    --------                           ----
/s/ William A. Fitzgerald                    Principal Executive Officer        May 1, 1998
-------------------------------------
William A. Fitzgerald                        and Director
Chairman of the Board and
Chief Executive Officer


/s/ James A. Laphen                          Principal Financial Officer        May 1, 1998
-------------------------------------
James A. Laphen
President, Chief Operating Officer
and Chief Financial Officer


/s/ Gary L. Matter                           Principal Accounting Officer       May 1, 1998
-------------------------------------
Gary L. Matter
Senior Vice President, Controller
and Secretary


*/s/ Talton K. Anderson                      Director                           May 1, 1998
-------------------------------------
Talton K. Anderson


*/s/ Michael P. Glinsky                      Director                           May 1, 1998
-------------------------------------
Michael P. Glinsky


*/s/ William A. Krause                       Director                           May 1, 1998
-------------------------------------
William A. Krause


*/s/ Robert F. Krohn                         Director                           May 1, 1998
-------------------------------------
Robert F. Krohn



*/s/ Carl G. Mammel                          Director                           May 1, 1998
-------------------------------------
Carl G. Mammel


*/s/ Robert S. Milligan                      Director                           May 1, 1998
-------------------------------------
Robert S. Milligan


*/s/ James P. O'Donnell                      Director                           May 1, 1998
-------------------------------------
James P. O'Donnell


*/s/ Robert D. Taylor                        Director                           May 1, 1998
-------------------------------------
Robert D. Taylor


*/s/ Aldo J. Tesi                            Director                           May 1, 1998
-------------------------------------
Aldo J. Tesi


*By: /s/ James A. Laphen
    ---------------------------------
     James A. Laphen
     Attorney-in-fact
